Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-126470 to 333-126470-17
PROSPECTUS
CINCINNATI BELL INC.
Offer to Exchange

7% Senior Notes Due 2015 For a Like Principal Amount of New 7% Senior Notes Due 2015	8 3/8% Senior Subordinated Notes Due 2014 For a Like Principal Amount of New 8 3/8 Senior Subordinated Notes Due 2014

      We are offering to exchange up to (i) $250,000,000 aggregate principal amount of new 7% Senior Notes due 2015 (the “New Senior Notes”), for a like principal amount of the outstanding 7% Senior Notes due 2015, which have certain transfer restrictions (the “Original Senior Notes”) and (ii) $100,000,000 aggregate principal amount of new 8 3/8% Senior Subordinated Notes due 2014 (the “New Senior Subordinated Notes” and, together with the New Senior Notes, the “New Notes”), for a like principal amount of the outstanding 8 3/8% Senior Subordinated Notes due 2014, which have certain transfer restrictions (the “Original Senior Subordinated Notes” and, together with the Original Senior Notes, the “Original Notes”). The Original Senior Notes and the New Senior Notes are collectively referred to in this prospectus as the “Senior Notes” and the Original Senior Subordinated Notes and the New Senior Subordinated Notes are collectively referred to in this prospectus as the “Senior Subordinated Notes.” The Senior Notes and Senior Subordinated Notes are collectively referred to in this prospectus as the “notes.” The New Notes will be free of the transfer restrictions that apply to the Original Notes that you currently hold, but will otherwise have substantially the same terms as the outstanding Original Notes. This offer will expire at 5:00 p.m., New York City time, on August 19, 2005, unless we extend it. The New Notes will not trade on any established exchange.

      Each broker-dealer that receives New Notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for outstanding Original Notes where such outstanding Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of not less than 90 days after the expiration of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
       SEE “RISK FACTORS” BEGINNING ON PAGE 11 TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.
       THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospectus dated July 22, 2005.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU AND THE DOCUMENTS SPECIFICALLY INCORPORATED BY REFERENCE HEREIN. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

ABOUT OUR SUBSIDIARIES
      The New Senior Notes will be guaranteed on an unsecured senior basis by each of our current and future restricted subsidiaries that is a guarantor under our existing credit facility. The New Senior Subordinated Notes will be guaranteed on an unsecured senior subordinated basis by each of our current and future restricted subsidiaries that is a guarantor under our existing credit facility. We refer to each guarantee of the New Senior Notes as a senior notes guarantee, to each guarantee of the New Senior Subordinated Notes as a senior subordinated notes guarantee, to the senior notes guarantees and the senior subordinated notes guarantees collectively as the note guarantees, to the entities that will be guaranteeing the notes as the note guarantors, and to the entities that will not be guaranteeing the notes as the non-guarantors. As disclosed under “Prospectus Summary — Recent Developments,” concurrently with the offering of the Original Notes we entered into our existing credit facility. Under the terms of our existing credit facility, none of Cincinnati Bell Telephone Company LLC (“Cincinnati Bell Telephone”), its subsidiary, Cincinnati Bell Extended Territories LLC (“CBET”), our Mutual Signal subsidiaries and, for so long as we do not own all of its outstanding equity or membership interests, Cincinnati Bell Wireless LLC, are guarantors under our existing credit facility. Accordingly, for so long as these subsidiaries remain non-guarantors under our existing credit facility, these subsidiaries will not be note guarantors. See “Prospectus Summary — Organizational Chart.”
      Each guarantor of our existing credit facility also guarantees the Original Notes, our 7 1/4% Senior Notes due 2013 (the “7 1/4% Notes”), our Senior Subordinated Discount Notes due 2009 (the “16% Notes”) and our

i

$540 million aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2014 issued on November 19, 2003 (the “Existing Senior Subordinated Notes”).
WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Members of the public may read and copy any materials we file with the SEC at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information on the operation of the Public Reference Room maintained by the SEC may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and other information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available at the offices of the New York Stock Exchange, Inc. in New York, New York. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call 212-656-5060.
      We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to this exchange offer. This prospectus does not contain all of the information contained in the registration statement and the exhibits to the registration statement. The SEC allows us to “incorporate by reference” in this prospectus certain information we have filed with the SEC, which means:

•	the prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus;

•	documents incorporated by reference are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.
      We incorporate by reference the documents listed below, filed by Cincinnati Bell with the SEC under the Exchange Act:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 16, 2005.

•	Each of the Annual Reports on Form 11-K for the fiscal year ended December 30, 2004, filed with the SEC on June 24, 2005.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the SEC on May 10, 2005.

•	Proxy Statement on Schedule 14A, filed with the SEC on March 29, 2005.

•	Current Reports on Form 8-K, filed with the SEC on January 27, 2005, February 1, 2005, February 15, 2005 (other than the information furnished pursuant to Item 2.02 and any information relating thereto furnished pursuant to Item 9.01), February 23, 2005, April 4, 2005, May 9, 2005, May 12, 2005, June 13, 2005, June 30, 2005, July 8, 2005 and the several Current Reports on Form 8-K filed with the SEC on each of February 2, 2005 (other than the information furnished pursuant to Item 2.02 or 7.01 and any information relating thereto furnished pursuant to Item 9.01), February 3, 2005 and March 24, 2005.
      We also incorporate by reference all documents filed by Cincinnati Bell with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the expiration of the exchange offer, excluding any materials furnished pursuant to Item 2.02, 7.01 or 9.01 of Form  8-K to the extent they contain Regulation FD or Results of Operations and Financial Condition disclosure, unless otherwise indicated therein.
      Information contained in documents that we file with the SEC under the Exchange Act after the date of this prospectus and prior to the termination of the exchange offer contemplated hereby will supersede the information contained in or incorporated by reference in this prospectus to the extent such subsequently filed information is inconsistent with or conflicts with the information contained in or incorporated by reference in this prospectus on the date hereof.
      You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s website or at its facilities described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents that are not specifically incorporated by reference in such documents. You can request a copy of the documents incorporated by reference in this prospectus and a copy of the indenture, registration rights agreements and other agreements referred to in this prospectus by requesting them in writing at the following address or by telephone from us at the following telephone number:

General Counsel
Cincinnati Bell Inc.
201 East Fourth Street
Cincinnati, OH 45202
(513) 397-9900
      To obtain timely delivery of any copies of filings requested from us, please write or telephone us no later than August 12, 2005.
      For further information with respect to us, we refer you to the registration statement, the exhibits filed as part of the registration statement, and the documents incorporated by reference in this prospectus.
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus and the information incorporated by reference herein contains “forward-looking” statements which are based on our (together with our majority-owned consolidated subsidiaries over which we exercise control) current expectations, estimates and projections. Statements that are not historical facts, including statements about the beliefs, expectations and future plans and strategies of Cincinnati Bell, are forward-looking statements. These include any statements regarding:

•	future revenue, profit percentages, income tax refunds, realization of deferred tax assets, earnings per share or other results of operations;

•	the continuation of historical trends;

•	the sufficiency of cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs;

•	the effect of legal and regulatory developments; and

•	the economy in general or the future of the communications services industries.

      Actual results may differ materially from those expressed or implied in forward-looking statements. These statements involve potential risks and uncertainties, which include, but are not limited to:

•	changing market conditions and growth rates within the telecommunications industry or generally within the overall economy;

•	world and national events that may affect our ability to provide services or the market for telecommunications services;

•	changes in competition in markets in which we operate;

•	pressures on the pricing of our products and services;

•	advances in telecommunications technology;

•	the ability to generate sufficient cash flow to fund our business plan and maintain our networks;

•	the ability to refinance our indebtedness when required on commercially reasonable terms;

•	changes in the telecommunications regulatory environment;

•	changes in the demand for our services and products;

•	the demand for particular products and services within the overall mix of products sold, as our products and services have varying profit margins;

•	our ability to introduce new service and product offerings in a timely and cost-effective basis;

•	our ability to attract and retain highly qualified employees;

•	our ability to access capital markets and the successful execution of restructuring initiatives;

•	volatility in the stock market, which may affect the value of our stock; and

•	the outcome of any of the pending class action and derivative shareholder lawsuits.
      You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
      For a further discussion of such risks, uncertainties and assumptions, see “Risk Factors.” You are urged to consider these factors in evaluating the forward-looking statements.

PROSPECTUS SUMMARY
      This summary highlights some of the information contained or incorporated by reference in this prospectus. It may not include all the information that is important to you. You should read the entire prospectus and the documents incorporated by reference before making an investment decision. See “Risk Factors” for factors that you should consider before deciding whether to participate in the exchange offer and “Information Regarding Forward-Looking Statements” for information relating to statements contained in this prospectus that are not historical facts. As used in this prospectus, the terms “we,” “us,” “our,” “Cincinnati Bell,” “the Company” and “our company” refer to Cincinnati Bell Inc. and its subsidiaries on a consolidated basis, unless the context requires otherwise. The term “Issuer” refers to Cincinnati Bell Inc. and not to any of its subsidiaries.
Our Company
      We are a full-service local provider of data and voice communications services and equipment and a regional provider of wireless and long distance communications services. We provide telecommunications services on our owned local networks with a well-regarded brand name and reputation for service. We have five reportable business segments: Local, Wireless, Hardware and Managed Services, Other and Broadband. The Broadband segment no longer has any substantive, on-going operations.
Local
      Our Local segment consists of the operations of Cincinnati Bell Telephone and CBET, which provide local voice telephone service, including enhanced custom calling features and data services such as dedicated network access, Gigabit Ethernet and Asynchronous Transfer Mode based data transport, and high-speed digital subscriber line (“DSL”) and dial-up Internet access, to customers in southwestern Ohio, northern Kentucky and southeastern Indiana. Cincinnati Bell Telephone’s traditional operating market has consisted of approximately 2,400 square miles located within an approximate 25-mile radius of Cincinnati, Ohio. Cincinnati Bell Telephone’s network includes 681 Synchronous Optical Network rings and 2,211 fiber network miles. The network also has full digital switching capability and can provide DSL data transmission services for approximately 90% of the network access lines served by the Company, which the Company refers to as addressable access lines.
      During 2004, we extended our local service offering by entering the 700 square-mile market surrounding Dayton, Ohio through our CBET subsidiary. In the greater Dayton market, we provide service on our own network and by purchasing Unbundled Network Elements or UNE-platform from the incumbent local carrier. We also provide facilities-based services to 25% of our customer base in this market and provide route diversity between our Cincinnati and Dayton networks through two separate fiber routes.
Wireless
      Our Wireless segment consists of the operations of Cincinnati Bell Wireless LLC (“CB Wireless”), a joint venture with Cingular Wireless LLC (“Cingular”), formerly AT&T Wireless PCS Inc. (“AWE”), in which we own 80.1% and Cingular owns the remaining 19.9%. This segment provides advanced digital voice and data communications services and sales of related communications equipment to customers in the greater Cincinnati and Dayton, Ohio operating areas. Historically, CB Wireless has operated as an affiliate of Cingular on a Time Division Multiple Access (“TDMA”) protocol. However, in 2003, CB Wireless also began offering voice service on the Global System for Mobile Communications (“GSM”) protocol and data services on the General Packet Radio Service (“GPRS”). CB Wireless plans to migrate its TDMA customer base to GSM and GPRS over the next few years.
Hardware and Managed Services
      Our Hardware and Managed Services segment consists of the operations of Cincinnati Bell Technology Solutions Inc. (“CB Technology Solutions”), which provides data center collocation, IT consulting, telecommunications equipment, computer hardware and related installation and maintenance. In March 2004, CB Technology Solutions sold certain of its operating assets, generally consisting of assets located outside of the greater Cincinnati, Ohio area.
Other
      Our Other segment combines the operations of Cincinnati Bell Any Distance Inc. (“CB Any Distance”), Cincinnati Bell Complete Protection Inc. (“CB Complete Protection”) and Cincinnati Bell Public Communications Inc. (“CB Public Communications”). CB Any Distance resells long distance voice and audio conferencing services; CB Complete Protection provides security and surveillance hardware and monitoring services for consumers and businesses; and CB Public Communications provides public payphone services.
Broadband
      During the second and third quarter of 2003, we completed the sale of substantially all of our broadband assets. Subsequent to the closing of that sale, our Broadband segment consists of certain retained liabilities not transferred to the buyers. Prior to the sale of the broadband assets, revenue for the Broadband segment was generated from broadband transport which included revenue from indefeasible right of use contracts, switched voice services, data and Internet services (including data collocation and managed services) and other services. We currently have no meaningful operations in this segment.
Recent Developments
Issuance of Original Notes and Establishment of Existing Credit Facility
      On February 16, 2005, we issued $250 million aggregate principal amount of Original Senior Notes and $100 million aggregate principal amount of Original Senior Subordinated Notes. The Original Senior Subordinated Notes were issued as additional debt securities under an indenture dated as of November 19, 2003, pursuant to which we issued the Existing Senior Subordinated Notes. Concurrently with the offering of the Original Notes, we entered into our existing credit facility. Our existing credit facility consists of a $250 million five-year revolving credit facility maturing in 2010. In addition, under our existing credit facility we have the right to request (but no lender is committed to provide) incremental credit facilities of up to an additional $500 million which may be structured, at our option, as an increase to the revolving credit facility or as term loans. We used the net proceeds from the offering of the Original Notes, together with the proceeds of the initial borrowings under our existing credit facility, to repay all outstanding borrowings under, and terminate, our prior credit facilities and to pay the consent payments associated with the 7 1/4% Notes Amendment (as defined below). These transactions are collectively referred to in this prospectus as the 2005 Refinancing. Upon consummating the 2005 Refinancing, we entered into fixed-to-floating interest rate swaps designated as fair value hedging instruments with notional amounts of $350 million. The interest rate swaps essentially change the fixed rate nature of the Original Notes to approximate the floating interest rate characteristics of our prior credit facility (the “Interest Rate Swaps”).
16% Notes Amendment
      In January 2005, we received consents from holders of our 16% Notes to amend certain provisions of the agreements relating to the 16% Notes (the “16% Notes Amendment”). The 16% Notes Amendment, among other things, eliminated (i) the restrictions on our dealings with BRCOM Inc. and its subsidiaries (collectively, the “BRCOM Group”) and (ii) the required separation of the BRCOM Group from our other operations.
7 1/4% Notes Amendment
      In January 2005, we also received consents from holders of our 7 1/4% Notes to amend certain provisions of the indenture governing the 7 1/4% Notes (the “7 1/4% Notes Amendment”). The 7 1/4% Notes Amendment, among other things, amended the restricted payments covenant set forth in such indenture in order to facilitate a future refinancing of the 16% Notes with debt instruments that were not permitted prior to the 7 1/4% Notes Amendment. The 16% Notes are redeemable at a price equal to (1) prior to March 26, 2006, the accreted value thereof as of the redemption date plus a make whole premium and (2) on and after March 26, 2006, the accreted value thereof as of the redemption date plus a redemption premium equal to a specified percentage of the accreted value, which percentage is set at 8% initially and declines over time. We expect to redeem the 16% Notes in March 2006, but make no assurances that we will not redeem the 16% Notes prior to such time. On March 31, 2006, the redemption price for the 16% Notes will be 108% of the accreted value thereof as of such date, or approximately $425.8 million.
      Cincinnati Bell Inc. was incorporated under the laws of Ohio in 1983 and remains incorporated under the laws of Ohio. We have our principal offices at 201 East Fourth Street, Cincinnati, Ohio 45202. Our telephone number is (513) 397-9900, and our website address is http://www.cincinnatibell.com. The information on our website is not a part of this prospectus.

Organizational Chart
      The following chart sets forth a summary of Cincinnati Bell’s organizational structure:

Summary of the Terms of the Exchange Offer

Background	On February 16, 2005, we completed a private placement of (i) $250,000,000 aggregate principal amount of the Original Senior Notes and (ii) $100,000,000 aggregate principal amount of the Original Senior Subordinated Notes. In connection with that private placement, we entered into a registration rights agreement for each series of Original Notes in which we agreed to, among other things, complete an exchange offer for each series of Original Notes.

The Exchange Offer	We are offering to exchange our New Notes for a like principal amount of our outstanding Original Notes. Original Notes may only be tendered in integral multiples of $1,000 principal amount. See “The Exchange Offer — Terms of the Exchange.”

Resale of New Notes	Based upon the position of the staff of the SEC as described in previous no-action letters, we believe that each series of New Notes issued pursuant to the exchange offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the New Notes in the ordinary course of your business;

• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution of the New Notes; and

• you are not our “affiliate” as defined under Rule 405 of the Securities Act.

We do not intend to apply for listing of the New Notes on any securities exchange or to seek approval for quotation through an automated quotation system. Accordingly, there can be no assurance that an active market will develop upon completion of the exchange offer or, if developed, that such market will be sustained or as to the liquidity of any market. Each participating broker-dealer that receives New Notes for its own account pursuant to the exchange offer in exchange for Original Notes that were acquired as a result of market-making or other trading activity, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act, which may be the prospectus for the exchange offer so long as it contains a plan of distribution with respect to the resale transactions, in connection with any resale of New Notes. See “Plan of Distribution.”

Consequences If You Do Not Exchange Your Original Notes	Original Notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell such Original Notes:

• except pursuant to an exemption from the requirements of the Securities Act; or

• unless the Original Notes are registered under the Securities Act.

After the exchange offer is closed, we will no longer have an obligation to register the Original Notes, except for some limited exceptions. See “Risk Factors — If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.”

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on August 19, 2005, unless we extend the exchange offer. See “The Exchange Offer — Expiration Date; Extensions; Amendments.”

Exchange Date; Issuance of New Notes	The date of acceptance for exchange of each series of Original Notes is the exchange date, which will be the first business day following the expiration date of the exchange offer. We will issue New Notes in exchange for Original Notes tendered and accepted in the exchange offer promptly following the exchange date. See “The Exchange Offer — Terms of the Exchange.”

Certain Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which we may waive. See “The Exchange Offer — Conditions to the Exchange Offer.”

Special Procedures for Beneficial Holders	If you beneficially own Original Notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact such registered holder promptly and instruct such person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Original Notes, either arrange to have the Original Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable time. See “The Exchange Offer — Procedures for Tendering.”

Withdrawal Rights	You may withdraw your tender of Original Notes at any time before the exchange offer expires. See “The Exchange Offer — Withdrawal of Tenders.”

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles. See “The Exchange Offer — Accounting Treatment.”

Certain Tax Consequences	The exchange pursuant to the exchange offer generally will not be a taxable event for U.S. Federal income tax purposes. See “Certain U.S. Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the exchange or the issuance of New Notes in connection with the exchange offer. See “Use of Proceeds.”

Exchange Agent	The Bank of New York is serving as exchange agent in connection with the exchange offer. See “The Exchange Offer — Exchange Agent.”

Summary of the Terms of the Notes
      Other than the obligations to conduct an Exchange Offer, the New Notes will have the same financial terms and covenants as the Original Notes, which are as follows:

Issuer	Cincinnati Bell Inc.

Securities Offered	$350,000,000 aggregate principal amount of notes, consisting of (i) $250,000,000 aggregate principal amount of 7% Senior Notes due 2015, referred to herein as the New Senior Notes and (ii) $100,000,000 aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2014, referred to herein as the New Senior Subordinated Notes.

Maturity	The New Senior Notes will mature on February 15, 2015.

The New Senior Subordinated Notes will mature on January 15, 2014.

Interest	Interest on the New Senior Notes will accrue at the rate of 7% per annum, and will be payable semiannually in cash in arrears on each February 15 and August 15, commencing on August 15, 2005 or, if the exchange offer is not consummated by such date, February 15, 2006.

Interest on the New Senior Subordinated Notes will accrue at the rate of 8 3/8% per annum, and will be payable semiannually in cash in arrears on each January 15 and July 15, commencing on January 15, 2006.

Guarantees	The New Senior Notes will be jointly and severally guaranteed on an unsecured senior basis by each of our current and future restricted subsidiaries that is a guarantor under our existing credit facility.

The New Senior Subordinated Notes will be jointly and severally guaranteed on an unsecured senior subordinated basis by each of our current and future restricted subsidiaries that is a guarantor under our existing credit facility. Each note guarantor’s guarantee of the 16% Notes will rank senior to such note guarantor’s guarantee of the New Senior Subordinated Notes.

Ranking	The New Senior Notes will be unsecured senior obligations of the Issuer, will rank equally with all of its existing and future senior indebtedness and will rank senior to all of its existing and future senior subordinated and subordinated indebtedness.

The New Senior Subordinated Notes will be unsecured senior subordinated obligations of the Issuer, will rank junior to all of its existing and future senior indebtedness (including for this purpose, the currently outstanding 16% Notes), will rank equally with all of its existing and future senior subordinated indebtedness (excluding for this purpose its currently outstanding 16% Notes) and will rank senior to all of its future subordinated indebtedness.

With respect to the Senior Notes and the senior notes guarantees after giving effect to the Interest Rate Swaps, as of March 31, 2005, there was outstanding:

• $872 million of senior indebtedness of the Issuer (excluding unused commitments under our existing credit facility and including the Senior Notes), of which $125 million was secured indebtedness;

• no senior indebtedness of the note guarantors (excluding $2 million of debt issued by CB Technology Solutions (the “CB Technology Solutions Debt”) and the guarantees of our existing credit facility, the 7 1/4% Notes and the Original Senior Notes);

• $264 million of indebtedness of non-guarantor subsidiaries (consisting of certain capital lease obligations, the 6.30% Debentures (as defined below) and the Medium Term Notes (as defined below)) effectively ranking senior to the notes and the note guarantees to the extent of the value of the assets of such non-guarantor subsidiaries;

• $1,015 million of indebtedness of the Issuer that is subordinated or junior in right of payment to the Senior Notes (consisting of the Existing Senior Subordinated Notes, the Original Senior Subordinated Notes and the 16% Notes and excluding the guarantees by the Issuer of Cincinnati Bell Telephone’s 6.30% Debentures and Medium Term Notes (as described under “Description of Other Indebtedness and Preferred Stock — Cincinnati Bell Telephone — 6.30% Unsecured Senior Debentures due 2028” and “— Cincinnati Bell Telephone — Guaranteed Medium Term Notes”)); and

• no indebtedness of the note guarantors that is subordinated or junior in right of payment to the note guarantees (excluding the guarantees of the Existing Senior Subordinated Notes, the Original Senior Subordinated Notes and the 16% Notes).

With respect to the Senior Subordinated Notes and the senior subordinated notes guarantees after giving effect to the Interest Rate Swaps, as of March 31, 2005, there was outstanding:

• $1,251 million of senior indebtedness of the Issuer (excluding unused commitments under our existing credit facility and including the 16% Notes and the Senior Notes), of which $125 million was secured indebtedness;

• no senior indebtedness of the note guarantors (excluding the CB Technology Solutions Debt and the guarantees of our existing credit facility, the 7 1/4% Notes, the 16% Notes and the Original Senior Notes);

• $264 million of indebtedness of non-guarantor subsidiaries (consisting of certain capital lease obligations, the 6.30% Debentures and the Medium Term Notes) effectively ranking senior to the notes and the note guarantees to the extent of the value of the assets of such non- guarantor subsidiaries;

• $690 million of indebtedness of the Issuer ranking pari passu in right of payment to the Senior Subordinated Notes (consisting of the Existing Senior Subordinated Notes and the guarantee by the Issuer of Cincinnati Bell Telephone’s 6.30% Debentures (as described under “Description of Other Indebtedness and Preferred Stock — Cincinnati Bell Telephone — 6.30% Unsecured Senior Debentures due 2028”));

• no indebtedness of the note guarantors ranking pari passu in right of payment to the senior subordinated notes guarantees (other than the guarantees of the Existing Senior Subordinated Notes);

• $100 million of indebtedness of the Issuer that is subordinated or junior in right of payment to the Senior Subordinated Notes (consisting of the guarantee by the Issuer of Cincinnati Bell Telephone’s Medium Term Notes (as described under “Description of Other Indebtedness and Preferred Stock — Cincinnati Bell Telephone — Guaranteed Medium Term Notes)); and

• no indebtedness of the note guarantors that is subordinated or junior in right of payment to the senior subordinated notes guarantees.

Optional Redemption	We may redeem some or all of the Senior Notes at our option at any time after February 15, 2010, at the redemption prices listed under “Description of the Senior Notes — Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date.

We may redeem some or all of the Senior Subordinated Notes at our option at any time after January 15, 2009, at the redemption prices listed under “Description of the Senior Subordinated Notes — Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date.

Optional Redemption after Certain Equity Offerings	At any time prior to February 15, 2008 we may redeem up to 35% of the aggregate principal amount of the Senior Notes with the net cash proceeds of certain equity offerings of our common stock at a redemption price of 107% of the principal amount of the Senior Notes plus accrued and unpaid interest, if any, to the redemption date, so long as (1) at least 65% of the original aggregate amount of the Senior Notes remains outstanding after each such redemption and (2) any such redemption is made within 60 days of such public equity offering. See “Description of the Senior Notes — Optional Redemption.”

At any time prior to January 15, 2007 we may redeem up to 35% of the aggregate principal amount of the Senior Subordinated Notes (including the Existing Senior Subordinated Notes) with the net cash proceeds of certain equity offerings of our common stock at a redemption price of 108.375% of the principal amount of the Senior Subordinated Notes plus accrued and unpaid interest, if any, to the redemption date so long as (1) at least 65% of the Senior Subordinated Notes (including the Existing Senior Subordinated Notes) remain outstanding after each such redemption and (2) any such redemption by us is made within 60 days of such public equity offering. See “Description of the Senior Subordinated Notes — Optional Redemption.”

Change of Control	If we experience specific kinds of changes in control, holders of the notes will have the right to require us to purchase their notes, in whole or in part, at a price equal to 101% of the principal amount, together with any accrued and unpaid interest to the date of such purchase.

Use of Proceeds	We will not receive any proceeds from the exchange offer.

Restrictive Covenants	The indentures governing the Senior Notes and the Senior Subordinated Notes contain certain covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness;

• create liens;

• make investments;

• enter into transactions with affiliates;

• sell assets;

• guarantee indebtedness;

• declare or pay dividends or other distributions to shareholders;

• repurchase equity interests;

• redeem debt that is junior in right of payment to the applicable series of notes;

• enter into agreements that restrict dividends or other payments from subsidiaries;

• issue or sell capital stock of certain of our subsidiaries; and

• consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

These covenants are subject to a number of important exceptions and qualifications.

Risk Factors	See “Risk Factors” beginning on page 11 for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.

Absence of a Public Market	The New Notes will generally be freely transferable but will be issues of securities for which there is currently no established market. The New Senior Subordinated Notes will trade as a single class with the registered Existing Senior Subordinated Notes and will have the same CUSIP number assigned to those Existing Senior Subordinated Notes. The initial purchasers of the Original Notes have advised us that they currently intend to make a market for the New Notes as permitted by applicable laws and regulations. However, they are not obligated to do so and may discontinue any such market-making activities at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes.

Further Issuances	We may create and issue further notes ranking equally and ratably with either series of the New Notes offered by this prospectus in all respects, so that such further notes will be consolidated and form a single series with the applicable series of New Notes offered by this prospectus and will have the same terms as to status, redemption or otherwise.
      For a more complete description of the notes, see “Description of the Senior Notes” and “Description of the Senior Subordinated Notes.”

RISK FACTORS
      In considering whether to participate in this exchange offer, you should carefully consider all of the information we have included and incorporated by reference in this prospectus. In particular, you should carefully consider the Risk Factors described below before making a decision to participate in this exchange offer. Any or all of these risks could have a material adverse effect on our businesses, reputation, financial condition, results of operations and cash flows, the trading price of the notes and on our ability to make payments on the notes.
Risk Factors Related to the Notes and the Exchange Offer

Our substantial debt could limit our ability to fund operations, expose us to interest rate volatility, limit our ability to raise additional capital and have a material adverse effect on our ability to fulfill our obligations under the notes and on our business and prospects generally.
      We have a substantial amount of debt and have significant debt service obligations. As of March 31, 2005, our aggregate outstanding indebtedness was $2,122.3 million and our total shareowners’ deficit was $627.6 million. Our interest expense for the quarter ended March 31, 2005 was $50.5 million. In addition, as of March 31, 2005, we had the ability to borrow an additional $168.6 million under our existing credit facility, subject to compliance with certain conditions. We may also incur additional debt from time to time, subject to the restrictions contained in our existing credit facility and other debt instruments.
      Our substantial debt could have important consequences to you, including the following:

•	we will be required to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, strategic acquisitions, investments and joint ventures and other general corporate requirements;

•	our interest expense could increase if interest rates in general increase because a significant portion of our debt bears interest at floating rates, either by the terms of the debt instruments or due to the Interest Rate Swaps;

•	our substantial debt will increase our vulnerability to general economic downturns and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

•	our debt service obligations could limit our flexibility to plan for, or react to, changes in our business and the industry in which we operate;

•	our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, capital expenditures, strategic acquisitions, investments and joint ventures and other general corporate requirements;

•	our level of debt may prevent us from raising the funds necessary to repurchase all of the notes tendered to us upon the occurrence of a change of control, which would constitute an event of default under the notes;

•	our level of debt may impact our ability to obtain, on commercially reasonable terms, any funds which may be needed to redeem the 16% Notes, which we expect to complete in March 2006; and

•	a potential failure to comply with the financial and other restrictive covenants in our debt instruments, which, among other things, require us to maintain specified financial ratios, could, if not cured or waived, have a material adverse effect on our ability to fulfill our obligations under the notes and on our business or prospects generally.
See “Description of the Senior Notes — Certain Covenants” and “— Defaults,” “Description of the Senior Subordinated Notes — Certain Covenants” and “— Defaults,” and “Description of Other Indebtedness and Preferred Stock.”

We may not be able to redeem our 16% Notes in March 2006 or obtain funds to redeem the 16% Notes on commercially favorable terms.
      We expect to redeem our 16% Notes in March 2006, thereby realizing savings on interest expense going forward. However, there can be no assurance that we will be able to redeem the 16% Notes in March 2006, or obtain funds to do so on commercially reasonable terms. Failure to redeem the 16% Notes at that time, or to obtain the funds to do so on commercially reasonable terms, could have a material impact on the amount of interest expense savings we hope to achieve. Failure to redeem the 16% Notes prior to July 20, 2008 would also result in an acceleration of our existing credit facility. See “Description of Other Indebtedness and Preferred Stock — Existing Credit Facility.”

Servicing our indebtedness requires a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.
      Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that additional sources of debt financing will be available to us or that future borrowings will be available to us under our existing credit facility, in each case, in amounts sufficient to enable us to service our indebtedness, including the notes, or to fund our other liquidity needs. If we cannot service our indebtedness, we will have to take actions such as reducing or delaying capital expenditures, strategic acquisitions, investments and joint ventures, selling assets, restructuring or refinancing indebtedness or seeking additional equity capital, which may adversely affect our customers and affect their willingness to remain customers. We cannot assure you that any of these actions could, if necessary, be effected on commercially reasonable terms, or at all. In addition, the terms of existing or future debt instruments, including the indentures governing the notes, may restrict us from adopting any of these actions.

We have the ability to incur substantial additional debt, which may intensify the risks associated with our substantial existing debt, including our ability to service the notes and other debt.
      Our existing credit facility and other debt instruments will permit us, subject to compliance with certain covenants, to incur a substantial amount of additional indebtedness, including senior secured indebtedness. As of March 31, 2005, our aggregate outstanding indebtedness was $2,122.3 million and we had the ability to borrow an additional $168.6 million under our existing credit facility, subject to compliance with certain conditions. We may also incur additional debt from time to time, subject to restrictions contained in our existing credit facility and other debt instruments. See “Description of Other Indebtedness and Preferred Stock.” If we incur additional debt above the levels currently outstanding, the risks associated with our substantial existing debt, including our ability to service our debt, could intensify.

The Issuer will depend on the receipt of dividends or other intercompany transfers from its subsidiaries to pay the principal of, and interest on, the notes. Claims of creditors of these subsidiaries may have priority over your claims with respect to the assets and earnings of these subsidiaries.
      The Issuer conducts substantially all of its operations through its subsidiaries, and substantially all of its operating assets are held directly by its subsidiaries. The Issuer will therefore be dependent upon dividends or other intercompany transfers of funds from these subsidiaries in order to pay the principal of, and interest on, the notes and to meet its other obligations.
      Although the note guarantees will provide holders of notes with a direct claim against the subsidiaries of the Issuer that are note guarantors, enforcement of the note guarantees against any note guarantor may be challenged in a bankruptcy or reorganization case or a lawsuit by or on behalf of creditors of the note guarantor and could be subject to the defenses available to guarantors generally. To the extent that the note guarantees are not enforceable, the notes would be effectively subordinated to all liabilities of the note guarantors, including trade payables and contingent liabilities, and any preferred stock of the note guarantors.

      In any event, the notes will be effectively subordinated to all liabilities of the subsidiaries of the Issuer that are non-guarantors. As of March 31, 2005, the non-guarantors had:

•	assets of $982.3 million, or 51% of our total assets, as of March 31, 2005;

•	liabilities of $563.9 million, or 22% of our total liabilities, as of March 31, 2005;

•	revenue of $964.5 million and $238.1 million, or 80% and 83% of our consolidated revenue, for the year ended December 31, 2004 and for the quarter ended March 31, 2005, respectively; and

•	operating income of $280.8 million and $49.9 million, or 94% and 90% of our consolidated operating income, for the year ended December 31, 2004 and for the quarter ended March 31, 2005, respectively.
      See “Description of Other Indebtedness and Preferred Stock.”
      Accordingly, in the event of dissolution, bankruptcy, liquidation or reorganization of the Issuer, amounts may not be available to its creditors, including holders of the notes, until after the payment in full of the claims of creditors of its subsidiaries. Amounts available for distribution to creditors of the Issuer will be available first to holders of secured debt and only second to holders of unsecured debt, including holders of the notes, all as described below.
      Although the indentures governing the Senior Notes and the Senior Subordinated Notes limit the ability of the Issuer’s subsidiaries to enter into contractual restrictions on their ability to pay dividends and make other payments to the Issuer, these limitations have a number of significant qualifications and exceptions. In addition, certain of the Issuer’s material subsidiaries, specifically Cincinnati Bell Telephone, are subject to debt obligations or regulatory schemes that potentially restrict their ability to distribute funds or assets to the Issuer. Specifically, the various state public utility commissions with jurisdiction over Cincinnati Bell Telephone may seek to exercise control over the payment of dividends to the Issuer, including in cases where there has been a degradation of service quality at Cincinnati Bell Telephone. See “Description of Other Indebtedness and Preferred Stock.” If the Issuer’s subsidiaries were to be prohibited from paying dividends and making distributions to the Issuer, it would have a material adverse effect on the Issuer and its ability to meet its obligations under the notes.

Senior Subordinated Note holders’ right to receive payments on the Senior Subordinated Notes will be junior to the borrowings under our existing credit facility and all other existing and future senior indebtedness, including the Senior Notes, the 7 1/4% Notes, the Issuer’s 7 1/4% Senior Notes due 2023 and the 16% Notes. Further, any senior subordinated notes guarantees will be junior to the note guarantors’ existing and future senior indebtedness, including guarantees of the Senior Notes, the 7 1/4% Notes and the 16% Notes.
      The Senior Subordinated Notes rank behind all of the Issuer’s existing senior indebtedness, including the Senior Notes, the 7 1/4% Notes, its 7 1/4% Senior Notes due 2023, the 16% Notes, borrowings under its existing credit facility and the Issuer’s future senior indebtedness and rank pari passu with the Existing Senior Subordinated Notes and the Issuer’s guarantee of Cincinnati Bell Telephone’s 6.30% Debentures. In addition, any senior subordinated notes guarantee will rank behind the note guarantors’ senior indebtedness, including any guarantees of the Senior Notes, the 7 1/4% Notes, the 16% Notes and borrowings under the Issuer’s existing credit facility. As a result, upon any distribution to the Issuer’s creditors or the creditors of any note guarantor in a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuer or any note guarantor or their respective property, the holders of the Issuer’s senior indebtedness and the senior indebtedness of any note guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the Senior Subordinated Notes or any senior subordinated notes guarantees.
      In addition, all payments on the Senior Subordinated Notes and any senior subordinated notes guarantee will be blocked in the event of a payment default on senior indebtedness (including the 16% Notes) and may be blocked for up to 179 consecutive days in the event of certain non-payment defaults on senior indebtedness (including the 16% Notes).

      In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to the Issuer or any note guarantor, holders of the Senior Subordinated Notes will participate with trade creditors and all other holders of the Issuer’s or the note guarantor’s, as the case may be, senior subordinated indebtedness (excluding the 16% Notes and including, in the case of a bankruptcy, liquidation, reorganization or similar proceeding involving the Issuer, the holders of Cincinnati Bell Telephone’s 6.30% Debentures) in the assets remaining after the Issuer or note guarantor has paid all of its senior indebtedness (including the 16% Notes). However, because the indenture governing the Senior Subordinated Notes requires that amounts otherwise payable to holders of the Senior Subordinated Notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the Senior Subordinated Notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, the Issuer and the note guarantors may not have sufficient funds to pay all of their creditors and holders of Senior Subordinated Notes may receive less, ratably, than the holders of senior indebtedness.
      As of March 31, 2005, after eliminating intercompany activity and giving effect to the Interest Rate Swaps, the Senior Subordinated Notes were subordinated to $1,251 million of senior indebtedness (including the 16% Notes and the Senior Notes and exclusive of unused commitments under our existing credit facility) and approximately $168.6 million was available for borrowing as additional senior indebtedness under our existing credit facility. We will be permitted to borrow substantial additional indebtedness, including senior indebtedness, in the future under the terms of the indenture governing the Senior Subordinated Notes.
      In addition, after eliminating intercompany activity, as of March 31, 2005, the senior subordinated notes guarantees were subordinated to no senior indebtedness of the note guarantors (excluding the CB Technology Solutions Debt and the guarantees of our existing credit facility, the 7 1/4% Notes, the 16% Notes and the Original Senior Notes).

The notes are unsecured obligations, and our assets may be insufficient to pay amounts due on your notes.
      The notes and note guarantees are our unsecured obligations that will be effectively subordinated in right of payment to all of the Issuer’s and each note guarantor’s secured debt to the extent of the value of the collateral securing such debt. Debt outstanding under the existing credit facility is secured by perfected first priority pledges of and security interests in (1) 100% of all present and future shares of capital stock or other equity, membership or profit interests owned directly by the Issuer or any note guarantor in our present and future domestic subsidiaries (other than our Mutual Signal subsidiaries and, for so long as we do not own all of its outstanding equity or membership interests, CB Wireless), (2) 66% of all present and future shares of capital stock or other equity, ownership or profit interests owned directly by the Issuer or any note guarantor in our present and future direct first-tier foreign subsidiaries, (3) substantially all of our and each note guarantor’s other personal property and assets, to the extent perfection is effected by the filing of a UCC financing statement and other appropriate notice filings with the U.S. Copyright Office and the U.S. Patent and Trademark Office, (4) all present and future intercompany debt owing from any non-guarantor to Cincinnati Bell or any note guarantor, and (5) all proceeds of the foregoing. The Issuer’s 7 1/4% Senior Notes due 2023 and holders under various swap agreements entered into by the Issuer are equally and ratably secured with the lenders under our existing credit facility by the assets of the Issuer, including the capital stock of its subsidiaries.
      As of March 31, 2005, after eliminating intercompany activity, we had $138.9 million of senior secured debt, including capital lease obligations but excluding unused commitments of $168.6 million under our $250 million credit facility. In addition, we and our subsidiaries may incur additional secured debt, including debt incurred under the incremental credit facilities that may be established under our existing credit facility.
      Because the notes and the note guarantees will be our unsecured obligations, your right of repayment may be compromised if any of the following events were to occur:

•	a bankruptcy, liquidation, reorganization or other winding-up involving us or any of our subsidiaries;

•	a default in payment under our existing credit facility or other secured debt; or

•	an acceleration of any debt under our existing credit facility or any other secured debt.
      If any of these events were to occur, the secured lenders could foreclose on the pledged stock of our subsidiaries and on our and our subsidiaries’ assets in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the indentures governing the notes at that time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the notes and note guarantees.

The indentures governing the notes, our existing credit facility and other debt instruments contain covenants which impose significant operational and financial restrictions on us, and the failure to comply with these covenants would result in an event of default under these instruments.
      Our debt instruments impose, and the terms of any future debt may impose, on us operating and other restrictions. These restrictions affect, and in many respects limit or prohibit, among other things, our and our subsidiaries’ ability to:

•	incur additional indebtedness;

•	create liens;

•	make investments;

•	enter into transactions with affiliates;

•	sell assets;

•	guarantee indebtedness;

•	declare or pay dividends or other distributions to shareholders;

•	repurchase equity interests;

•	redeem debt that is junior in right of payment to certain debt instruments;

•	enter into agreements that restrict dividends or other payments from subsidiaries;

•	issue or sell capital stock of certain of our subsidiaries; and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.
      In addition, our existing credit facility includes other and more restrictive covenants and materially limits our ability to prepay other debt, including the notes, while debt under our existing credit facility is outstanding. The agreements governing our existing credit facility also require us to maintain compliance with specified financial ratios. The indentures governing the Senior Notes, the 7 1/4% Notes and the 16% Notes also restrict our ability to repay the Senior Subordinated Notes.
      The restrictions contained in our existing credit facility and our other debt instruments could:

•	limit our ability to plan for or react to market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations, strategic acquisitions, investments or alliances or other capital needs or to engage in other business activities that would be in our interest.
      A breach of any of these restrictive covenants or our inability to comply with the required financial ratios and financial results could result in a default under our existing credit facility. During the occurrence and continuance of a default under our credit facility, the lenders under our existing credit facility may elect not to provide loans until such default is cured or waived. Additionally, if certain defaults occur, the lenders may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, which would result in an event of default under the notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. Additionally, our debt instruments contain cross-acceleration provisions, which generally cause each instrument to accelerate upon a qualifying acceleration of any other debt instrument. If we are unable to repay outstanding borrowings when due, the lenders under our existing credit facility will also have the right to proceed against the collateral, including our pledged assets and those of our subsidiaries, granted to them to secure the indebtedness. If the indebtedness under our existing credit facility and the notes were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the notes. If not cured or waived, such default could have a material adverse effect on our business and our prospects. See “Description of the Senior Notes — Certain Covenants,” “Description of the Senior Subordinated Notes — Certain Covenants” and “Description of Other Indebtedness and Preferred Stock — Existing Credit Facility.” See also “Risk Factors — Risk Factors Associated with Our Business — We depend upon our existing credit facility to provide for our financing requirements in excess of amounts generated by operations” for a description of the effects of a default under our existing credit facility.

We may be unable to repurchase notes tendered pursuant to an offer to repurchase, which the indentures governing the notes require us to make if a change of control occurs, because we may not have, or be able to raise, sufficient funds.
      If we experience certain changes of control, you will have the right to require us to repurchase your notes at a purchase price in cash equal to 101% of the principal amount of your notes plus accrued and unpaid interest. Our ability to repurchase the notes upon a change of control is limited by the terms of our existing credit facility. Upon a change of control, we may be required immediately to repay the outstanding principal, any accrued interest and any other amounts owed by us under our existing credit facility and other debt instruments. We cannot assure you that we would be able to repay the required amounts or obtain the necessary consents to repurchase the notes. Our existing credit facility provides that certain change of control events with respect to us constitute a default thereunder. Any future credit agreement or other agreements relating to indebtedness to which we become a party may contain similar provisions. Our failure to repurchase tendered notes at a time when the repurchase is required by the indentures governing the notes would constitute an event of default under the indentures, which, in turn, would constitute an event of default under our existing credit facility and may constitute an event of default under other future indebtedness. See “Description of the Senior Notes — Change of Control” and “— Certain Covenants,” “Description of the Senior Subordinated Notes — Change of Control” and “— Certain Covenants,” and “Description of Other Indebtedness and Preferred Stock — Existing Credit Facility.”
      In addition, the change of control provisions in the indentures governing the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including by way of a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership, or, even if they do, may not involve a change of the magnitude required under the definition of change of control in the indentures governing the notes to trigger these provisions.

Under federal bankruptcy or state fraudulent conveyance laws, a court could void obligations under the notes or note guarantees or subordinate the note guarantees to other obligations of the note guarantors.
      The incurrence of indebtedness by us or the note guarantors, such as the notes or the note guarantees, may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time we or any note guarantor incurred indebtedness (including indebtedness under the notes or the note guarantees):

•	we or any note guarantor, as applicable, incurred such indebtedness with the intent of hindering, delaying or defrauding current or future creditors; or

•	(1) we or any note guarantor, as applicable, received less than reasonably equivalent value or fair consideration for incurring such indebtedness, and (2) we or any note guarantor, as applicable,

(a) were insolvent or were rendered insolvent by reason of any of the transactions, (b) were engaged, or about to engage, in a business or transaction for which the assets remaining with us or such note guarantor constituted unreasonably small capital to carry on our or its business, (c) intended to incur, or believed that we or such note guarantor would incur, debts beyond our or its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes), or (d) were a defendant in an action for money damages, or had a judgment for money damages docketed against us or such note guarantor (in either case, if, after final judgment, the judgment is unsatisfied);

then such court could avoid or subordinate the amounts owing under the notes or the note guarantees to our or such note guarantor’s presently existing and future indebtedness and take other actions detrimental to you.
      The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, a debtor would be considered insolvent if, at the time such debtor incurred the indebtedness, either (l) the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation, or (2) the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured. There can be no assurance as to what standards a court would use to determine whether we or any note guarantor were solvent at the relevant time, or whether, whatever standard is used, the notes or note guarantees would not be avoided or further subordinated on another of the grounds set forth above.
      We and the note guarantors believe that at the time we initially incurred the indebtedness constituting the notes and the note guarantees, we and each note guarantor:

•	neither were insolvent nor rendered insolvent thereby;

•	were in possession of or had access to sufficient capital to run our respective businesses effectively;

•	were incurring debts within our respective abilities to pay as the same mature or become due; and

•	had sufficient assets to satisfy any probable money judgment against any of us in any pending action.
      In reaching the foregoing conclusions, we have relied upon our analyses of internal cash flow projections and estimated values of assets and liabilities. We cannot assure you, however, that a court passing on such questions would reach the same conclusions.
      Additionally, under federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by us or any note guarantor within 90 days after any payment by us with respect to the notes or by such note guarantor under the applicable note guarantee or if we or such note guarantor anticipated becoming insolvent at the time of such payment, all or a portion of such payment could be avoided as a preferential transfer, and the recipient of such payment could be required to return such payment.

If an active trading market does not develop for the New Notes you may not be able to resell them.
      Currently, there is no established trading market for the New Notes, although the New Senior Subordinated Notes will trade as a single class with the registered Existing Senior Subordinated Notes. If no active trading market develops, you may not be able to resell the New Notes at their fair market value or at all. We do not intend to apply for listing of the New Notes on any securities exchange or for quotation through Nasdaq. The initial purchasers of the Original Notes have informed us that they intend to make a market in the New Notes. However, they are not obligated to do so and may discontinue any such market-making at any time without notice.
      The liquidity of any market for the New Notes will depend upon various factors, including:

•	the number of holders of the New Notes;

•	the interest of securities dealers in making a market for the New Notes;

•	our financial performance or prospects; and

•	the prospects for companies in our industry generally.
      Accordingly, we cannot assure you that a market or liquidity will develop for the New Notes.

If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.
      Original Notes that you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue New Notes in exchange for the Original Notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer — Procedures for Tendering.” Such procedures and conditions include timely receipt by the exchange agent of such Original Notes and of a properly completed and duly executed letter of transmittal or confirmation of book-entry transfer. Because we anticipate that most holders of Original Notes will elect to exchange their Original Notes, we expect that the liquidity of the market for each series of the Original Notes remaining after the completion of the exchange offer will be substantially limited. Any Original Notes of a series tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of that series. Following the exchange offer, if you did not tender your Original Notes you generally will not have any further registration rights, and such Original Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for each series of Original Notes could be adversely affected.
Risk Factors Associated with Our Business

Our future cash flows could be adversely affected if we are unable to utilize fully our deferred tax assets.
      As of March 31, 2005, we had net deferred tax assets of $704.3 million, which includes U.S. federal net operating loss carryforwards of approximately $625.4 million and state and local net operating loss carryforwards of approximately $219.7 million. Valuation allowances of $144.0 million have been provided against certain state and local net operating losses due to the uncertainty of our ability to utilize the assets within statutory expiration periods. For more information concerning our net operating loss carryforwards, deferred tax assets and valuation allowances, see Note 1 of Notes to Consolidated Financial Statements, included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and Note 13 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2004. If we are unable for any reason to fully realize our deferred tax assets, as a result of insufficient taxable income or otherwise, our business and future cash flows could be adversely affected.

We depend upon our existing credit facility to provide for our financing requirements in excess of amounts generated by operations.
      We depend upon our existing credit facility to provide for financing requirements in excess of amounts generated by operations. As of March 31, 2005, we had the ability to borrow an additional $168.6 million under our existing credit facility. That ability is predicated, however, on our and our subsidiaries’ compliance with covenants that have been negotiated with the lenders. Failure to satisfy these covenants would, unless cured or waived, cut off our ability to borrow under our existing credit facility, thereby severely constraining our ability to obtain funds in excess of those generated by our operations.

We operate in a highly competitive industry and our customers may not continue to purchase our services, which could result in reduced revenue and loss of market share.
      There is substantial competition in the telecommunications industry. Either new entrants, such as cable companies, or existing competitors attempting to respond to difficult market conditions, may reduce pricing, create bundled offerings or develop new, potentially disruptive technologies, products or services. If we cannot offer reliable, value-added services on a price-competitive basis in any of our markets, we could be adversely impacted by competitive forces. In addition, if we do not keep pace with technological advances or fail to respond timely to changes in competitive factors in our industry, we could lose market share or experience a decline in our revenue and profit margins.
      Specifically, Cincinnati Bell is facing greater competition in its core local business from other local exchange carriers, interexchange carriers, cable companies, wireless services providers and Internet access providers. Cincinnati Bell Telephone has lost, and may continue to lose, access lines by virtue of customers moving their local wireline service to competitive wireline or wireless providers. Cincinnati Bell Telephone also competes with voice over internet protocol (“VoIP”) providers as well as broadband providers utilizing cable or powerline access technologies. In June 2004, Time Warner began offering VoIP and long distance service in both Cincinnati and Dayton. In July 2004, both AT&T and Verizon began offering VoIP and long distance service in Cincinnati and Dayton. Also, in July 2004, the local gas and electric supplier began offering high speed Internet access over electrical lines to customers in limited neighborhoods of Cincinnati Bell Telephone’s operating area.
      In response, we are implementing new strategies for competing, including by bundling our products into a competitive package and by enhancing our video and wireless offerings. If we are unable to effectively implement our strategy for competing, our traditional telephone businesses may be adversely affected.
      CB Wireless is one of seven active wireless service providers in the Cincinnati and/or Dayton, Ohio metropolitan market areas, including Cingular, Sprint PCS, T-Mobile, Verizon, Nextel and Leap, all of which are nationally known. We anticipate that competition will cause profit margins for wireless products and services to decline in the future. CB Wireless’ ability to compete will depend, in part, on its ability to anticipate and respond to various competitive factors affecting the telecommunications industry and by our ability to continue bundling our wireless products in an overall bundle that is attractive to customers. Furthermore, as evidenced by Cingular’s recent acquisition of AT&T Wireless and the planned merger of Sprint and Nextel, there has been a trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, reorganizations and acquisitions. We expect this consolidation to lead to larger competitors who have greater resources or who offer more services than CB Wireless.
      Furthermore, rules adopted by the Federal Communications Commission now permit wireless subscribers to retain their wireless phone numbers when changing to another wireless carrier within the same geographic area. Cincinnati Bell generally does not enter into long-term contracts with its wireless subscribers and, therefore, such rules could have an adverse effect on us.
      Our other subsidiaries operate in a largely local or regional area, and each of these subsidiaries faces significant competition. CB Any Distance’s competitors include large national long-distance carriers such as AT&T, MCI and Sprint, and emerging VoIP providers. CB Public Communications competes with several other public payphone providers, some of which are national in scope and offer lower prices for coin-based local calling services. CB Public Communications has also continued to be adversely impacted by the growing popularity of wireless communications. CB Technology Solutions competes against numerous other information technology consulting, web-hosting and computer system integration companies, many of which are larger, national in scope and better financed.
      The effect of the foregoing competition on any of our subsidiaries could have a material adverse impact on our businesses, financial condition and results of operations. This could result in increased reliance on borrowed funds and could impact our ability to maintain our wireline and wireless networks.

Maintaining our networks requires significant capital expenditures, and our inability or failure to maintain our networks would have a material adverse impact on our market share and ability to generate revenue.
      We had capital expenditures of approximately $126 million and $134 million in 2003 and 2004, respectively. For the quarter ended March 31, 2005, capital expenditures totaled $28.0 million, compared to $23.3 million for the quarter ended March 31, 2004. For the quarter ended March 31, 2005, capital expenditures totaled approximately 10% of consolidated revenue. We expect to spend approximately 10% to

12% of future revenues on capital expenditures in future periods excluding any expenditures relating to the initiation of new products, services or network expansions to provide such products and services. We may incur significant additional capital expenditures at our remaining businesses as a result of unanticipated expenses, regulatory changes and other events that impact our business. If we are unable or fail to adequately maintain or expand our networks to meet customer needs, there could be a material adverse impact on our market share and our ability to generate revenue.

Maintenance of CB Wireless’ wireless network, growth in the wireless business or the addition of new wireless products and services requires that CB Wireless retain existing spectrum and perhaps obtain additional spectrum, which may not be available or be available only on less than favorable terms.
      The TDMA wireless network currently operates on spectrum which the FCC has licensed to CB Wireless. For its GSM network, CB Wireless uses spectrum licensed to us or to Cingular. Introduction of new wireless products and services, as well as maintenance of the existing wireless business, requires that CB Wireless maintain access to existing spectrum and may require it to obtain additional spectrum in the Cincinnati or Dayton markets, either to supplement or to replace the existing spectrum when such spectrum is no longer available to CB Wireless. There can be no assurance that such additional spectrum will be available to CB Wireless, or that it will be available on commercially favorable terms. Failure to obtain any needed new spectrum or to retain existing spectrum could have a materially adverse impact on the wireless business as a whole, the quality of the wireless networks, and the ability to offer new competitive products and services.

The regulation of our businesses by federal and state authorities may, among other things, place us at a competitive disadvantage, restrict our ability to price our products and services and threaten our operating licenses.
      Several of our subsidiaries are subject to regulatory oversight of varying degrees at both the state and federal levels. For example, a significant portion of Cincinnati Bell Telephone’s revenue is derived from pricing plans that require regulatory overview and approval. In recent years, these regulated pricing plans have resulted in decreasing or fixed rates for some services. In the future, any regulatory initiatives that would put us at a competitive disadvantage or mandate lower rates for our services could result in lower profitability and cash flow for Cincinnati Bell. In addition, different regulatory interpretations of existing regulations or guidelines may affect our revenues in future periods.
      Cincinnati Bell Telephone is subject to regulation at the federal level under the Telecommunications Act of 1996 and the rules subsequently adopted by the FCC to implement it, which we expect will continue to impact Cincinnati Bell Telephone’s in-territory local exchange operations in the form of greater competition. At the state level, Cincinnati Bell Telephone conducts local exchange operations in portions of Ohio, Kentucky and Indiana and, consequently, is subject to regulation by the Public Utilities Commissions in those states. Various regulatory decisions or initiatives at the federal or state level may from time to time have a negative impact on Cincinnati Bell Telephone’s ability to compete in-territory, or upon its out-of-territory subsidiary’s ability to compete in its markets.
      CB Wireless’ FCC licenses to use spectrum and provide wireless services are subject to renewal and revocation. Although the FCC has routinely renewed wireless licenses in the past, we cannot be assured that challenges will not be brought against those licenses in the future. Revocation or non-renewal of CB Wireless’ licenses would result in lower operating results and cash flow for Cincinnati Bell.
      There are currently many regulatory actions under way and being contemplated by federal and state authorities regarding issues that could result in significant changes to the business conditions in the telecommunications industry. No assurance can be given that changes in current or future regulations adopted by the FCC or state regulators, or other legislative, administrative, or judicial initiatives relating to the telecommunications industry, would not have a material adverse effect on our business, financial condition and results of operations.

Failure to anticipate the needs for and introduce new products and services may compromise our success in the telecommunications industry.
      Our success depends, in part, on being able to anticipate the needs of current and future enterprise, carrier and residential customers. We seek to meet these needs through new product introductions, service quality and technological superiority. For example, in 2003, we began implementing the Global System for Mobile Communications and General Packet Radio Service, or GSM/ GPRS, technology. GSM/ GPRS technology provides enhanced wireless data and voice communications. We are also investigating the implementation of the next generation of high-speed voice and data communications and entertainment services. New products and services such as these and our ability to anticipate the future needs of our customers are critical to our success.

Terrorist attacks and other acts of violence or war may affect the financial markets and our business, financial condition and results of operations.
      Terrorist attacks may negatively affect our operations and financial condition. There can be no assurance that there will be no further attacks against the United States or U.S. businesses or armed conflict involving the United States. Further terrorist attacks or other acts of violence or war may directly impact our physical facilities or those of our customers and vendors. These events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and world financial markets and economy. They could result in an economic recession in the United States or abroad. Any of these occurrences could have a material adverse impact on our business, financial condition and results of operations.

We could incur significant costs resulting from complying with, or potential violations of, environmental and health and human safety laws.
      Our operations are subject to laws and regulations relating to the protection of the environment and health and human safety, including those governing the management and disposal of, and exposure to, hazardous materials and the cleanup of contamination, and the emission of radio frequency. While we believe our operations are in substantial compliance with environmental and health and human safety laws and regulations, as an owner or operator of property and in connection with the current and historical use of hazardous materials and other operations at our sites, we could incur significant costs resulting from complying with, or violations of such laws, the imposition of cleanup obligations, and third-party suits. For instance, a number of our sites formerly contained underground storage tanks for the storage of used oil and fuel for back-up generators and vehicles. In addition, a few sites currently contain underground tanks for back-up generators, and many of our sites have aboveground tanks for similar purposes.

We could incur significant costs as a result of a number of putative class action and derivative lawsuits that were filed against us.
      During 2004, 2003 and 2002, a number of putative class action and derivative lawsuits were filed against us and certain of our current and former officers and directors which allege a number of violations of securities laws. We are vigorously contesting these matters, but such litigation could result in substantial costs and have a material impact on our financial condition, results of operation and cash flow. An adverse decision or settlement in any of these cases could require us to pay substantial damages which would have a material adverse affect on our business and operations.

Substantially all of our revenue is derived by serving a limited geographic area.
      Substantially all of our revenue is generated by serving customers in the greater Cincinnati and Dayton, Ohio areas. An economic downturn or natural disaster occurring in this limited operating territory could have a disproportionate effect on our business, financial condition, results of operations and cash flow compared to similar companies of a national scope and similar companies operating in different geographic areas.

USE OF PROCEEDS
      This exchange offer is intended to satisfy our obligations under the registration rights agreements entered into in connection with the issuance of the Original Notes. We will not receive any cash proceeds from the issuance of the New Notes in the exchange offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive the Original Notes in like principal amount. The Original Notes surrendered and exchanged for the New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in our indebtedness or capital stock.

RATIO OF EARNINGS TO FIXED CHARGES
      The following table sets forth the unaudited consolidated ratios of earnings to fixed charges for Cincinnati Bell on a historical basis:

	Quarter Ended
	March 31,	Year Ended December 31,

	2005	2004	2003	2002	2001	2000

		(dollars in millions)
Ratio of Earnings to Fixed Charges	—	1.5x	2.4x	—	—	—
Coverage Deficiency	$3.7	n/a	n/a	$2,324.4	$473.8	$614.5
      We computed the ratio of earnings to fixed charges by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Earnings used in computing the ratio of earnings to fixed charges consisted of income from continuing operations before income taxes, minority interests, income or loss from equity method investees, and fixed charges except for capitalized interest and preferred stock dividends of majority-owned subsidiaries. Fixed charges consist of interest expensed and capitalized, the portion of rent expense representative of interest, and preferred stock dividends of majority-owned subsidiaries.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
      In connection with the sale of the Original Notes, we entered into registration rights agreements for each series of Original Notes with the initial purchasers, under which we agreed to use our reasonable efforts to file and have declared effective an exchange offer registration statement under the Securities Act and to consummate the exchange offer.
      We are making the exchange offer in reliance on the position of the SEC as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of New Notes, but not a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act, who exchanges Original Notes for New Notes in the exchange offer, generally may offer the New Notes for resale, sell the New Notes and otherwise transfer the New Notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our “affiliate” within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the New Notes only if the holder acquires the New Notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the New Notes.
      Any holder of the Original Notes using the exchange offer to participate in a distribution of New Notes cannot rely on the no-action letters referred to above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer that acquired Original Notes directly from us, but not as a result of market-making activities or other trading activities, must also comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements.
      Each broker-dealer that receives New Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.” This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that for a period of not less than 90 days after the expiration date for the exchange offer, we will make this prospectus available to broker-dealers for use in connection with any such resale. See “Plan of Distribution.”
      Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of New Notes.
      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of Original Notes in any jurisdiction in which the exchange offer or the acceptance of tenders would not be in compliance with the securities or blue sky laws of such jurisdiction.
Terms of the Exchange
      Upon the terms and subject to the conditions of the exchange offer, we will accept any and all Original Notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date for the exchange offer. The date of acceptance for exchange of the Original Notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date (unless extended as described in this prospectus). We will issue, on or promptly after the exchange date, an aggregate principal amount of (i) up to $250,000,000 of the New Senior Notes for a like principal amount of the outstanding Original Senior Notes tendered and accepted in connection with the exchange offer and (ii) up to $100,000,000 of the New

Senior Subordinated Notes for a like principal amount of the outstanding Original Senior Subordinated Notes tendered and accepted in connection with the exchange offer. The New Notes issued in connection with the exchange offer will be delivered on the earliest practicable date following the exchange date. Holders may tender some or all of their Original Notes in connection with the exchange offer, but only in minimum principal amounts of $1,000 and integrals of $1,000 in excess thereof.
      The terms of each series of New Notes will be identical in all material respects to the terms of the respective series of Original Notes, except that the New Notes will have been registered under the Securities Act and are issued free from any covenant regarding registration, including the payment of additional interest upon a failure to file or have declared effective an exchange offer registration statement or to complete the exchange offer by certain dates. The New Notes will evidence the same debt as the Original Notes and will be issued under the same indentures and entitled to the same benefits under those indentures as the Original Notes being exchanged. As of the date of this prospectus, $350,000,000 in aggregate principal amount of the Original Notes are outstanding, consisting of (i) $250,000,000 aggregate principal amount of the Original Senior Notes and (ii) $100,000,000 aggregate principal amount of the Original Senior Subordinated Notes.
      In connection with the issuance of the Original Notes, we have arranged for the Original Notes originally purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of The Depository Trust Company (“DTC”), acting as depositary. The New Notes will be issued in the form of global notes registered in the name of DTC or its nominee and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.
      Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Original Notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, but, subject to certain limited exceptions, will not be entitled to any registration rights under the applicable registration rights agreement. See “— Consequences of Failures to Properly Tender Original Notes in the Exchange Offer.”
      We shall be considered to have accepted validly tendered Original Notes if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us.
      If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the Original Notes, without expense, to the tendering holder as quickly as possible after the expiration date.
      Holders who tender Original Notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of Original Notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “— Fees and Expenses.”
Expiration Date; Extensions; Amendments
      The expiration date for the exchange offer is 5:00 p.m., New York City time, on August 19, 2005, unless extended by us in our sole discretion (but in no event to a date later than September 2, 2005), in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.
      We reserve the right, in our sole discretion:

•	to delay accepting any Original Notes, to extend the offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

      If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.
      If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.
      If we delay accepting any Original Notes or terminate the exchange offer, we promptly will pay the consideration offered, or return any Original Notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c) under the Exchange Act.
Interest on the New Notes
      Interest on the New Senior Notes will accrue at a per annum rate of 7% from the most recent date to which interest on the Original Senior Notes has been paid or, if no interest has been paid, from February 16, 2005. Interest on the New Senior Subordinated Notes will accrue at a per annum rate of 8 3/8% from the most recent date to which interest on the Original Senior Subordinated Notes has been paid.
      Interest on the New Senior Notes will be paid semiannually to holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date on February 15 and August 15 of each year, commencing on August 15, 2005 or, if the exchange offer is not consummated by such date, February 15, 2006. Interest on the New Senior Subordinated Notes will be paid semiannually to holders of record at the close of business on the January 1 or July 1 immediately preceding the interest payment date on January 15 and July 15 of each year, commencing on January 15, 2006.
Conditions to the Exchange Offer
      Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or exchange New Notes for, any Original Notes and may terminate the exchange offer as provided in this prospectus before the acceptance of the Original Notes, if prior to the expiration date:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us, or any material adverse development has occurred in any existing action or proceeding relating to us or any of our subsidiaries;

•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us;

•	any law, statute, rule or regulation is proposed, adopted or enacted, which in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

•	any governmental approval has not been obtained, which approval we, in our reasonable discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.
      The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

      If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

•	refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

•	extend the exchange offer and retain all Original Notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these Original Notes (see “Withdrawal of Tenders” below); or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered Original Notes which have not been withdrawn.
Procedures for Tendering
      Unless the tender is being made in book-entry form, to tender in the exchange offer, a holder must:

•	complete, sign and date the letter of transmittal, or a facsimile of it;

•	have the signatures guaranteed if required by the letter of transmittal; and

•	mail or otherwise deliver the letter of transmittal or the facsimile, the Original Notes and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.
      Any financial institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account. The exchange agent will make a request to establish an account for each series of Original Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s system may make book-entry deliveries of Original Notes by causing DTC to transfer those Original Notes into the exchange agent’s account at DTC according to DTC’s procedures for transfer.
      To validly tender Original Notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Transfer Offer Program. DTC will then edit and verify the acceptance, execute a book-entry transfer of the tendered Original Notes into the applicable account of the exchange agent at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message stating that DTC has received an express acknowledgment from the participant in DTC tendering the Original Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the letter of transmittal against the participant.
      A tender of Original Notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents are transmitted to and received by the exchange agent at the address set forth below under the caption “Exchange Agent” for its receipt on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the exchange agent.
      The tender by a holder of Original Notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.
      The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal of Original Notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

      Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner’s own behalf, the beneficial owner must, prior to completing and executing the letter of transmittal and delivering such beneficial owner’s Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
      Signatures on letters of transmittal or notices of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Original Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.
      In the event that a signature on a letter of transmittal or a notice of withdrawal is required to be guaranteed, such guarantee must be by:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank or trust company having an office or correspondent in the United States; or

•	an “eligible guarantor institution.”
      If the letter of transmittal is signed by a person other than the registered holder of any Original Notes, the Original Notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.
      If the letter of transmittal or any Original Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.
      We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Original Notes in our sole discretion. We reserve the absolute right to reject any and all Original Notes not properly tendered or any Original Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Original Notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Original Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification or for the inaccuracy of such notice. Tenders of Original Notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.
      In addition, we reserve the right, as set forth above under the caption “Conditions to the Exchange Offer,” to terminate the exchange offer.
      By tendering, each holder represents to us, among other things, that:

•	the New Notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the New Notes;

•	the holder has no arrangements or understanding with any person to participate in the distribution of such New Notes within the meaning of the Securities Act;

•	the holder is not an “affiliate” (as defined in Rule 405 under the Securities Act) of the Company or if it is an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

•	if the holder is a not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the New Notes; and

•	if the holder is a broker-dealer, that it will receive New Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities and that it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.
Guaranteed Delivery Procedures
      A holder who wishes to tender its Original Notes and:

•	whose Original Notes are not immediately available;

•	who cannot deliver the holder’s Original Notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

•	who cannot complete the procedures for book-entry transfer before the expiration date;
      may effect a tender if

•	the tender is made through an eligible guarantor institution;

•	before the expiration date, the exchange agent receives from the eligible guarantor institution:

(i) a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery,

(ii) the name and address of the holder, and

(iii) the certificate number(s) of the Original Notes, if any, and the principal amount of Original Notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal and the certificate(s) representing the Original Notes (or a confirmation of book-entry transfer), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered Original Notes in proper form for transfer or a confirmation of book-entry transfer, and all other documents required by the letter of transmittal.
Withdrawal of Tenders
      Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.
      To withdraw a tender of Original Notes in connection with the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who deposited the Original Notes to be withdrawn;

•	identify the Original Notes to be withdrawn (including the certificate number(s), if any, and principal amount of such Original Notes);

•	be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of such Original Notes into the name of the person withdrawing the tender; and

•	specify the name in which any such Original Notes are to be registered, if different from that of the depositor.
      We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices of withdrawal. Any Original Notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no New Notes will be issued unless the Original Notes withdrawn are validly re-tendered. Any Original Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Original Notes may be re-tendered by following one of the procedures described above under the caption “Procedures for Tendering” at any time prior to the expiration date.
Exchange Agent
      The Bank of New York has been appointed as exchange agent in connection with the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent at its offices at The Bank of New York, Corporate Trust Operations, Reorganization Unit, 101 Barclay Street — 7 East, New York, New York 10286, Attention: Randolph Holder. The exchange agent’s telephone number is (212) 815-5098 and facsimile number is (212) 298-1915.
Fees and Expenses
      We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and certain accounting and legal fees.
      Holders who tender their Original Notes for exchange will generally not be obligated to pay transfer taxes. However, if:

•	New Notes are to be delivered to, or issued in the name of, any person other than the registered holder of the Original Notes tendered; or

•	tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Original Notes in connection with the exchange offer;
then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.
Accounting Treatment
      The New Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles.

Consequences of Failures to Properly Tender Original Notes in the Exchange Offer
      Issuance of the New Notes in exchange for the Original Notes in the exchange offer will be made only after timely receipt by the exchange agent of such Original Notes, a properly completed and duly executed letter of transmittal or confirmation of book-entry transfer and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Original Notes for exchange. Original notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the exchange offer, certain registration rights under the applicable registration rights agreement will terminate. In the event the exchange offer is completed, we will not be required to register the remaining Original Notes. Remaining Original Notes will continue to be subject to the following restrictions on transfer:

•	the remaining Original Notes may be resold only (i) if registered pursuant to the Securities Act, (ii) if an exemption from registration is available, or (iii) if neither such registration nor such exemption is required by law; and

•	the remaining Original Notes will bear a legend restricting transfer in the absence of registration or an exemption.
      We do not currently anticipate that we will register the remaining Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in connection with the exchange offer, any trading market for remaining Original Notes could be adversely affected. See “Risk Factors — Risks Relating to the New Notes and the Exchange Offer — If you fail to exchange your Original Notes, they will continue to be restricted securities and may become less liquid.”

DESCRIPTION OF OTHER INDEBTEDNESS AND PREFERRED STOCK
Existing Credit Facility

General
      Concurrently with the offering of the Original Notes, we entered into our existing credit facility with a syndicate of lending institutions. Set forth below is a summary of the terms of our existing credit facility.
      Our existing credit facility provides for senior secured financing of up to $250 million, consisting of a $250 million five-year revolving credit facility maturing in 2010, which includes a $40 million sublimit for the issuance of standby letters of credit and a $25 million sublimit for swingline loans.
      In addition, we have the right to request (but no lender is committed to provide) an increase in the aggregate amount of our existing credit facility of up to $500 million in the form of incremental credit facilities. The $500 million incremental credit facilities may be structured, at our option, as an increase to the revolving credit facility or as term loans, subject to the satisfaction of customary conditions.
      All borrowings under our existing credit facility are subject to the satisfaction of customary conditions, including the absence of a default or event of default and the accuracy in all material respects of representations and warranties.

Use of Credit Facility
      Upon consummation of the offering of the Original Notes, we used the net proceeds from the offering, together with initial borrowings under our existing credit facility, to repay all outstanding borrowings under our prior credit facilities and to pay the consent payments associated with the 7 1/4% Notes Amendment. As of March 31, 2005, we had $75.0 million in outstanding borrowings and $6.4 million in outstanding letters of credit under our credit facility.

Interest Rates
      Borrowings under our existing credit facility (other than swingline loans) bear interest, at our election, at a rate per annum equal to (i) LIBOR plus the Applicable Margin (as defined below) or (ii) the Base Rate (as defined below) plus the Applicable Margin. Swingline loans bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin for base rate advances.
      The “Applicable Margin” is a percentage per annum equal to a percentage to be determined in accordance with a performance pricing grid based upon our total leverage ratio. The “Base Rate” is equal to the higher of (x) the Bank of America, N.A. prime rate and (y) the Federal Funds Rate plus one-half of one percent.

Maturity and Voluntary Prepayments
      Our existing credit facility will terminate and be payable in full five years after the initial borrowings thereunder. However, notwithstanding the foregoing, if by the date that is six months prior to the maturity of the 16% Notes (the “Accelerated Maturity Date”) we do not refinance, repay or extend the maturity date of our 16% Notes to a date later than the maturity of the revolving credit facility, then the commitments of the lenders under the revolving credit facility will terminate and any outstanding borrowings thereunder will become due and payable on such Accelerated Maturity Date.
      Our existing credit facility permits voluntary prepayments of the outstanding borrowings and voluntary, irrevocable reductions of the unutilized portion of the commitments thereunder, in whole or in part at any time and without premium or penalty, subject to certain conditions pertaining to minimum notice and minimum payment/reduction amounts and to reimbursement of customary breakage costs with respect to the prepayment of LIBOR borrowings.

Fees
      We pay commitment fees to the lenders on the undrawn portions of their commitments quarterly in arrears accruing at 50 basis points on the unused amount of commitments under our existing revolving credit facility.
      We also pay letter of credit fees on the maximum amount available to be drawn under all outstanding letters of credit in an amount equal to the Applicable Margin on LIBOR rate advances under our existing credit facility on a per annum basis, payable quarterly in arrears. We also pay customary fronting fees for the issuance of letters of credit.

Guarantees
      Our existing credit facility is guaranteed by all of our existing and future direct and indirect domestic subsidiaries, excluding specifically, however, Cincinnati Bell Telephone Company and its CBET subsidiary, our Mutual Signal subsidiaries and, for so long as we do not own all of its outstanding equity or membership interests, CB Wireless and also excluding any special purpose entity we may use in connection with the establishment of a receivables securitization and other subsidiaries the lenders may agree to exclude for legal or other reasons.

Security
      Our obligations under the credit facility are secured by perfected first priority pledges and security interests in (1) 100% of all present and future shares of capital stock or other equity, membership or profit interests owned directly by the Issuer or any guarantor in our present and future domestic subsidiaries (other than our Mutual Signal subsidiaries and, for so long as we do not own all of its outstanding equity or membership interests, CB Wireless (although the credit facility is secured by a pledge of our membership interest in Cincinnati Bell Wireless Holdings LLC, the direct owner of our 80.1% interest in CB Wireless, a special purpose holding company whose ability to incur liabilities or engage in activities is limited)), (2) 66% of all present and future shares of capital stock or other equity, ownership or profit interests owned directly by the Issuer or any guarantor in our present and future direct first-tier foreign subsidiaries, (3) certain of our and each guarantor’s other personal property and assets, to the extent perfection is effected by the filing of a UCC financing statement and other appropriate notice filings with the U.S. Copyright Office and the U.S. Patent and Trademark Office, (4) all present and future intercompany debt owing from any non-guarantors to Cincinnati Bell or any guarantor under our existing credit facility, and (5) all proceeds of the foregoing.

Covenants
      The financing documents governing our existing credit facility contain financial covenants that require us to maintain certain leverage ratios and fixed charge ratios. Our existing credit facility also contains restrictive covenants that, among other things, limit our ability to incur additional debt or liens; pay dividends; repurchase Cincinnati Bell common stock; sell assets; make investments and merge with another company.

Events of Default
      Our existing credit facility provides for events of default customary to a facility of this type, including non-payment of principal, interest or other amounts; incorrectness of representations and warranties in any material respect; violation of covenants; cross-events of default and cross-acceleration; certain events of bankruptcy or insolvency; certain material judgments; invalidity of any loan or security document; change of control and certain ERISA events.
16% Senior Subordinated Discount Notes due 2009
      On March 26, 2003, we received $350 million of gross cash proceeds from the issuance of our 16% Notes as part of the mezzanine financing transaction led by Goldman, Sachs & Co. Interest on the 16% Notes is payable on each June 30 and December 31 of 2005 and 2006 and then on each of June 30, 2007, January 20,

2008 and on the maturity date on January 20, 2009. Of the 16% interest, 12% is paid in cash and 4% is accreted on the aggregate principal amount. The 16% Notes may be redeemed at our option, in whole or in part, at a price equal to (1) prior to March 26, 2006, the accreted value thereof as of the redemption date plus a make whole premium and (2) on and after March 26, 2006, at the redemption prices (expressed as a percentage of the accreted value of the 16% Notes being prepaid as of the redemption date) set forth below, plus accrued and unpaid interest to the date of redemption:

Redemption
Period	Price

March 26, 2006 to March 25, 2007	108%
March 26, 2007 to March 25, 2008	106%
March 26, 2008 to January 19, 2009	104%
      In addition, purchasers of the 16% Notes received 17.5 million warrants, subject to antidilution provisions, each to purchase one share of Cincinnati Bell Common Stock at $3.00 per share.
      If we default in the payment of the principal of, interest on, or other amounts payable in respect of our other indebtedness in the aggregate principal amount of $20 million or more and such default permits the holder thereof to declare such indebtedness immediately due and payable, the holders of at least 25% of the aggregate principal amount at maturity of the 16% Notes may declare the principal thereunder immediately due and payable. Certain other customary events of default include payment defaults, failure to observe or perform the affirmative and negative covenants, material breaches of representations and warranties, judgments for payments exceeding $30 million in the aggregate and voluntary and involuntary bankruptcy proceedings. Certain of the events of default fall away or become less restrictive upon either the 16% Notes being widely distributed or Cincinnati Bell attaining specified credit ratings.
      Upon the occurrence of a change of control, we are required to offer to repurchase the 16% Notes at a purchase price equal to 101% of the accreted value thereof, plus accrued and unpaid interest to the date of repurchase.
      The indenture governing the 16% Notes contains certain customary covenants for notes of this type, including, without limitation, limitations on dividends and other restricted payments, dividend and other payment restrictions affecting our subsidiaries, indebtedness, asset dispositions, transactions with affiliates, liens, issuances and sales of capital stock of subsidiaries, issuances of senior subordinated debt, and mergers and consolidations. Certain of these covenants fall away or become less restrictive when either of the following events occur:

(1) the initial purchasers no longer hold more than 50% of the 16% Notes and we believe the number of beneficial holders exceeds 25; or

(2) we receive a senior implied debt rating of at least BB+ from S&P and Bal from Moody’s and senior subordinated debt rating of at least BB- from S&P and Ba3 from Moody’s.
      So long as the Goldman, Sachs & Co.-affiliated purchasers own 25% of the aggregate principal amount at maturity of the 16% Notes originally acquired by them, GS Mezzanine Partners II, L.P. will be entitled to designate a non-voting observer to attend and participate in (but not vote at) all meetings of the board of directors of Cincinnati Bell.
      We recently received consents from holders of our 16% Notes to adopt the 16% Notes Amendment. The 16% Notes Amendment eliminated restrictions in place on our dealings with the BRCOM Group and the required separation of the BRCOM Group from our other operations.
7 1/4% Senior Notes due 2013
      On July 11, 2003, we issued $500 million aggregate principal amount of our 7 1/4% Notes. Interest on the 7 1/4% Notes is payable semiannually in cash in arrears on January 15 and July 15 of each year. The 7 1/4% Notes are guaranteed on a senior unsecured basis by each of the note guarantors. The 7 1/4% Notes may be redeemed at our option, in whole or in part, at any time on or after July 15, 2008 at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and additional interest thereon, if any, to the redemption date, if redeemed during the 12-month period commencing on July 15 of the years set forth below:

Redemption
Year	Price

2008	103.625%
2009	102.417%
2010	101.208%
2011 and thereafter	100.000%
      Prior to July 15, 2006, we may, on one or more occasions, also redeem up to a maximum of 35% of the aggregate principal amount of the 7 1/4% Notes with the net cash proceeds of one or more equity offerings by us, at a redemption price equal to 107.250% of the principal amount thereof, plus accrued and unpaid interest and additional interest thereon, if any, to the redemption date; provided, however, that after giving effect to any such redemption:

(1) at least 65% of the original aggregate principal amount of the 7 1/4% Notes remains outstanding; and

(2) any such redemption by us must be made within 60 days of such equity offering and must be made in accordance with certain procedures set forth in the indenture governing the 7 1/4% Notes.
      If we experience specific kinds of changes in control, holders of the 7 1/4% Notes will have the right to require us to purchase their 7 1/4% Notes, in whole or in part, at a price equal to 101% of the principal amount, together with any accrued and unpaid interest to the date of such purchase.
      The indenture governing the 7 1/4% Notes contains certain covenants that limit, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness;

•	create liens;

•	make investments;

•	enter into transactions with affiliates;

•	sell assets;

•	declare or pay dividends or other distributions to shareholders;

•	repurchase equity interests;

•	redeem debt that is junior in right of payment to the 7 1/4% Notes;

•	enter into agreements that restrict dividends or other payments from subsidiaries;

•	issue or sell capital stock of certain of our subsidiaries; and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.
7 1/4% Senior Notes due 2023
      In July 1993, Cincinnati Bell Inc. issued $50 million in aggregate principal amount of 7 1/4% Senior Notes due 2023. The indenture governing the 7 1/4% Senior Notes due 2023 does not subject us to restrictive financial covenants. However, the 7 1/4% Senior Notes due 2023 do contain a covenant that provides that if Cincinnati Bell Inc. (but not its subsidiaries) incurs certain liens on its property or assets, it must secure the outstanding 7 1/4% Senior Notes due 2023 equally and ratably with the indebtedness or obligations secured by such liens.

The 7 1/4% Senior Notes due 2023 are secured with the assets of Cincinnati Bell Inc. by virtue of the lien granted under our existing credit facility.
      Interest on the 7 1/4% Senior Notes due 2023 is payable semi-annually on June 15 and December 15. The 7 1/4% Senior Notes due 2023 may not be redeemed by us prior to maturity. If we or our subsidiary, Cincinnati Bell Telephone, default in the payment of the principal of, interest on, or other amounts payable in respect of, or fail to perform or comply with any of our other agreements in respect of, any of our other indebtedness instruments in the aggregate principal amount of $20 million or more and such default or failure permits the holder thereof to declare such indebtedness immediately due and payable, then the holders of at least 25% of the aggregate principal amount of the 7 1/4% Senior Notes due 2023 may declare the principal of the 7 1/4% Senior Notes due 2023 immediately due and payable. The 7 1/4% Senior Notes due 2023 are not guaranteed by any of our subsidiaries.
8 3/8% Senior Subordinated Notes due 2014
      The Senior Subordinated Notes offered hereby are being offered as additional debt securities under the same indenture (the “Senior Subordinated Notes Indenture”) pursuant to which we issued the Existing Senior Subordinated Notes. The Senior Subordinated Notes offered hereby and the Existing Senior Subordinated Notes will constitute a single series of debt securities for purposes of the Senior Subordinated Notes Indenture. Upon completion of the offering of the Original Senior Subordinated Notes, $640 million in aggregate principal amount of such series was outstanding. See “Description of the Senior Subordinated Notes.”
Cincinnati Bell Telephone — 6.30% Unsecured Senior Debentures due 2028
      In November 1998, Cincinnati Bell Telephone issued $150 million in aggregate principal amount of 6.30% unsecured senior debentures due 2028 (the “6.30% Debentures”) which are guaranteed on a subordinated basis solely by Cincinnati Bell Inc. Cincinnati Bell Inc.’s guarantee of the 6.30% Debentures is subordinated in right of payment to the Senior Notes and ranks pari passu in right of payment with the Senior Subordinated Notes. Interest on the 6.30% Debentures is payable semi-annually on June 1 and December 1 of each year. The 6.30% Debentures are redeemable, as a whole or in part, at the option of Cincinnati Bell Telephone, at any time or from time to time, at the redemption price equal to the greater of (i) 100% of the principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 20 basis points.
      If we or Cincinnati Bell Telephone default in the payment of the principal of, interest on, or other amounts payable in respect of, or fail to perform or comply with any of our other agreements in respect of, any of our other indebtedness in the aggregate principal amount of $20 million or more and such default or failure permits the holder thereof to declare such indebtedness immediately due and payable, the holders of at least 25% of the aggregate principal amount of the 6.30% Debentures may declare the principal of the 6.30% Debentures immediately due and payable.
      The 6.30% Debentures also contain a covenant that provides that if Cincinnati Bell Telephone incurs certain liens on its property or assets, Cincinnati Bell Telephone must secure the relevant debt securities equally and ratably with the indebtedness or obligations secured by such liens. The Cincinnati Bell Telephone indenture also limits certain sales of assets.
Cincinnati Bell Telephone — Guaranteed Medium Term Notes
      As of March 31, 2005, Cincinnati Bell Telephone had $100 million in medium term notes (the “Medium Term Notes”) outstanding that are guaranteed on a subordinated basis solely by Cincinnati Bell Inc. Cincinnati Bell Inc.’s guarantee of the Medium Term Notes is subordinated in right of payment to both the Senior Notes and the Senior Subordinated Notes. The Medium Term Notes have various original maturities ranging up to 30 years and mature at various intervals between 2005 and 2028. Interest rates on this indebtedness range from 6.30% to 7.27%. These notes also contain a covenant that provides that if Cincinnati

Bell Telephone incurs certain liens on its property or assets, it must secure the outstanding notes equally and ratably with the indebtedness or obligations secured by such liens.
      If we or Cincinnati Bell Telephone default in the payment of the principal of, interest on, or other amounts payable in respect of, or fail to perform or comply with any of our other agreements in respect of, any of our other indebtedness in the aggregate principal amount of $20 million or more and such default or failure permits the holder thereof to declare such indebtedness immediately due and payable, the holders of at least 25% of the aggregate principal amount of each Medium Term Note may declare the principal of that Medium Term Note immediately due and payable.
6 3/4% Cumulative Convertible Preferred Stock
      Holders of the 6 3/4% Cumulative Convertible Preferred Shares (the “6 3/4% Preferred Stock”) are entitled to cast one vote per whole share that they own on all matters submitted to a vote of the shareholders, including the election of directors. Holders of the 6 3/4% Preferred Stock and holders of Cincinnati Bell Common Stock will vote together as a single class, unless otherwise provided by law or our amended articles of incorporation. The approval of each holder of the 6 3/4% Preferred Stock is necessary to:

•	alter the voting rights;

•	reduce the liquidation preference;

•	reduce the rate of or change the time for payment of dividends;

•	adversely alter certain redemption provisions; and

•	waive a default in payment of dividends or liquidated damages.
      In addition, the approval of at least two-thirds of the votes entitled to be cast by holders of the 6 3/4% Preferred Stock is required to amend our amended articles of incorporation to affect adversely the specified rights, preferences, privileges or voting rights of holders of the 6 3/4% Preferred Stock.
      Upon the accumulation of accrued and unpaid dividends on the 6 3/4% Preferred Stock in an amount equal to six full quarterly dividends (whether or not consecutive), the number of members of our board of directors will be immediately and automatically increased by two (unless previously increased pursuant to the terms of any other series of preferred stock upon which like rights have been conferred), and the holders of a majority of the 6 3/4% Preferred Stock, voting together as a class (pro rata, based on liquidation preference) with the holders of any other series of preferred stock upon which like rights have been conferred and are exercisable, will be entitled to elect two members to the Cincinnati Bell board of directors. Voting rights arising as a result of this accumulation of accrued and unpaid dividends will continue until such time as all dividends in arrears on the 6 3/4% Preferred Stock are paid in full or the outstanding number of shares of 6 3/4% Preferred Stock is reduced to 13,500 or less.
      Dividends on the 6 3/4% Preferred Stock are payable quarterly and accrue at a rate of 6 3/4% per annum per share on a liquidation preference of $1,000 per share, or $67.50 per annum per share. Dividends may, at our option, be paid in shares of Cincinnati Bell Common Stock if, and only if, the documents governing our indebtedness that existed as of March 30, 1998, prohibit the payment of such dividends in cash. We are allowed to pay dividends only if permitted by Ohio law.
      Unless previously redeemed or repurchased, the 6 3/4% Preferred Stock is convertible, at the option of the holders, at any time, into shares of Cincinnati Bell Common Stock at a rate, subject to adjustment in certain events, of 28.84 shares of Cincinnati Bell Common Stock for each share of the 6 3/4% Preferred Stock.

      The 6 3/4% Preferred Stock may be redeemed at our option at the redemption prices specified below (expressed as percentages of the liquidation preference thereof), in each case, together with an amount equal to accrued and unpaid dividends on the 6 3/4% Preferred Stock (excluding any declared dividends for which the record date has passed), and other specified amounts, upon prior written notice, during the 12-month period commencing on April 1 of each of the years set forth below:

Redemption
Year	Price

2005	102.03%
2006	101.35%
2007	100.68%
2008 and thereafter	100.00%
      In order to protect the interests of holders of the 6 3/4% Preferred Stock, our amended articles of incorporation provide for adjustment of the conversion rate and related terms in the case of certain consolidations, mergers or changes of control. In the event of the liquidation, dissolution or winding up of the business of Cincinnati Bell, holders of the 6 3/4% Preferred Stock are entitled to receive the liquidation preference of $1,000 per share plus all accrued and unpaid dividends.
      The 6 3/4% Preferred Stock is issued as and represented by depositary shares. Each depositary share represents one-twentieth of a share of the 6 3/4% Preferred Stock. A holder of depositary shares of the 6 3/4% Preferred Stock only has voting rights equal to the number of whole shares of the 6 3/4% Preferred Stock represented by such depositary shares of the 6 3/4% Preferred Stock.

DESCRIPTION OF THE SENIOR NOTES
      Definitions of certain terms used in this “Description of the Senior Notes” may be found under the heading “Certain Definitions.” For purposes of this section, the term “Issuer” refers only to Cincinnati Bell Inc. and not to any of its subsidiaries. Certain of the Issuer’s subsidiaries guarantee the Senior Notes and therefore are subject to many of the provisions contained in this “Description of the Senior Notes.” Each subsidiary which guarantees the Senior Notes is referred to in this section as a “Note Guarantor.” Each such guarantee is termed a “Note Guarantee.” Defined terms used in this section apply only to the “Description of the Senior Notes” and not to the “Description of the Senior Subordinated Notes” found in another section of this prospectus.
      The Issuer issued the Original Senior Notes under an Indenture, dated as of February 16, 2005 (as used in this section, the “Indenture”), among the Issuer, the Note Guarantors and The Bank of New York, as Trustee (the “Trustee”), a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. The Indenture contains provisions which define your rights under the Senior Notes. In addition, the Indenture governs the obligations of the Issuer and of each Note Guarantor under the Senior Notes. The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.
      The New Senior Notes (which are sometimes referred to in this section as “Exchange Notes”) will be issued under the same Indenture and will be identical in all material respects to the Original Senior Notes, except that the New Senior Notes have been registered under the Securities Act and are free of any obligation regarding registration, including the payment of additional interest upon failure to file or have declared effective an exchange offer registration statement or to consummate an exchange offer by certain dates. Unless specifically stated to the contrary, the following description applies equally to the New Senior Notes and the Original Senior Notes.
      The following description is meant to be only a summary of certain provisions of the Indenture. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture as it, and not this description, governs your rights as Holders.
Overview of the Senior Notes and the Note Guarantees
      The Senior Notes:

•	are general unsecured obligations of the Issuer;

•	rank equally in right of payment with all existing and future senior Indebtedness of the Issuer;

•	are senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer;

•	are effectively subordinated to any Secured Indebtedness of the Issuer and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

•	are effectively subordinated to all liabilities (including trade payables) and Preferred Stock of each Subsidiary of the Issuer that is not a Note Guarantor.
The Note Guarantors
      The Senior Notes are guaranteed by each Restricted Subsidiary of the Issuer that Guarantees borrowings by the Issuer under the Credit Agreement.
      The Note Guarantee of each Note Guarantor:

•	is a general unsecured obligation of such Note Guarantor;

•	ranks equally in right of payment with all existing and future senior Indebtedness of such Note Guarantor;

•	is senior in right of payment to all existing and future Subordinated Indebtedness of such Note Guarantor; and

•	is effectively subordinated to any Secured Indebtedness of such Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.
      The Senior Notes are not guaranteed by Restricted Subsidiaries of the Issuer that do not Guarantee borrowings by the Issuer under the Credit Agreement or by Unrestricted Subsidiaries. Under the terms of our existing credit facility, none of Cincinnati Bell Telephone, its Subsidiary, Cincinnati Bell Extended Territories LLC, our Mutual Signal Subsidiaries, and for so long as we do not own all of its outstanding equity or membership interests, CB Wireless are guarantors. Accordingly, for so long as these Subsidiaries remain non-guarantors under our existing credit facility, these Subsidiaries will not be Note Guarantors. The non-guarantors had (1) assets of $982.3 million, or 51% of our total assets, as of March 31, 2005, (2) liabilities of $563.9 million, or 22% of our total liabilities, as of March 31, 2005, (3) revenue of $964.5 million and $238.1 million, or 80% and 83% of our consolidated revenue, for the year ended December 31, 2004 and the three months ended March, 31 2005, respectively, and (4) operating income of $280.8 million and $49.9 million, or 94% and 90% of our consolidated operating income, for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively.
Principal, Maturity and Interest
      We issued the Original Senior Notes in an aggregate principal amount of $250 million. The Senior Notes will mature on February 15, 2015. We will issue the New Senior Notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.
      Each Senior Note offered hereby will bear interest at a rate of 7% per annum from the most recent date to which interest on the Original Senior Notes has been paid or, if no interest has been paid, from February 16, 2005. We will pay interest semiannually to Holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date on February 15 and August 15 of each year. We will begin paying interest to Holders of New Senior Notes on August 15, 2005 or, if the exchange offer is not consummated by such date, February 15, 2006.
Indenture May Be Used For Future Issuances
      We may issue an unlimited amount of additional Senior Notes having identical terms and conditions to the Senior Notes we previously issued (the “Additional Notes”). We are only permitted to issue such Additional Notes if at the time of such issuance we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Senior Notes that we previously issued and will vote on all matters with such Senior Notes.
Paying Agent and Registrar
      We will pay the principal of, premium, if any, interest (including any additional interest), if any, on the Senior Notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the Trustee to act as the agent of the Issuer in such matters. The location of the corporate trust office is 101 Barclay Street, New York, New York 10286. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.
      Holders may exchange or transfer their Senior Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Senior Notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.

Optional Redemption
      Except as set forth in the following two paragraphs, we may not redeem the Senior Notes prior to February 15, 2010. After this date, we may redeem the Senior Notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and additional interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest and additional interest, if any, due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 15 of the years set forth below:

Redemption
Year	Price

2010	103.500%
2011	102.333%
2012	101.167%
2013 and thereafter	100.000%
      At any time prior to February 15, 2010, we may redeem all or part of the Senior Notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the date of redemption.
      Prior to February 15, 2008, we may, on one or more occasions, also redeem up to a maximum of 35% of the aggregate principal amount of the Senior Notes (calculated giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings by the Issuer, at a redemption price equal to 107.000% of the principal amount thereof, plus accrued and unpaid interest and additional interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

(1) at least 65% of the original aggregate principal amount of the Senior Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding; and

(2) any such redemption by the Issuer must be made within 60 days of such Equity Offering and must be made in accordance with certain procedures set forth in the Indenture.
Selection
      If we partially redeem Senior Notes, the Trustee will select the Senior Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Senior Note of $1,000 in original principal amount or less will be redeemed in part. If we redeem any Senior Note in part only, the notice of redemption relating to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Note. On and after the redemption date, interest will cease to accrue on Senior Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest thereon, if any, the Senior Notes to be redeemed.
Ranking
      The Senior Notes are unsecured senior Indebtedness of the Issuer, rank equally in right of payment with all existing and future senior Indebtedness of the Issuer and are senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer. The Senior Notes are also effectively subordinated to any Secured Indebtedness of the Issuer and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

      The Note Guarantees are unsecured senior Indebtedness of the applicable Note Guarantor, rank equally in right of payment with all existing and future senior Indebtedness of such Note Guarantor and are senior in right of payment to all existing and future Subordinated Indebtedness of such Note Guarantor. The Note Guarantees are also effectively subordinated to any Secured Indebtedness of the applicable Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Secured Indebtedness.
      The Indebtedness represented by the Senior Notes and the Note Guarantees is “Designated Senior Indebtedness” for the purposes of the Issuer’s existing Subordinated Indebtedness and any related Permitted Refinancing Indebtedness.
      The Issuer currently conducts all its operations through its Subsidiaries. To the extent such Subsidiaries are not Note Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including Holders. The Senior Notes, therefore, are effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Issuer that are not Note Guarantors.
      With respect to the Senior Notes and the Note Guarantees after giving effect to the Interest Rate Swaps, as of March 31, 2005, there was outstanding:

•	$872 million of senior Indebtedness of the Issuer (excluding unused commitments under our existing credit facility and including the Senior Notes), of which $125 million would have been Secured Indebtedness;

•	no senior Indebtedness of the Note Guarantors (excluding the CB Technology Solutions Debt and the guarantees of our existing credit facility, the 7 1/4% Notes, the 16% Notes and the Original Senior Notes);

•	$264 million of Indebtedness of non-guarantor Subsidiaries (consisting of certain capital lease obligations, the 6.30% Debentures and the Medium Term Notes) effectively ranking senior to the Senior Notes and the Note Guarantees to the extent of the value of the assets of such non-guarantor Subsidiaries;

•	$1,015 million of Indebtedness of the Issuer that is subordinated or junior in right of payment to the Senior Notes (consisting of the Existing Senior Subordinated Notes, the Original Senior Subordinated Notes, the 16% Notes and excluding the guarantees by the Issuer of Cincinnati Bell Telephone’s 6.30% Debentures and Medium Term Notes (as described under “Description of Other Indebtedness and Preferred Stock — Cincinnati Bell Telephone — 6.30% Unsecured Senior Debentures due 2028” and “— Cincinnati Bell Telephone — Guaranteed Medium Term Notes”)).

•	no Indebtedness of the Note Guarantors that is subordinated or junior in right of payment to the Note Guarantees (excluding the guarantees of the Existing Senior Subordinated Notes, the Original Senior Subordinated Notes and the 16% Notes).
      Although the Indenture limits the Incurrence of Indebtedness by the Issuer and the Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Issuer and its Subsidiaries may be able to Incur substantial amounts of Indebtedness in certain circumstances. Such Indebtedness may be senior Indebtedness.
      The Senior Notes rank equally in all respects with all other senior Indebtedness of the Issuer. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.
Note Guarantees
      The Restricted Subsidiaries of the Issuer that Guarantee borrowings by the Issuer under the Credit Agreement, and certain future subsidiaries of the Issuer (as described below), as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally Guarantee on an unsecured senior basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture (including obligations to the Trustee) and the Senior Notes, whether for payment of principal of or interest on or additional interest in respect of the Senior Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the “Guaranteed Obligations”). Such Note Guarantors agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Closing Date, the Issuer will cause each Restricted Subsidiary that becomes a Guarantor of borrowings by the Issuer under the Credit Agreement to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Senior Notes. See “Certain Covenants — Future Note Guarantors” below.
      Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.
      The Note Guarantee of a Note Guarantor will be released:

(1) in connection with any sale of all of the Capital Stock of such Note Guarantor (including by way of merger or consolidation) to a Person or a group of Persons that is not (either before or after giving effect to such transaction) an Affiliate of the Issuer, if the sale complies with the covenant described under “Certain Covenants — Asset Dispositions” and, to the extent applicable, complies with the provisions described under “Merger and Consolidation”;

(2) if the Issuer designates such Restricted Subsidiary that is a Note Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

(3) if such a Note Guarantor is released from its Guarantee of borrowings by the Issuer under the Credit Agreement.
Change of Control
      Upon the occurrence of any of the following events (each a “Change of Control”), each Holder will have the right to require the Issuer to purchase all or any part of such Holder’s Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest and additional interest, if any, due on the relevant interest payment date):

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole, to any Person unless: (x) pursuant to such transaction such assets are changed into or exchanged for, in addition to any other consideration, securities of such Person that represent immediately after such transaction at least a majority of the aggregate voting power of the Voting Stock of such Person and (y) no “person” (as such term is used in Section 13(d) (3) of the Exchange Act) or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of such Person;

(2) the adoption of a plan relating to the liquidation or dissolution of the Issuer;

(3) any “person” (as such term is used in Sections 13(d) (3) of the Exchange Act) or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Issuer;

(4) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Issuer (together with any new directors whose election by such board of directors of the Issuer or whose nomination for election by the shareholders of the Issuer was approved by a majority vote of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Issuer then in office;

(5) the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer and the securities of the Issuer that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Issuer are changed into or exchanged for cash, securities or property, unless (a) pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person and (b) no “person” (as such term is used in Section 13(d) (3) of the Exchange Act) or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of such surviving Person or transferee; or

(6) any “change of control” as defined in any Subordinated Indebtedness of the Issuer or the Note Guarantors to the extent not waived by the holders thereof:
provided, however, that notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to purchase the Senior Notes pursuant to this section in the event that it has exercised its right to redeem all the Senior Notes under the terms of the section titled “Optional Redemption”.
      In the event that at the time of such Change of Control the terms of the Credit Documents restrict or prohibit the repurchase of Senior Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1) repay in full all Indebtedness under the Credit Documents or, if doing so will allow the purchase of Senior Notes, offer to repay in full all Indebtedness under the Credit Documents and repay the Indebtedness under the Credit Documents of each lender who has accepted such offer; or

(2) obtain the requisite consent under the Credit Documents to permit the repurchase of the Senior Notes as provided for in the immediately following paragraph.
      Within 30 days following any Change of Control, the Issuer shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase all or a portion of such Holder’s Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest and additional interest, if any, on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 10 Business Days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its Senior Notes purchased.
      The Issuer is not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Senior Notes validly tendered and not withdrawn under such Change of Control Offer.
      The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Senior Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.
      The Change of Control purchase feature is a result of negotiations between the Issuer and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer would decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit ratings. Restrictions on the ability of the Issuer to Incur additional Indebtedness are contained in the covenants described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and “Certain Covenants — Limitation on Liens”. Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Senior Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.
      The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future Indebtedness of the Issuer may contain prohibitions of certain events which would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuer to purchase the Senior Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the Holders upon a purchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the Indenture relative to the Issuer’s obligation to make an offer to purchase the Senior Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Notes then outstanding.
Certain Covenants
      The Indenture contains covenants including, among others, the following:
      Incurrence of Indebtedness and Issuance of Preferred Stock. (a) The Issuer will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness (including Acquired Indebtedness) and shall not permit any of its Restricted Subsidiaries that is not a Note Guarantor to issue any Preferred Stock; provided, however, that the Issuer and its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness), and the Restricted Subsidiaries that are not Note Guarantors may issue Preferred Stock, if on the date of such Incurrence or issuance and after giving effect thereto (x) the Consolidated Adjusted Debt to EBITDA Ratio is less than 6.00 to 1.00 and (y) the Consolidated Adjusted Senior Debt to EBITDA Ratio is less than 4.00 to 1.00 (this test being referred to herein as the “Leverage Test”). For the purpose of the calculation of the Leverage Test, with respect to any period included in such calculation, Consolidated EBITDA, the components of Consolidated Interest Expense, and Consolidated

Adjusted Debt and Capital Expenditures shall be calculated with respect to such period by the Issuer in good faith on a pro forma basis (including and consistent with Permitted Adjustments), giving effect to any Permitted Acquisition, Asset Disposition or Incurrence or redemption or repayment of Indebtedness that has given rise to the need for such calculation, has occurred during such period or has occurred after such period and on or prior to the date of such calculation (each a “Subject Transaction”), including, with regard to Permitted Acquisitions and Asset Dispositions, by using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Issuer and its Restricted Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness Incurred or redeemed or repaid in connection therewith, had been consummated or Incurred or redeemed or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding revolving loans under the Credit Agreement Incurred during such period).
      (b) The foregoing paragraph (a) shall not apply to:

(1) the Incurrence by the Issuer and its Restricted Subsidiaries of the Existing Indebtedness;

(2) the Incurrence by the Issuer and its Restricted Subsidiaries of the Indebtedness represented by the Senior Notes and the Note Guarantees (not including any Additional Notes) and the Exchange Notes and the Exchange Note Guarantees issued in exchange therefor;

(3) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by (A) Capitalized Lease Obligations, mortgage financings or purchase money Indebtedness Incurred for the purpose of financing all or any part of the purchase price or cost of construction, repair, addition to or improvement of property, plant or equipment used in the business of the Issuer or such Subsidiary, in an aggregate principal amount, not to exceed $180 million at any one time outstanding and (B) other purchase money Indebtedness in an aggregate principal amount not to exceed (without duplication) $10 million at any one time outstanding;

(4) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, Refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be Incurred by the Issuer or such Restricted Subsidiary;

(5) the Incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness (A) between or among the Issuer and any Restricted Subsidiaries of the Issuer and (B) consisting of debits and credits among the Issuer and its Restricted Subsidiaries pursuant to the Centralized Cash Management System; provided, however, that (i) any intercompany Indebtedness which is borrowed by the Issuer or a Note Guarantor from a Restricted Subsidiary that is not a Note Guarantor shall be expressly subordinated to the Senior Notes or such Note Guarantor’s Note Guarantee and (ii) (x) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary, or (y) any sale or other transfer of any such Indebtedness to a Person other than the Issuer or a Restricted Subsidiary of the Issuer, or a lender or agent upon exercise of remedies under a pledge of such Indebtedness under the Credit Documents, shall be deemed, in each case of the foregoing clauses (ii) (x) and (y), to constitute an Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be;

(6) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Interest Swap Obligations that are Incurred for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the Indenture to be outstanding;

(7) the Incurrence by the Issuer and its Restricted Subsidiaries of Indebtedness evidenced by the Credit Documents (and the Guarantees thereof by the Issuer and the Issuer’s Subsidiaries) in a principal amount not exceeding $1,115.6 million less all amounts used to repay Indebtedness under the Credit Agreement pursuant to the covenant described under “Certain Covenants — Asset Dispositions”; provided that, notwithstanding the limitations set forth in this clause (7), in the event of any permanent reduction or repayment of the Credit Agreement’s revolving facility, the Issuer and its Restricted

Subsidiaries shall have the right to obtain additional commitments under, and extend the maturity of, such revolving facility (and Incur additional revolving Indebtedness pursuant to such additional commitments) in an amount not exceeding the amount of such permanent reduction; provided, further, that, the aggregate amount of all such additional commitments obtained by the Issuer and its Restricted Subsidiaries since the date of the Indenture does not exceed $100 million;

(8) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness under Currency Agreements;

(9) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness of the Issuer or any of its Restricted Subsidiaries represented by letters of credit for the account of the Issuer or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the Ordinary Course of Business;

(10) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, completion guarantees, letters of credit surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations Incurred in the Ordinary Course of Business;

(11) the Guarantee by the Issuer or any of its Restricted Subsidiaries of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be Incurred by another provision of this covenant;

(12) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary of the Issuer providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with an Asset Disposition permitted by the Indenture or other sale or disposition of assets permitted under the Indenture;

(13) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer (other than Indebtedness incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Issuer); provided, however, that on the date that such Restricted Subsidiary is acquired by the Issuer, the Issuer would have been able to Incur $1.00 of additional Indebtedness under the first paragraph of this covenant pursuant to the Leverage Test after giving effect to the Incurrence of such Indebtedness pursuant to this clause (13);

(14) the Incurrence of Indebtedness not to exceed $35 million at any time outstanding secured by, and only by, the Spectrum Assets; and

(15) the Incurrence of other Indebtedness not to exceed $100 million in the aggregate principal amount at any time outstanding.

      (c) For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (1) through (15) of the immediately preceding paragraph or is entitled to be Incurred pursuant to paragraph (a) of this covenant, the Issuer shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of such clauses of the immediately preceding paragraph or pursuant to paragraph (a) of this covenant; provided that Indebtedness outstanding under the Credit Documents as of the Closing Date shall be deemed to have been Incurred pursuant to clause (7) of paragraph (b) of this covenant. Accrual of interest, accretion of accreted value, amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms as the Indebtedness on which such interest is being paid and any other issuance of securities paid-in-kind shall not be deemed to be Incurrence of Indebtedness for purposes of this covenant, but such amounts shall be included in Consolidated

Adjusted Debt to the extent provided for in such definition. In addition, the Issuer may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause of the immediately preceding paragraph or to Indebtedness properly Incurred under paragraph (a) of this covenant; provided that the Issuer would be permitted to Incur such item of Indebtedness (or portion thereof) pursuant to such other clause of the immediately preceding paragraph or paragraph (a) of this covenant, as the case may be, at such time of reclassification.
      Restricted Payments. (a) The Issuer will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of Capital Stock (including any payment in connection with a merger or consolidation involving the Issuer or any of its Restricted Subsidiaries), except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Capital Stock or Capital Stock convertible into or exchangeable for Disqualified Capital Stock) and (y) dividends or distributions payable to the Issuer or to a Restricted Subsidiary (and, if the Restricted Subsidiary making such dividend or distribution has equityholders other than the Issuer or another Restricted Subsidiary, to such equityholders on a pro rata basis);

(2) purchase, redeem or otherwise acquire for value any shares of Capital Stock of the Issuer now or hereafter outstanding held by a Person other than the Issuer or another Restricted Subsidiary;

(3) make any payment or prepayment of principal of, premium, if any, interest, redemption, exchange, purchase, retirement, defeasance, sinking fund or other payment with respect to, any Subordinated Indebtedness of the Issuer prior to scheduled maturity, scheduled payment, scheduled repayment or scheduled sinking fund payment thereof (except redemption, exchange, purchase, retirement, defeasance, sinking fund or other payment within twelve months of the final maturity thereof); or

(4) make any Restricted Investments (the items described in clauses (1), (2), (3), and (4) are referred to as “Restricted Payments”); except that the Issuer or any Restricted Subsidiary of the Issuer may make a Restricted Payment if at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default will have occurred and be continuing (or would result therefrom);

(B) the Issuer could Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by subsections (b) (1) through (4), inclusive, (7), (8) and (9) of this covenant), would be less than the sum, without duplication, of:

(i) Consolidated EBITDA minus 150% of Consolidated Interest Expense for the period (taken as one accounting period) from January 1, 2005 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements of the Issuer and its Restricted Subsidiaries are available at the time of such Restricted Payment;

(ii) to the extent that any Restricted Investment that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment;

(iii) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued as provided in the definition of “Investment”);

(iv) net cash dividends or other net cash distributions paid to the Issuer or any Restricted Subsidiary from Unrestricted Subsidiaries;

(v) the aggregate net cash proceeds and fair market value of property received by the Issuer from the issue or sale of its Capital Stock (other than Disqualified Capital Stock) or other capital contributions subsequent to the Closing Date (other than net cash proceeds or property (x) received from an issuance or sale of such Capital Stock to a Subsidiary of the Issuer or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Issuer or any Restricted Subsidiary or (y) applied for the purposes of clause (1) of paragraph (b) below); and

(vi) aggregate net cash proceeds received by the Issuer from the issue or sale since the Closing Date of debt securities that have been converted into Capital Stock (other than Disqualified Capital Stock) of the Issuer.
      (b) The provisions of the foregoing paragraph (a) will not prohibit any of the following:

(1) the defeasance, redemption or repurchase of (x) Subordinated Indebtedness of the Issuer properly incurred under the Indenture with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Capital Stock of the Issuer or (y) Convertible Preferred Stock or other Capital Stock of the Issuer with the Net Cash Proceeds from the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Capital Stock of the Issuer (other than Disqualified Capital Stock);

(2) the making by the Issuer of regularly scheduled payments in respect of any Subordinated Indebtedness of the Issuer properly Incurred under the Indenture in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, any agreement pursuant to which such Subordinated Indebtedness was issued;

(3) the making by the Issuer and its Restricted Subsidiaries of Permitted Acquisitions;

(4) the making by the Issuer of regularly scheduled dividend payments in respect of 6 3/4% Cumulative Convertible Preferred Stock of the Issuer in accordance with the terms thereof;

(5) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant;

(6) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of the Issuer or any of its Subsidiaries from employees, former employees, directors or former directors of the Issuer or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Issuer under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases shall not exceed $5 million in any calendar year;

(7) the issuance of common stock of the Issuer to officers, directors and employees as part of compensation arrangements;

(8) the making by the Issuer and its Restricted Subsidiaries of other Restricted Payments not to exceed $10 million in the aggregate since the Closing Date; and

(9) the repurchase or redemption of the 16% Notes.

      Dividend and Other Payment Restrictions Affecting Subsidiaries. The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions to the Issuer with respect to any Capital Stock of such Restricted Subsidiary or any other interest or participation in, or measured by, such Restricted Subsidiary’s profits, or pay any Indebtedness or other obligations owed to the Issuer or the Issuer’s other Restricted Subsidiaries;

(2) make loans or advances to the Issuer or the Issuer’s other Restricted Subsidiaries; or

(3) transfer any of such Restricted Subsidiary’s property or assets to the Issuer or the Issuer’s other Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

(A) existing Indebtedness and agreements as in effect at or entered into on the Closing Date;

(B) the Credit Documents as in effect as of the Closing Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or Refinancings thereof permitted under the Indenture; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or Refinancings are not materially more restrictive with respect to such provisions than those contained in the Credit Documents on the Closing Date;

(C) the Indenture and the Senior Notes;

(D) Applicable Law;

(E) any encumbrance or restriction

(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or

(ii) contained in security agreements securing Indebtedness of the Issuer or a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(F) capital leases or purchase money obligations for property acquired in the Ordinary Course of Business that impose restrictions of the nature described in clause (E) above on the property so acquired;

(G) Permitted Refinancing Indebtedness; provided, however, that such restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive than those contained in the agreements governing the Indebtedness being Refinanced;

(H) any instrument governing Indebtedness, Capital Stock or assets of a Person acquired by the Issuer or any of the Issuer’s Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such instrument was created or such Indebtedness was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be Incurred;

(I) Secured Indebtedness otherwise permitted to be Incurred pursuant to the Indenture that limits the right of the debtor thereunder to dispose of the assets securing such Indebtedness;

(J) contracts for the sale of assets, including without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into or the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(K) restrictions on deposits or minimum net worth requirements imposed by customers under contracts entered into in the Ordinary Course of Business;

(L) customary provisions in joint venture agreements, licenses and leases and other similar agreements entered into in the Ordinary Course of Business;

(M) any encumbrance or restriction contained in an agreement evidencing Indebtedness of a Restricted Subsidiary permitted to be incurred subsequent to the Closing Date pursuant to the covenant described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(N) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (M) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
      Asset Dispositions. (a) The Issuer will not, and will not permit any Restricted Subsidiary to, consummate any Asset Disposition (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries as a whole is governed by the provisions described under “Merger and Consolidation” herein and not by the provisions of this covenant) unless:

(1) the consideration received is at least equal to the fair market value of such assets (except as the result of (x) any foreclosure or sale by the lenders under the Credit Documents or (y) Net Proceeds received from an insurer or a Governmental Authority, as the case may be, in the event of loss, damage, destruction or condemnation); and

(2) in the case of Asset Dispositions that are not Permitted Asset Swaps, at least 75% of the consideration thereof received by the Issuer or such Restricted Subsidiary is in the Form of cash and Cash Equivalents.
      For the purposes of this covenant, the following are deemed to be cash:

•	any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet) of the Issuer or any Restricted Subsidiary that are assumed by the transferee of any such assets pursuant to any arrangement releasing the Issuer or such Restricted Subsidiary from further liability and

•	any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 90 days after the Asset Disposition (to the extent of the cash received).
      (b) Within 365 days after the receipt of any Net Proceeds from an Asset Disposition, the Issuer or the Restricted Subsidiary making such Asset Disposition, as the case may be, may, at its option, apply such Net Proceeds (i) to permanently reduce Indebtedness Incurred by the Issuer under the Credit Agreement or any Indebtedness of the Restricted Subsidiaries of the Issuer which are not Note Guarantors, or to purchase the Senior Notes (with the consent of the Holders thereof to the extent required) or Indebtedness ranking pari passu with the Senior Notes (and to correspondingly reduce commitments with respect thereto, to the extent applicable) or (ii) to the acquisition of a controlling interest in another business, the making of Capital Expenditures or the investment in or acquisition of other long-term assets, in each case, in the same or a similar line of business as the Issuer and its Subsidiaries engaged in at the time such assets were sold or in a business reasonably related, complementing or ancillary thereto or a reasonable expansion thereof. Pending the final application of any such Net Proceeds, the Issuer may temporarily reduce revolving credit Indebtedness under the Credit Agreement or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Dispositions that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $15 million, the Issuer shall make an Asset Sale Offer to purchase the maximum principal amount of Senior Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture; provided, however, that if the Issuer elects (or is required by the terms of any other Indebtedness (other than Subordinated Indebtedness or Disqualified Capital Stock) of the Issuer), such Asset Sale Offer may be made ratably to purchase the Senior Notes and other Indebtedness (other than Subordinated Indebtedness or Disqualified Capital Stock) of the Issuer. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.
      (c) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.
      Transactions with Affiliates. (a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory, or other services) with any Affiliate of the Issuer (each an “Affiliate Transaction”) except:

(1) the performance of any agreements as in effect as of the Closing Date or the consummation of any transaction contemplated thereby (including pursuant to any amendment thereto as long as any such amendment is not disadvantageous to the Holders of the Senior Notes in any material respect);

(2) transactions (i) the terms which are not materially less favorable to the Issuer or such Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Issuer and (ii) with respect to which the Issuer delivers to the Trustee (A) with respect to any Affiliate Transaction involving aggregate consideration in excess of $l0 million, a resolution of the Board of Directors of the Issuer set forth in an Officers’ Certificate certifying that such Affiliate transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Issuer, and (B) with respect to any Affiliate Transaction or series of Affiliate Transactions (other than any Affiliate Transaction with Cincinnati Bell Technology Solutions Inc.) involving in excess of $30 million, an opinion as to the fairness of such Affiliate Transaction to the Issuer from a financial point of view issued by an Independent Qualified Party;

(3) payment of customary compensation to officers, employees, consultants and investment bankers for services actually rendered to the Issuer or such Restricted Subsidiary, including indemnity;

(4) payment of director’s fees plus expenses and customary indemnification of directors;

(5) the payment of the fees, expenses and other amounts payable by the Issuer and its Restricted Subsidiaries in connection with the offering of the Senior Notes;

(6) Restricted Payments permitted by the covenant described under “Certain Covenants — Restricted Payments” and Permitted Investments;

(7) transactions (x) between or among the Issuer and its Restricted Subsidiaries, (y) between and among the Restricted Subsidiaries and (z) between or among the Issuer and/or its Subsidiaries pursuant to the Centralized Cash Management System;

(8) any licensing agreement or similar agreement entered into in the Ordinary Course of Business relating to the use of technology or intellectual property between any of the Issuer and its Subsidiaries, on the one hand, and any company or other Person which is an Affiliate of the Issuer or its subsidiaries by virtue of the fact that Person has made an Investment in or owns any Capital Stock of such company or other Person which are fair to the Issuer or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9) the issuance of payments, awards or grants, in cash or otherwise, pursuant to, or the funding of, employment arrangements approved by the Board of Directors of the Issuer in good faith and customary loans and advances to employees of the Issuer, or any Restricted Subsidiary of the Issuer to the extent otherwise permitted in the Indenture;

(10) sale of services by the BRCOM Group to the Issuer and its Restricted Subsidiaries, so long as the prices for such services are consistent with past practices, are upon terms which are not less favorable to the Issuer or such Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Issuer; and

(11) transactions permitted under Sections 5.06(f) and 5.06(k) of the 16% Notes Indenture, as such Sections may be amended from time to time, and transactions permitted under the indenture governing the 7 1/4% Notes or 8 3/8% Notes.
      Transactions permitted by Sections 5.06(f) and 5.06(k) of the 16% Notes Indenture consist primarily of pension plan services, management services, payroll and accounts-payable processing services, managed internet and hardware services, hosting/allocation services, helpdesk services, equipment and office supply services and the leasing of office space.
      Limitation on Issuance and Sales of Capital Stock of Subsidiaries. The Issuer shall not, and shall not permit any Restricted Subsidiary to, transfer, convey, sell, issue, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than to the Issuer or another Restricted Subsidiary of the Issuer), unless such transfer, conveyance, sale, lease or other disposition shall be made in accordance with the covenant described under “Certain Covenants — Asset Dispositions”, including the provision of such covenant governing the application of Net Proceeds from such transfer, conveyance, sale, lease or other disposition; provided, however, that this covenant shall not restrict any pledge of Capital Stock of the Issuer and its Restricted Subsidiaries securing indebtedness under the Credit Documents or other Indebtedness permitted to be secured under the covenant described under “Certain Covenants — Limitation on Liens”.
      Limitation on Liens. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (other than (a) Liens securing Guarantees and Obligations under the Credit Documents and (b) Permitted Liens) on any asset now owned or hereafter acquired to secure any Indebtedness of the Issuer or such Restricted Subsidiary; provided that the Issuer or any Restricted Subsidiary may create, incur or assume Liens to secure any Indebtedness or a Guarantee thereof, so long as concurrently with the incurrence or assumption of such Lien the Issuer or such Restricted Subsidiary effectively provides that the Senior Notes shall be secured equally and ratably with (or prior and senior to, in the case of Liens with respect to Subordinated Indebtedness) such Indebtedness, so long as such Indebtedness shall be so secured.
      Commission Reports. Whether or not required by the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as the Senior Notes are outstanding, the Issuer shall file with the Commission and provide the Trustee, Holders and prospective Holders (upon request) within 15 days after it files or is required to file them with the Commission, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, the Issuer shall furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Issuer to its public shareholders generally. The Issuer also will comply with the other provisions of Section 314(a) of the TIA.
      Future Note Guarantors. The Issuer shall cause each Restricted Subsidiary that becomes a guarantor of borrowings of the Issuer under the Credit Agreement to become a Note Guarantor, and, if applicable, to execute and deliver to the Trustee a supplemental guarantee pursuant to which such Restricted Subsidiary will guarantee payment of the Senior Notes.
      Limitation on Lines of Business. The Issuer shall not, and shall not permit any of its Subsidiaries directly or indirectly to engage in any business other than business of the type engaged in at the date hereof and any business reasonably related, complementing or ancillary thereto or a reasonable expansion thereof.

      Sale of Assets of the BRCOM Group. Notwithstanding any provision contained herein, the execution and delivery of the Agreement for the Purchase and Sale of Assets dated as of February 22, 2003, as amended on June 6, 2003 and June 13, 2003 (the “BCSI Purchase Agreement”) by and between BCSI, BCSIVA Inc. (f/k/a Broadwing Communications Services of Virginia, Inc.), Broadwing Communications Real Estate Services LLC, BRWSVCS LLC (f/k/a Broadwing Services LLC), IXC Business Services LLC, BRWL LLC (f/k/a Broadwing Logistics LLC), BTI Inc. (f/k/a Broadwing Telecommunications Inc.), IXC Internet Services, Inc., and MSM Associates, Limited Partnership, on the one side, and C III Communications, LLC, and C III Communications Operations, LLC, on the other side, and the performance by the Issuer and its Subsidiaries of all transactions contemplated thereby shall be permitted by, and shall not constitute a Default or Event of Default under, the Indenture.
      Fall Away Event. In the event of the occurrence of a Fall Away Event
      (a) The covenants described under “— Change of Control”, “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”, “— Certain Covenants — Restricted Payments”, “— Certain Covenants — Dividend and Other Payment Restrictions Affecting Subsidiaries”, “— Certain Covenants — Asset Dispositions”, “— Certain Covenants — Transactions with Affiliates”, “— Certain Covenants — Limitation on Issuance and Sales of Capital Stock of Subsidiaries”, “— Certain Covenants — Limitation on Liens”, “— Certain Covenants — Future Guarantors”, “— Certain Covenants — Limitation on Lines of Business”, “— Certain Covenants — Sale of Assets of the BRCOM Group” and clause (3) of “— Merger and Consolidation” and the definitions relevant thereto shall each no longer be in effect for the remaining term of the Senior Notes and any Note Guarantees then in effect shall be automatically released.
      (b) From and after the date of the Fall Away Event, the Issuer will not, and will not permit any Subsidiary of the Issuer to, issue, assume or guarantee any Indebtedness of the type described in clauses (1), (2), (5), (6) (to the extent applicable to clauses (1), (2) or (5)) or (7) (to the extent applicable to clauses (1), (2), (5) or (6) (as previously limited in scope)) of the definition thereof (herein referred to as “Debt”) if such Debt is secured by any Lien upon any Principal Property of the Issuer or any Subsidiary of the Issuer, whether owned at the date of the Fall Away Event or thereafter acquired, without effectively securing the Senior Notes equally and ratably with such Debt. The foregoing restriction does not apply to:

(1) Liens on any property acquired, constructed or improved after the date of the Fall Away Event (including Liens on Capital Stock) which are created or assumed within 24 months after such acquisition, construction or improvement (or within six months thereafter pursuant to a firm commitment for financing arrangements entered into within such 24 month period) to secure or provide for the payment of the purchase price or cost thereof incurred after the date of the Fall Away Event, or (ii) existing Liens on property acquired (including Liens on Capital Stock), provided such Liens shall not apply to any property (or Capital Stock) theretofore owned by the Issuer or a Subsidiary of the Issuer;

(2) Liens existing on any property (including Liens on Capital Stock) acquired from a Person merged with or into the Issuer or a Subsidiary of the Issuer;

(3) Liens on property (including Liens on Capital Stock) of any Person existing at the time it becomes a Subsidiary;

(4) Liens securing Debt owed by a Subsidiary of the Issuer to the Issuer or to another Subsidiary of the Issuer;

(5) Liens in favor of governmental bodies to secure advance or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such Liens;

(6) Liens securing tax exempt debt of the Issuer or a Subsidiary of the Issuer;

(7) banker’s Liens and rights of offset of the holders of Indebtedness of the Issuer or Subsidiary of the Issuer on monies deposited by the Issuer or Subsidiary of the Issuer with such holders of Indebtedness in the Ordinary Course of Business of the Issuer or any such Subsidiary of the Issuer; or

(8) Liens for extending, renewing or replacing Debt secured by any Lien referred to in the foregoing clauses (1) to (7) inclusive or in this clause or any Lien existing on the date of the Fall Away Event; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property).
Such restriction does not apply to the issuance, assumption or guarantee by the Issuer or any Subsidiary of the Issuer of Debt secured by a Lien which would otherwise be subject to the foregoing restriction up to an aggregate amount which, together with all other secured Debt (not including secured Debt permitted under the foregoing exceptions) and the Value of Significant Sale and Leaseback Transactions existing at such time (other than Significant Sale and Leaseback Transactions the proceeds of which have been applied to the retirement of the Senior Notes or of Funded Debt or to the purchase of other Principal Property, and other than Significant Sale and Leaseback Transactions in which the property involved would have been permitted to be subject to a Lien under clause (1) above), does not exceed 15% of Consolidated Net Tangible Assets.
      (c) From and after the date of the Fall Away Event, the Issuer will not, and will not permit any Subsidiary of the Issuer to, enter into any Significant Sale and Leaseback Transactions (except for leases between the Issuer and a Subsidiary of the Issuer or between Subsidiaries of the Issuer) unless the net proceeds of such sale are at least equal to the fair market value of the subject Principal Property and:

(1) the Issuer or such Subsidiary of the Issuer would be entitled to incur Debt secured by a Lien on the property to be leased without securing the Senior Notes pursuant to clause (1) of clause (b) above or

(2) the Value thereof would be an amount permitted under the last sentence of clause (b) above or

(3) the Issuer or any of its Subsidiaries applies an amount equal to the fair market value of such Principal Property

(a) to the retirement of Funded Debt of the Issuer or a Subsidiary of the Issuer or

(b) to the purchase of Principal Property (other than that involved in such Sale and Lease-back Transaction).
      (d) Notwithstanding the preceding clauses (b) and (c), any Liens incurred or Significant Sale and Leaseback Transactions entered into prior to the date of the Fall Away Event shall be deemed permitted under such clauses whether or not such Liens and Significant Sale and Leaseback Transactions would otherwise be permitted to exist.
      (e) For the purposes of clauses (a), (b), (c) and (d) above, the following definitions apply:

“Consolidated Net Tangible Assets” means the total of all the assets appearing on the consolidated balance sheet of the Issuer and its Subsidiaries less the following: (1) current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof but maturing within 12 months from the date of determination; (2) reserves for depreciation and other asset valuation reserves; (3) intangible assets such as goodwill, trademarks, trade names, patents, and unamortized debt discount and expense carried as an asset on said balance sheet; and (4) appropriate adjustments on account of minority interests of other persons holding stock in any Subsidiary of the Issuer.

“Fall Away Event” means the Senior Notes shall have achieved Investment Grade status and the Issuer delivers to the Trustee an Officers’ Certificate certifying the satisfaction of such condition.

“Funded Debt” means any Debt which by its terms matures at or is extendable or renewable at the sole option of the obligor without requiring the consent of the obligee to a date more than twelve months after the date of the creation of such Debt.

“Investment Grade” means, with respect to the Senior Notes, a credit rating of (i) at least “Baa3” (or the equivalent) by Moody’s Investors Service, Inc., and (ii) at least “BBB-” (or the equivalent) by

Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc.; provided that neither of such rating or entities shall have announced a negative or similar outlook or announced or informed the Issuer that it is reviewing the rating of the Senior Notes for possible downgrading of the rating thereof.

“Principal Property” means any asset (including Capital Stock of a Subsidiary), whether owned at the date of the Fall Away Event or thereafter acquired, having a gross book value (without deductions of any applicable depreciation reserves) on the date as of which the determination is being made of more than 2.5% of Consolidated Net Tangible Assets.

“Significant Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing to the Issuer or any Subsidiary of the Issuer any Principal Property (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between the Issuer and a Subsidiary of the Issuer or between Subsidiaries of the Issuer), which Principal Property has been or is to be sold or transferred by the Issuer or such Subsidiary of the Issuer to such Person.

“Value” means with respect to a Significant Sale and Leaseback Transaction, as of any particular time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Leaseback Transaction or (2) the fair market value in the opinion of the Board of Directors of the Issuer of such property at the time of entering into such Sale and Leaseback Transaction, in either case divided first by the number of full years of the terms of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

Merger and Consolidation
      The Issuer will not consolidate with or merge with or into (whether or not the Issuer is the surviving entity), or directly and/or indirectly through its Subsidiaries sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties and assets of the Issuer and the Restricted Subsidiaries taken as a whole in one or more related transactions, to any other Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Issuer”) shall be a corporation or other legal entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Issuer) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Issuer under the Senior Notes and the Indenture;

(2) immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(4) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) are permitted by and comply with the Indenture.
      The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Senior Notes.

      Notwithstanding the foregoing:

(A) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or any Note Guarantor and

(B) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another jurisdiction to realize tax or other benefits.
      The restrictions contained in this Section “Merger and Consolidation” shall not apply to any disposition of properties or assets of the BRCOM Group.
Defaults
      Each of the following is an Event of Default:

(1) a default in any payment of interest on any Senior Note when due and payable or in any payment of additional interest continued for 30 days,

(2) a default in the payment of principal of any Senior Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise,

(3) the failure of the Issuer or any Subsidiary to comply with its obligations under the covenant described under “Merger and Consolidation” above,

(4) the failure by the Issuer or any Subsidiary to comply for 30 days after notice with any of its obligations under the covenants described under “Change of Control” (other than a failure to purchase Senior Notes), or “Certain Covenants” above,

(5) the failure by the Issuer or any Subsidiary to comply for 60 days after notice with its other agreements contained in the Senior Notes or the Indenture,

(6) the failure by the Issuer or any Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $20 million or its foreign currency equivalent (the “cross acceleration provision”),

(7) the rendering of any judgment or decree for the payment of money in excess of $30 million or its foreign currency equivalent against the Issuer or a Subsidiary if such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed, and is not adequately covered by insurance or indemnities which have been cash collateralized (the “judgment default provision”), and

(8) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”).
      The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
      However, a default under clauses (4) or (5) will not constitute an Event of Default until the Trustee notifies the Issuer or the Holders of at least 25% in principal amount of the outstanding Senior Notes notify the Issuer and the Trustee of the default and the Issuer does not cure such default within the time specified in clauses (4) or (5) hereof after receipt of such notice.
      If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Senior Notes by notice to the Issuer may declare the principal of and accrued but unpaid interest on all the Senior Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of and interest on all the Senior

Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Senior Notes may rescind any such acceleration with respect to the Senior Notes and its consequences.
      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Senior Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

(2) Holders of at least 25% in principal amount of the outstanding Senior Notes have requested the Trustee in writing to pursue the remedy,

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and

(5) the Holders of a majority in principal amount of the outstanding Senior Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
      Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Senior Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
      If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Senior Note (including payments pursuant to the redemption provisions of such Senior Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the holders. In addition, the Issuer will be required to deliver to the Trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer shall also comply with Section 314(a)(4) of the TIA.
Amendments and Waivers
      Subject to certain exceptions, the Indenture or the Senior Notes may be amended with the written consent of the Holders of a majority in principal amount of the Senior Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Senior Notes then outstanding. However, without the consent of each Holder of an outstanding Senior Note affected, no amendment may, among other things:

(1) reduce the amount of Senior Notes whose Holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest or any additional interest on any Senior Note,

(3) reduce the principal of or change the Stated Maturity of any Senior Note,

(4) reduce the premium payable upon the redemption of any Senior Note or change the time at which any Senior Note may be redeemed as described under “Optional Redemption” above,

(5) make any Senior Note payable in money other than that stated in the Senior Note,

(6) impair the right of any Holder to receive payment of principal of, and interest or any additional interest on, such Holder’s Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Senior Notes,

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions,

(8) make any change in the ranking or priority of any Senior Note or Note Guarantee that would adversely affect the Holders, or

(9) release, other than in accordance with the Indenture, any Note Guarantee or collateral securing the Senior Notes.
      Without the consent of any Holder, the Issuer, the Note Guarantors and the Trustee may amend the Indenture to:

(1) cure any ambiguity, omission, defect or inconsistency,

(2) provide for the assumption by a successor corporation of the obligations of the Issuer under the Indenture,

(3) provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes (provided, however, that the uncertificated Senior Notes are issued in registered Form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Senior Notes are described in Section 163(f) (2) (B) of the Code),

(4) add additional Guarantees with respect to the Senior Notes,

(5) secure the Senior Notes,

(6) add to the covenants of the Issuer for the benefit of the Holders or to surrender any right or power conferred upon the Issuer,

(7) make any change that does not adversely affect the rights of any Holder, subject to the provisions of the Indenture,

(8) provide for the issuance of the Exchange Notes or Additional Notes,

(9) comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA, or

(10) change the name or title of the Senior Notes, and any conforming changes related thereto.
      The consent of the Holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.
      After an amendment becomes effective, the Issuer is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.
Transfer and Exchange
      A Holder will be able to transfer or exchange Senior Notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes required by law or permitted by the Indenture. The Issuer will not be required to transfer or exchange any Senior Note selected for redemption or to transfer or exchange any Senior Note for a period of 15 days prior to a selection of Senior Notes to be redeemed. The Senior Notes will be issued in registered form and the Holder will be treated as the owner of such Senior Note for all purposes.
Defeasance
      The Issuer may at any time terminate all its obligations under the Senior Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Senior Notes, to replace mutilated, destroyed, lost or stolen Senior Notes and to maintain a registrar and paying agent in respect of the Senior Notes.
      In addition, the Issuer may at any time terminate:

(1) its obligations under the covenants described under “Change of Control” and “Certain Covenants” and

(2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “Defaults” above and the limitations contained in clause (3) under “Merger and Consolidation” above (“covenant defeasance”).
      In the event that the Issuer exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.
      The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Senior Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) or (8) (with respect only to Significant Subsidiaries) under “Defaults” above or because of the failure of the Issuer to comply with clause (3) under “Merger and Consolidation” above.
      In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, premium (if any) and interest on, and additional interest, if any, in respect of the Senior Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).
Concerning the Trustee
      The Bank of New York is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Senior Notes.
Governing Law
      The Indenture and the Senior Notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.
Certain Definitions
      “Acquired Indebtedness” means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person at the time such asset is acquired by such specified Person.
      “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that, for purposes of the covenant described under “Certain Covenants — Transactions with Affiliates” only, in the case of the Issuer or any of its Subsidiaries beneficial ownership of 10% or more of the Voting Stock in the Issuer or such Subsidiary, as the case may be, shall be deemed to be control; provided, further, that, for purposes of the covenant described under “Certain Covenants — Transactions with Affiliates,” Cingular shall not be deemed to control CBW or its Subsidiaries solely by virtue of its ownership of more than 10% of the Voting Stock of CBW unless and until such time as Cingular shall own more than 110% of the percentage of Voting Stock of CBW that it owns as of the Closing Date. Notwithstanding the foregoing, in no event will any Holder, any lender under the Credit Agreement, any holder of the 7 1/4% Senior Notes, the 7 1/4% Notes, the 8 3/8% Notes or the 16% Notes or any of their respective Affiliates be deemed to be an Affiliate of the Issuer or any of its Subsidiaries solely by virtue of purchasing or holding any such securities or being such a lender.
      “Applicable Law” means all laws, statutes, rules, regulation and orders of, and legally binding interpretations by, any Governmental Authority any judgments, decrees, injunctions, writs, permits, orders or like governmental action of any Governmental Authority applicable to the Issuer or any of its Subsidiaries or any of their properties, assets or operation, excluding Environmental Laws.
      “Applicable Premium” means, with respect to a Senior Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Senior Note and (ii) any excess of (A) the present value (discounted semi-annually) at such date of redemption of (1) the redemption price of such Senior Note at February 15, 2010 set forth in the first paragraph under “— Optional Redemption” plus (2) all remaining required interest payments due on such Senior Note through February 15, 2010 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Senior Note.
      “Asset Disposition” means the disposition by the Issuer or any Restricted Subsidiary of the Issuer whether by sale, issuance, lease (as lessor (other than under operating leases)), transfer, loss, damage, destruction, condemnation or other transaction (including any merger or consolidation) or series of related transactions of any of the following:

(1) any of the Capital Stock of any of the Issuer’s Restricted Subsidiaries;

(2) all or substantially all of the assets of the Issuer or any of its Restricted Subsidiaries (it being understood and agreed that the disposition of the BRCOM Group or any assets of the BRCOM Group does not constitute a disposition of all or substantially all of the assets of the Issuer or any of its Restricted Subsidiaries); or

(3) any other assets of the Issuer or any of its Restricted Subsidiaries.
      Notwithstanding the foregoing, “Asset Disposition” shall be deemed not to include:

(A) a transfer of assets by the Issuer to a Restricted Subsidiary of the Issuer, or by a Restricted Subsidiary of the Issuer to the Issuer or to another Restricted Subsidiary of the Issuer;

(B) an issuance of Capital Stock by a Subsidiary of the Issuer to the Issuer or to a Restricted Subsidiary of the Issuer;

(C) a Restricted Payment that is permitted by the covenant described under “Certain Covenants — Restricted Payments”;

(D) a Permitted Investment;

(E) any conversion of Cash Equivalents into cash or any other Form of Cash Equivalents;

(F) any foreclosure on assets;

(G) sales or dispositions of past due accounts receivable or notes receivable in the Ordinary Course of Business;

(H) transactions permitted under “Merger and Consolidation”;

(I) grants of credits and allowances in the Ordinary Course of Business;

(J) operating leases or the sublease of real or personal property or licenses of intellectual property, in each case, on commercially reasonable terms entered into in the Ordinary Course of Business;

(K) trade-ins or exchanges of equipment or other fixed assets;

(L) the sale and leaseback of any assets within 180 days of the acquisition thereof;

(M) sales of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer either used or useful in the business of the Issuer or its Subsidiaries;

(N) dispositions of inventory in the Ordinary Course of Business;

(O) the disposition of cash or investment securities in the ordinary course of management of the investment portfolio of the Issuer and its applicable Subsidiaries;

(P) sales of assets with a fair market value of less than $500,000; or

(Q) sales of other assets with a fair market value not to exceed $5 million in the aggregate in any fiscal year.
      “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the implicit rate of interest borne by the Senior Notes including any pay-in-kind interest and amortization discount) determined in accordance with GAAP of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).
      “BCSI” means BCSI Inc. (f/k/a Broadwing Communications Services Inc.), a Subsidiary of BRCOM.
      “Board” or “Board of Directors” means, as to any Person, the board of directors, the board of advisors or other similar governing body of such Person.
      “BRCOM” means BRCOM Inc. (f/k/a Broadwing Communications Inc.), a Delaware corporation.
      “BRCOM Group” means BRCOM and its Subsidiaries.
      “Business Day” means each day which is not a Legal Holiday.
      “Capital Expenditures” means, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to fixed or capital assets (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
      “Capitalized Lease Obligations” means, at the time any determination thereof is to be made, an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

      “Capital Stock” of any Person means any and all shares, interests, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities including those convertible into such equity.
      “Cash Equivalents” means (1) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (2) commercial paper maturing no more than one year from the date of acquisition and, issued by a corporation organized under the laws of the United States that has a rating of at least A-1 from S&P or at least P-1 from Moody’s; (3) time deposits maturing no more than thirty (30) days from the date of creation, certificates of deposit, money market deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital, surplus and undivided profits of not less than $250,000,000; (4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (3) above; (5) deposits or investments in mutual or similar funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protection Corporation and having combined capital and surplus of not less than $250,000,000; and (6) other money market accounts or mutual funds which invest primarily in the securities described above.
      “CBW” means Cincinnati Bell Wireless LLC, an Ohio limited liability company.
      “CBW Co.” means Cincinnati Bell Wireless Company, an Ohio corporation.
      “Centralized Cash Management System” means the cash management system referred to in Section 5.02(f) (ix) of the Credit Agreement as in effect on October 31, 2003 and described in Schedule 5.01(r) thereof.
      “Cingular” means Cingular Wireless LLC and its Affiliates.
      “Closing Date” means the date of the Indenture.
      “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
      “Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the Closing Date such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.
      “Consolidated” or “consolidated” (including the correlative term “consolidating” or on a “consolidated basis”) when used with reference to any financial term in the Indenture, means the consolidation for two or more Persons of the amounts signified by such term for all such Persons, with intercompany items eliminated in accordance with GAAP.
      “Consolidated Adjusted Debt” means the Indebtedness of the Issuer and its Restricted Subsidiaries (exclusive of Indebtedness of the type that could be Incurred under clause (6) or (8) or paragraph (b) under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”) determined on a consolidated basis in accordance with GAAP.
      “Consolidated Adjusted Debt to EBITDA Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted Debt as of such date to (b) Consolidated EBITDA for the applicable four-quarter period ending on the last day of the most recently ended quarter for which consolidated financial statements of the Issuer and its Restricted Subsidiaries are available.
      “Consolidated Adjusted Senior Debt to EBITDA Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted Debt excluding any Subordinated Indebtedness and Disqualified Capital Stock as of such date to (b) Consolidated EBITDA for the applicable four-quarter period ending on the last day of the most recently ended quarter for which consolidated financial statements of the Issuer and its Restricted Subsidiaries are available.
      “Consolidated EBITDA” means for the applicable period of measurement, the Consolidated Net Income of the Issuer and its Restricted Subsidiaries on a consolidated basis, plus, without duplication, the following for the Issuer and its Restricted Subsidiaries to the extent deducted in calculating such Consolidated Net Income: (1) Consolidated Interest Expense for such period, plus (2) provisions for taxes based on income, plus (3) total depreciation expense, plus (4) total amortization expense, (5) other non-cash items reducing Consolidated Net Income (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item) less other non-cash items increasing Consolidated Net Income (excluding any such non-cash Item to the extent it represents the reversal of an accrual or reserve for potential cash Item in any prior period), plus (6) charges taken in accordance with SFAS 142, plus (7) all net cash extraordinary losses less net cash extraordinary gains.
      “Consolidated Interest Expense” means for the applicable period of measurement of the Issuer and its Restricted Subsidiaries on a consolidated basis, the aggregate interest expense for such period determined in accordance with GAAP (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) for the Issuer and its Restricted Subsidiaries on a consolidated basis, but excluding all amortization of financing fees and other charges incurred by the Issuer and its Restricted Subsidiaries in connection with the issuance of Indebtedness.
      “Consolidated Net Income” means for any period the net income (or loss) before provision for dividends on Preferred Stock of the Issuer and its Restricted Subsidiaries on a consolidated basis for such period determined in conformity with GAAP, but excluding, without duplication, the following clauses (1) through (6) to the extent included in the computations thereof:

(1) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Issuer or any of its Restricted Subsidiaries;

(2) the income (or loss) of any Person (other than the Issuer or a Restricted Subsidiary) in which the Issuer or a Restricted Subsidiary has an interest except to the extent of the amount of dividends or other distributions actually paid to the Issuer or a Restricted Subsidiary (which amount shall be included in Consolidated Net Income);

(3) the income of any Restricted Subsidiary of the Issuer to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (except to the extent of the amount of dividends or similar distributions actually lawfully paid to the Issuer or a Restricted Subsidiary);

(4) any after-tax gains or losses attributable to Asset Dispositions or returned surplus assets of any pension plan;

(5) (to the extent not included in clauses (1) through (4) above) (i) any net extraordinary gains or net extraordinary losses or (ii) any net non-recurring gains or non-recurring losses to the extent attributable to Asset Dispositions, the exercise of options to acquire Capital Stock and the extinguishment of Indebtedness; and

(6) cumulative effect of a change in accounting principles.
      “Consolidated Total Assets” means, as at any date of determination, the aggregate amount of assets reflected on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries prepared in accordance with GAAP most recently delivered to the Holders pursuant to the covenant described under “Certain Covenants — Commission Reports”.
      “Convertible Preferred Stock” means the 6 3/4% Cumulative Convertible Preferred Stock of the Issuer.

      “Credit Agreement” means the Credit Agreement, to be dated as of February 16, 2005, by and among the Issuer, certain subsidiary guarantors party thereto, the lenders party thereto from time to time, Bank of America, N.A., as administrative agent, PNC Bank, N.A., as swingline lender, and certain other agents, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreement or agreements may be amended (including any amendment and restatement thereof), restated, supplemented, replaced, restructured, waived, Refinanced or otherwise modified from time to time, including any amendment, supplement, modification or agreement adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder or extending the maturity of, Refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or any successor or replacement agreement, and whether by the same or any other agent, lender or group of lenders or one or more agreements, contracts, indentures or otherwise.
      “Credit Documents” means the Credit Agreement, any Hedge Agreement and other documents related thereto, and all certificates, instruments, financial and other statements and other documents and agreements made or delivered from time to time in connection therewith and related thereto.
      “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any Subsidiary of the Issuer against fluctuations in currency values.
      “Default” means any event, act or condition that is, or with the giving of notice, lapse of time or both would constitute, an Event of Default.
      “Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or Asset Disposition), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or Asset Disposition) on or prior to the Stated Maturity.
      “8 3/8% Notes” means the 8 3/8% Senior Subordinated Notes due 2014 of the Issuer.
      “Environmental Laws” means all applicable foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Emergency Planning and Community Right-to-Know Act.
      “Equity Offering” means a public or private sale for cash of Capital Stock (other than Disqualified Stock or Preferred Stock) of the Issuer.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      “Exchange Guarantee” means each Guarantee of the obligations with respect to the Exchange Notes issued by a Person.
      “Exchange Note” means the senior debt securities to be issued by the Issuer pursuant to the Registration Rights Agreement. Exchange Note, as used in this section, means the New Senior Notes.
      “Existing Indebtedness” means all Indebtedness of the Issuer and its Restricted Subsidiaries existing as of the Closing Date (after giving effect to the redemption, repurchase, repayment or prepayment of Indebtedness out of the proceeds of the Senior Notes, but excluding any Indebtedness outstanding under the Credit Documents).

      “fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer. Unless otherwise expressly required elsewhere herein, fair market value will be determined in good faith and, for transactions involving an aggregate consideration greater than $10 million, by resolution of the Board of Directors of the Issuer, and any such determination shall be conclusive absent a manifest error.
      “fiscal year” means a fiscal year of the Issuer and its Restricted Subsidiaries ending on December 31 of any calendar year.
      “GAAP” means United States generally accepted accounting principles as of the Closing Date, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as have been approved by a significant segment of the accounting profession.
      “Governmental Authority” means (a) the government of the United States of America or any State or other political subdivision thereof, (b) any government or political subdivision of any other jurisdiction in which the Issuer or any of its Subsidiaries conducts all or part of its business, or which properly asserts jurisdiction over any properties of the Issuer or any of its Subsidiaries or (c) any entity properly exercising executive, legislative, judicial, regulatory or administrative function of any such government.
      “Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.
      “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.
      “Hedge Bank” means any lender party under the Credit Agreement or an Affiliate of such a lender party in its capacity as a party to a Secured Hedge Agreement.
      “Holder” means the Person in whose name a Senior Note is registered at the Registrar.
      “Incur” means create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise (including by operation of law).
      “Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations and all Attributable Debt of such Person;

(4) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, in each case to the extent the purchase price is due more than six months from the date the obligation is Incurred (but excluding trade accounts payable and other accrued liabilities arising in the Ordinary Course of Business);

(5) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6) Guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

(8) all obligations under Currency Agreements and all Interest Swap Obligations of such Person; and

(9) all obligations represented by Disqualified Capital Stock of such person.

      “Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm, in each case, of national standing; provided, however, that such firm is not an Affiliate of the Issuer; and, provided, further, that for transactions involving consideration of $100,000,000 or more, the term “Independent Qualified Party” shall be limited to an investment banking firm of national standing only, unless, with respect to any such transaction, (x) the Issuer delivers to the Trustee and the Required Holders an Officers’ Certificate to the effect that no investment bank will opine on commercially reasonable terms on such transaction and that it proposes instead to engage an accounting firm of national standing (and stating the identity of such accounting firm) and (y) within fifteen (15) days after the delivery of such Officers’ Certificate the Issuer does not receive a written notice from the Required Holders reasonably objecting to the Issuer’s proposal set forth in the Officers’ Certificate, in which case the term “Independent Qualified Party” for such transaction may also include such accounting firm.
      “Interest Swap Obligations” means the Obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.
      “Investment” means (a) any direct or indirect purchase or other acquisition by the Issuer or any of its Restricted Subsidiaries of any beneficial interest in, including stock, partnership interest or other Capital Stock of, or ownership interest in, any other Person; and (b) any direct or indirect loan, advance or capital contribution by the Issuer or any of its Restricted Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that did not arise from sales to or services provided to that other Person in the Ordinary Course of Business. For purposes of the covenant described under “Certain Covenants — Restricted Payments”:

(1) “Investment” shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary of the Issuer (to the extent of the Issuer’s percentage ownership therein) at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary of the Issuer and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary of the Issuer (to the extent of the Issuer’s percentage ownership therein) at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Issuer; and

(2) the amount of any Investment shall be the original cost of such Investment plus the costs of all additional Investments by the Issuer or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.
      “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in New York or Ohio or at a place of payment are authorized by law, regulation or executive order to remain closed. If any payment date in respect of the Senior Notes is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.
      “Lien” means any lien, mortgage, pledge, security interest, charge, encumbrance or governmental levy or assessment of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement and any lease in the nature thereof).
      “Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
      “Net Proceeds” means cash proceeds actually received by the Issuer or any of its Restricted Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (1) the costs of such sale, issuance, lease, transfer or other disposition (including all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all taxes required to be paid or accrued as a liability under GAAP as a consequence of such sale, lease or transfer), (2) amounts applied to repayment of Indebtedness (other than revolving credit Indebtedness under the Credit Agreement, without a corresponding reduction in the revolving credit commitment) secured by a Lien on the asset or property disposed of, (3) if such Asset Disposition involves the sale of a discrete business or product line, any accrued liabilities of such business or product line required to be paid or retained by the Issuer or any of its Restricted Subsidiaries as part of such disposition, (4) appropriate amounts to be provided by the Issuer or a Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with an Asset Disposition and retained by the Issuer or such Restricted Subsidiary, as the case may be, after such Asset Disposition, including, without limitation, pension and benefit liabilities, liabilities related to environmental matters or liabilities under any indemnification obligations associated with such Asset Disposition and (5) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, but only to the extent required by constituent documents of such Subsidiary or such joint venture.
      “Note Guarantee” as used in this section means each Guarantee of the obligations with respect to the Senior Notes issued by a Person pursuant to the terms of the Indenture.
      “Note Guarantor” means any Person that has issued a Note Guarantee.
      “Obligations” means all obligations for principal, premium (if any), interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Officers’ Certificate” of the Issuer means a certificate signed on behalf of the Issuer by two Persons, one of which shall be any of the following: the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer or the Treasurer (or any such other officer that performs similar duties) of the Issuer, and the other one shall be any of the following: the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, the Assistant Treasurer, Controller, the Secretary or an Assistant Secretary (or any such other officer that performs similar duties) of the Issuer. One of the officers signing an Officers’ Certificate described in the penultimate sentence under “Defaults” shall be the principal executive, financial or accounting officer or treasurer of the Issuer.
      “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.
      “Ordinary Course of Business” means, in respect of any transaction involving the Issuer or any Restricted Subsidiary of the Issuer, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith.

      “Permits” means all licenses, permits, certificates of need, approvals and authorizations from all Governmental Authorities required to lawfully conduct a business.
      “Permitted Acquisition” means the purchase by the Issuer or a Restricted Subsidiary of the Issuer of all or substantially all of the assets of a Person whose primary business is the same, related, ancillary or complementary to the business in which the Issuer and its Restricted Subsidiaries were engaged on the Closing Date, or any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment (1) such person and each Subsidiary of such Person becomes a Restricted Subsidiary of the Issuer whose primary business is the same, related, ancillary or complementary to the business in which the Issuer and its Restricted Subsidiaries were engaged on the Closing Date or (2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Restricted Subsidiary of the Issuer and whose primary business is the same, related, ancillary or complementary to the business in which the Issuer and its Subsidiaries were engaged on the Closing Date.
      “Permitted Adjustments” means, for the purpose of calculating the Leverage Test, pro forma adjustments arising out of events (including cost savings resulting from head count reduction, closure of facilities and similar restructuring charges) which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, which would be permitted by Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Commission; provided that such adjustments are set forth in an Officers’ Certificate signed by the Issuer’s chief financial officer and another officer which states (1) the amount of such adjustment or adjustments, (2) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers’ Certificate at the time of such execution and (3) that any related Incurrence of Indebtedness is permitted pursuant to the Indenture.
      “Permitted Asset Swap” means any transfer of properties or assets by the Issuer or any of its Restricted Subsidiaries in which the consideration received by the transferor consists of like properties or assets to be used in the business of the Issuer or its Restricted Subsidiaries in the same or similar manner as such transferred properties or assets; provided that (1) the fair market value (determined in good faith by the Board of Directors of the Issuer) of properties or assets received by the Issuer or any of its Restricted Subsidiaries in connection with such Permitted Asset Swap is at least equal to the fair market value (determined in good faith by the Board of Directors of the Issuer) of properties or assets transferred by the Issuer or such Restricted Subsidiary in connection with such Permitted Asset Swap and (2) the aggregate fair market value of assets transferred by the Issuer in connection with all Permitted Asset Swaps after the Closing Date does not exceed 10% of Consolidated Total Assets.
      “Permitted Investments” means:

(1) (A) any Investment in (including, without limitation, loans and advances to) the Issuer or a Restricted Subsidiary of the Issuer whose primary business is the same, related, ancillary or complementary to the business in which the Issuer and its Subsidiaries were engaged in on the date of such Investment and (B) any acquisition by the Issuer or a Restricted Subsidiary of the Issuer of beneficial interest in a Restricted Subsidiary of the Issuer from another Restricted Subsidiary of the Issuer or the Issuer;

(2) any Investment in Cash Equivalents or the Senior Notes;

(3) any Investment related to or arising out of a Permitted Acquisition;

(4) any Investment which results from the receipt of non-cash consideration from an asset sale made pursuant to and in compliance with the provisions of the covenant described under “Certain Covenants — Asset Dispositions” or from any sale or other disposition of assets not constituting an Asset Disposition;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the Ordinary Course of Business;

(6) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) loans and advances to employees made in the Ordinary Course of Business not to exceed $2 million in the aggregate at any time outstanding; provided, however, for purposes of this definition, “advances” will not restrict advances for travel, moving or relocation expense to employees advanced and repaid in the Ordinary Course of Business;

(8) loans and advances not to exceed $2 million at any time outstanding to employees of the Issuer or its Subsidiaries for the purpose of funding the purchase of Capital Stock of the Issuer by such employees;

(9) any Investments received as part of the settlement of litigation or in satisfaction of extensions of credit to any Person otherwise permitted under the Indenture pursuant to the reorganization, bankruptcy or liquidation of such Person or a good faith settlement of debts by said Person;

(10) any Investment existing on the Closing Date, any Investment received as a distribution in respect of such existing Investment and any Investment received in exchange for such existing Investment; provided that, in the case of an exchange, the fair market value (as determined in good faith by the Board of Directors of the Issuer) of the Investment being exchanged is at least equal to the fair market value (as determined in good faith by the Board of Directors of the Issuer) of the Investment for which such Investment is being exchanged;

(11) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Issuer or at the time such Person merges or consolidates with the Issuer or any of its Restricted Subsidiaries, in either case in compliance with the Indenture; provided such investments were not made by such Person in connection with or in anticipation or contemplation of such Person becoming a Restricted Subsidiary of the Issuer or such merger or consolidation;

(12) Investments in stock, obligations or securities received in settlement of debts created in the Ordinary Course of Business or in satisfaction of judgments;

(13) Investments by the Issuer or any Restricted Subsidiary pursuant to an Interest Rate Swap Obligation or a Currency Agreement permitted by clauses (6) or (8) of the covenant described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(14) Investments consisting of debits and credits between BRFS LLC and the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries pursuant to the Centralized Cash Management System;

(15) Investments consisting of loans, advances and payables due from suppliers or customers made by the Issuer or its Restricted Subsidiaries in the Ordinary Course of Business;

(16) Investments that may be deemed to arise out from the cashless exercise by employees of the Issuer of rights, options or warrants to purchase Capital Stock of the Issuer;

(17) Investments the consideration paid for which consists solely of Capital Stock (other than Disqualified Capital Stock) of the Issuer;

(18) Investments in an aggregate amount not in excess of 5% of the Consolidated Total Assets for any Investments valued as of the date such Investment is made, including, without limitation, joint ventures; and

(19) Investments the consideration for which was paid by a Person other than the Issuer or any of its Restricted Subsidiaries, without recourse to the Issuer or its Restricted Subsidiaries.

      “Permitted Liens” means:

(1) Liens to secure the performance of statutory obligations, surety or appeal bonds, letters of credit or other obligations of a like nature incurred in the Ordinary Course of Business;

(2) Liens for taxes, assessments and governmental charges, levies or claims (x) that are not yet due and payable or (y) which are due and payable and are being contested in good faith by appropriate proceedings so long as such proceedings stay enforcement of such Liens;

(3) any Lien arising out of a judgment or award not constituting an Event of Default;

(4) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other similar liens imposed by law, which are incurred in the Ordinary Course of Business for sums not more than thirty (30) days delinquent or which are being contested in good faith by appropriate proceedings so long as such contest stays enforcement of such Liens;

(5) survey exceptions, easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material adverse respect with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(6) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

(7) Liens securing Indebtedness permitted pursuant to clause (3) of paragraph (b) of the covenant described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that in the case of purchase money Indebtedness (a) such Indebtedness shall not exceed the cost of the property or assets so acquired, constructed, repaired, added to or improved and shall not be secured by any other property or assets of the Issuer or any Restricted Subsidiary of the Issuer and (b) the Lien securing such Indebtedness shall be created within 180 days after the date of such acquisition or, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien or, in the case of a Refinancing of any purchase money Indebtedness, within 180 days of such Refinancing;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(11) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(12) Liens in existence on the Closing Date;

(13) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary;

(14) leases, subleases, licenses and sublicenses of the type referred to in clause (J) in the second sentence of the definition of “Asset Disposition” granted to third parties in the Ordinary Course of Business;

(15) banker’s liens and rights of offset of the holders of Indebtedness of the Issuer or any Restricted Subsidiary on monies deposited by the Issuer or any Restricted Subsidiary with such holders of indebtedness in the Ordinary Course of Business of the Issuer or any such Restricted Subsidiary;

(16) Liens securing obligations under Interest Swap Obligations or Currency Agreements so long as such obligations relate to Indebtedness that is, and is permitted under the Indenture, to be secured by a Lien on the same property securing such obligations;

(17) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (12) and (13); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clauses (12) and (13) at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any fees and expenses, including premiums related to such Refinancings;

(18) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations;

(19) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries;

(20) other Liens that do not, in the aggregate, secure obligations in an aggregate amount in excess of 5% of Consolidated Total Assets valued as of the date of the Incurrence of any such obligation; and

(21) Liens securing Indebtedness Incurred pursuant to clause (14) of subsection (b) of the “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant.
      “Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to Refinance, other Indebtedness of any such Person; provided that (1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount plus accrued interest and premium, if any, of the Indebtedness so exchanged or refinanced (plus fees); (2) such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being exchanged or refinanced; (3) if the Indebtedness being exchanged or refinanced is subordinated in right of payment to the Senior Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Senior Notes on terms at least as favorable to the holders of the Senior Notes as those contained in the documentation governing the Indebtedness being exchanged or refinanced; and (4) such Permitted Refinancing Indebtedness is incurred by the Issuer or the person who is the obligor on the Indebtedness being exchanged or Refinanced. “Permitted Refinancing Indebtedness” shall not include Indebtedness Incurred to Refinance Indebtedness originally Incurred in violation of the Indenture or pursuant to clause (3), (5), (6), (7), (8), (10) or (11) of paragraph (b) of the covenant described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”.
      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any entity or substantially all of the assets of any such entity, subdivision or business).
      “Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation, and shall include the 6 1/4% Convertible Preferred Stock of the Issuer.
      “principal” of a Senior Note means the principal of the Senior Note plus the premium, if any, payable on the Senior Note which is due or overdue or is to become due at the relevant time.

      “Purchase Agreement” means the Purchase Agreement, dated as of February 2, 2005, by and among the Issuer, the Note Guarantors and Banc of America Securities LLC as representative of the Initial Purchasers.
      “Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.
      “Registration Rights Agreement” means the Exchange and Registration Rights Agreement to be dated as of the Closing Date among the Issuer, the Note Guarantors and Banc of America Securities LLC as representative of the Initial Purchasers.
      “Required Holders” means Holders holding more than 50% of the then outstanding aggregate principal amount at Maturity of the Senior Notes (exclusive of Senior Notes then owned directly or indirectly by the Issuer, or any of its Subsidiaries or Affiliates).
      “Responsible Officer” means the chief executive officer, the president, the chief financial officer, the principal accounting officer or the treasurer (or the equivalent of any of the foregoing) of the Issuer or any of its Subsidiaries or any other officer, partner or member (or person performing similar functions) of the Issuer or any of its Subsidiaries responsible for overseeing the administration of, or reviewing compliance with, all or any portion of the Indenture.
      “Restricted Investment” means any Investment other than a Permitted Investment.
      “Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.
      “Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Issuer or a Restricted Subsidiary of any property, whether owned by the Issuer or any Restricted Subsidiary at the Closing Date or later acquired, which has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person or any other Person from whom funds have been or are to be advanced by such Person on the security of such property.
      “Secured Indebtedness” means any Indebtedness secured by a Lien.
      “7 1/4% Notes” means the 7 1/4% Senior Notes due 2013 of the Issuer.
      “7 1/4% Senior Notes” means those certain 7 1/4% Senior Notes due 2023 of the Issuer issued pursuant to an indenture dated as of July 1, 1993 in the aggregate principal amount of $50,000,000, and any such notes issued in exchange or replacement therefor.
      “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
      “16% Notes” means the 16% Senior Subordinated Discount Notes due 2009 of the Issuer.
      “16% Notes Indenture” means the indenture relating to the 16% Notes dated as of March 26, 2003, among the Issuer, the Guarantors party thereto, and The Bank of New York as Trustee.
      “Spectrum Assets” means the E-Block spectrum licenses granted by the Federal Communications Commission or any spectrum license owned by CBW Co. for which the E-Block may be exchanged.
      “Stated Maturity” when used with respect to any Senior Note or any installment of interest thereon, means the date specified in the Indenture or such Senior Note as the scheduled fixed date on which the principal of such Senior Note or such installment of interest is due and payable and shall not include any contingent obligation to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for payment thereof.
      “Subordinated Indebtedness” of the Issuer means (1) the 16% Notes and (2) any Indebtedness of the Issuer permitted under the Indenture which is expressly subordinated to and junior to the payment and performance of the Senior Notes. “Subordinated Indebtedness” of a Note Guarantor has a correlative meaning.

      “Subsidiary” means with respect to any Person (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof) and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). Any Person becoming a Subsidiary of the Issuer after the Closing Date shall be deemed to have Incurred all of its outstanding Indebtedness on the date it becomes a Subsidiary.
      “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as amended from time to time.
      “Treasury Rate” means, with respect to a redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to February 15, 2010; provided, however, that if the period from such redemption date to February 15, 2010 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to February 15, 2010 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
      “Trust Officer” means, when used with respect to the Trustee, the president, any vice president (whether or not designated by a number or a word or words added before or after the title “vice president”), the secretary, any assistant secretary, the treasurer, any assistant treasurer, or any other officer of the Trustee in its Corporate Trust Administration Department customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.
      “Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.
      “Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be or continues to be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.
      The Board of Directors may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(A) the Issuer certifies to the Holders that such designation complies with the covenant described under “Certain Covenants — Restricted Payments”; and

(B) each Subsidiary to be designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, Incur any Indebtedness pursuant to which the Lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries.

      The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) the Issuer could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.
      Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of such Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.
      “Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

DESCRIPTION OF THE SENIOR SUBORDINATED NOTES
      Definitions of certain terms used in this “Description of the Senior Subordinated Notes” may be found under the heading “Certain Definitions.” For purposes of this section, the term “Issuer” refers only to Cincinnati Bell Inc. and not to any of its subsidiaries. Certain of the Issuer’s subsidiaries guarantee the Senior Subordinated Notes and therefore are subject to many of the provisions contained in this “Description of the Senior Subordinated Notes.” Each subsidiary which guarantees the Senior Subordinated Notes is referred to in this section as a “Note Guarantor.” Each such guarantee is termed a “Note Guarantee.” Defined terms used in this section apply only to the “Description of the Senior Subordinated Notes” and not to the “Description of the Senior Notes” found in another section of this prospectus.
      The Issuer issued the Original Senior Subordinated Notes under an indenture, dated as of November 19, 2003 (for purposes of this section, the “Indenture”), among the Issuer, the Note Guarantors and The Bank of New York, as Trustee (the “Trustee”), a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. The Senior Subordinated Notes offered hereby will be of the same series of notes as the $540 million in aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2014 issued by the Issuer on November 19, 2003 under the Indenture (for purposes of this section only, the “2003 Notes” and, together with the Senior Subordinated Notes offered hereby, for purposes of this section only, the “Senior Subordinated Notes”). Upon completion of the issuance of the Original Senior Subordinated Notes, $640 million in aggregate principal amount of the series was outstanding (prior to giving effect to the Interest Rate Swaps). The Original Senior Subordinated Notes will not trade fungibly with the registered 2003 Notes. Following consummation of the exchange offer, the New Senior Subordinated Notes (which are sometimes referred to in this section as “Exchange Notes”) are expected to trade fungibly with the registered 2003 Notes and bear the same CUSIP number as the registered 2003 Notes. The Original Senior Subordinated Notes and the New Senior Subordinated Notes will, together with the 2003 Notes and the notes issued by the Issuer in exchange for the 2003 Notes, constitute a single class of notes under the Indenture for all purposes including any vote submitted to holders. The Indenture contains provisions which define your rights under the Senior Subordinated Notes. In addition, the Indenture governs the obligations of the Issuer and of each Note Guarantor under the Senior Subordinated Notes. The terms of the Senior Subordinated Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA.
      The New Senior Subordinated Notes will be issued under the same Indenture and will be identical in all material respects to the Original Senior Subordinated Notes, except that the New Senior Subordinated Notes have been registered under the Securities Act and are free of any obligation regarding registration, including the payment of additional interest upon failure to file or have declared effective an exchange offer registration statement or to consummate an exchange offer by certain dates. Unless specifically stated to the contrary, the following description applies equally to the New Senior Subordinated Notes and the Original Senior Subordinated Notes.
      The following description is meant to be only a summary of certain provisions of the Indenture. It does not restate the terms of the Indenture in their entirety. We urge that you carefully read the Indenture as it, and not this description, governs your rights as Holders.
Overview of the Senior Subordinated Notes and the Note Guarantees
      The Senior Subordinated Notes:

•	are general unsecured senior subordinated obligations of the Issuer;

•	rank junior in right of payment to all existing and future Senior Indebtedness of the Issuer, including the 16% Notes;

•	are senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer;

•	rank equally in right of payment with all existing and future Senior Subordinated Indebtedness of the Issuer and the Issuer’s guarantee of Cincinnati Bell Telephone’s 6.30% Debentures, but not the 16% Notes;

•	are effectively subordinated to any Secured Indebtedness of the Issuer and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

•	are effectively subordinated to all liabilities (including trade payables) and Preferred Stock of each Subsidiary of the Issuer that is not a Note Guarantor.
The Note Guarantors
      The Senior Subordinated Notes are guaranteed by each Restricted Subsidiary of the Issuer that Guarantees borrowings by the Issuer under the Credit Agreement.
      The Note Guarantee of each Note Guarantor:

•	is a general unsecured senior subordinated obligation of such Note Guarantor;

•	ranks junior in right of payment to all existing and future Senior Indebtedness of such Note Guarantor, including its Guarantee of the 16% Notes;

•	is senior in right of payment to all existing and future Subordinated Indebtedness of such Note Guarantor;

•	ranks equally in right of payment with all existing and future Senior Subordinated Indebtedness of such Note Guarantor other than its Guarantee of the 16% Notes;

•	is effectively subordinated to any Secured Indebtedness of such Note Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.
      Although the indenture contains limitations on the amount of additional Indebtedness that the Issuer or any Note Guarantor may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” below.
      The Senior Subordinated Notes are not guaranteed by Restricted Subsidiaries of the Issuer that do not Guarantee borrowings by the Issuer under the Credit Agreement or by Unrestricted Subsidiaries. Under the terms of our existing credit facility, none of Cincinnati Bell Telephone, its Subsidiary, Cincinnati Bell Extended Territories LLC, our Mutual Signal Subsidiaries, and for so long as we do not own all of its outstanding equity or membership interests, CB Wireless are guarantors. Accordingly, for so long as these Subsidiaries remain non-guarantors under our existing credit facility, these subsidiaries will not be Note Guarantors. The non-guarantors had (1) assets of $982.3 million, or 51% of our total assets, as of March 31, 2005, (2) liabilities of $563.9 million, or 22% of our total liabilities, as of March 31, 2005, (3) revenue of $964.5 million and $238.1 million, or 80% and 83% of our consolidated revenue, for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively, and (4) operating income of $280.8 million and $49.9 million, or 94% and 90% of our consolidated operating income for the year ended December 31, 2004 and the three months ended March 31, 2005, respectively.
Principal, Maturity and Interest
      We issued the Original Senior Subordinated Notes in an aggregate principal amount of $100 million. The Senior Subordinated Notes will mature on January 15, 2014. We will issue the New Senior Subordinated Notes in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000.
      Each Senior Subordinated Note offered hereby will bear interest at a rate of 8 3/8% per annum from the most recent date to which interest on the Original Senior Subordinated Notes has been paid. We will pay interest semiannually to Holders of record at the close of business on the January 1 or July 1 immediately preceding the interest payment date on January 15 and July 15 of each year. We will begin paying interest to Holders of New Senior Subordinated Notes on January 15, 2006.

      We will also pay additional interest to Holders if the registration statement, of which this prospectus forms a part, is not declared effective on a timely basis or if certain other conditions are not satisfied.
Indenture May Be Used For Future Issuances
      We may issue an unlimited amount of additional Senior Subordinated Notes having identical terms and conditions to the Senior Subordinated Notes previously issued (the “Additional Notes”). We are only permitted to issue such Additional Notes if at the time of such issuance we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the Senior Subordinated Notes previously issued and will vote on all matters with such Senior Subordinated Notes. For the purposes of the Indenture, the Senior Subordinated Notes offered hereby are Additional Notes.
Paying Agent and Registrar
      We will pay the principal of, premium, if any, interest (including any additional interest), if any, on the Senior Subordinated Notes at any office of ours or any agency designated by us which is located in the Borough of Manhattan, The City of New York. We have initially designated the corporate trust office of the Trustee to act as the agent of the Issuer in such matters. The location of the corporate trust office is 101 Barclay Street, New York, New York 10286. We, however, reserve the right to pay interest to Holders by check mailed directly to Holders at their registered addresses.
      Holders may exchange or transfer their Senior Subordinated Notes at the same location given in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of Senior Subordinated Notes. We, however, may require Holders to pay any transfer tax or other similar governmental charge payable in connection with any such transfer or exchange.
Optional Redemption
      Except as set forth in the following paragraph, we may not redeem the Senior Subordinated Notes prior to January 15, 2009. After this date, we may redeem the Senior Subordinated Notes, in whole or in part, on not less than 30 nor more than 60 days’ prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest and additional interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest and additional interest, if any, due on the relevant interest payment date), if redeemed during the 12-month period commencing on January 15 of the years set forth below:

Redemption
Year	Price

2009	104.188%
2010	102.792%
2011	101.396%
2012 and thereafter	100.000%
      Prior to January 15, 2007, we may, on one or more occasions, also redeem up to a maximum of 35% of the aggregate principal amount of the Senior Subordinated Notes (calculated giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings by the Issuer, at a redemption price equal to 108.375% of the principal amount thereof, plus accrued and unpaid interest and additional interest thereon, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption:

(1) at least 65% of the original aggregate principal amount of the Senior Subordinated Notes (calculated giving effect to any issuance of Additional Notes) remains outstanding; and

(2) any such redemption by the Issuer must be made within 60 days of such Equity Offering and must be made in accordance with certain procedures set forth in the indenture.

Selection
      If we partially redeem Senior Subordinated Notes, the Trustee will select the Senior Subordinated Notes to be redeemed on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Senior Subordinated Note of $1,000 in original principal amount or less will be redeemed in part. If we redeem any Senior Subordinated Note in part only, the notice of redemption relating to such Senior Subordinated Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Subordinated Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Senior Subordinated Note. On and after the redemption date, interest will cease to accrue on Senior Subordinated Notes or portions thereof called for redemption so long as we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest thereon, if any, the Senior Subordinated Notes to be redeemed.
Ranking
      The Indebtedness evidenced by the Senior Subordinated Notes and the Note Guarantees are senior subordinated unsecured obligations of the Issuer and the Note Guarantors, as the case may be. The payment of the principal of, premium, if any, and interest on the Senior Subordinated Notes and any payment pursuant to a Change of Control Offer with respect to the Senior Subordinated Notes will be subordinate in right of payment to the prior payment in full in cash (or any other consideration acceptable to the holders of Senior Indebtedness) of all Senior Indebtedness of the Issuer and the Note Guarantors, as the case may be, including Senior Indebtedness of the Issuer and the Note Guarantors incurred after the Closing Date. The terms of the subordination provisions described herein with respect to the Issuer’s obligations under the Senior Subordinated Notes apply equally to each Note Guarantor and the obligations of such Note Guarantor under its Note Guarantee. Notwithstanding anything contained herein to the contrary, neither the Trustee nor the holders of Senior Subordinated Notes may receive or accept payments under a Note Guarantee at a time when they are not entitled to receive payment under the Senior Subordinated Notes.
      Only Indebtedness of the Issuer or the Note Guarantors that is Senior Indebtedness ranks senior in right of payment to the Senior Subordinated Notes and the relevant Note Guarantee in accordance with the provisions of the Indenture. The Senior Subordinated Notes and the Note Guarantees have the same rank in right of payment as (i) all other Senior Subordinated Indebtedness of the Issuer and the Note Guarantors, respectively, other than the 16% Notes and the Guarantees thereof, and (ii) the 6.30% Debentures by virtue of the Issuer’s subordinated guarantee, and rank senior in right of payment to all other Subordinated Indebtedness of the Issuer and the Note Guarantors, respectively.
      The Issuer is not permitted to pay principal of, premium, if any, or interest (or other amounts) on the Senior Subordinated Notes or make any further deposit pursuant to the provisions described under “Defeasance” below and may not repurchase, redeem or otherwise retire for value any Senior Subordinated Notes (collectively, “pay the Senior Subordinated Notes”) if:

(1) a payment default on any Senior Indebtedness (including upon any acceleration of the maturity thereof) occurs and is continuing; or

(2) any other default on Designated Senior Indebtedness occurs that permits holders of the Designated Senior Indebtedness to accelerate the maturity thereof and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Representative of any Designated Senior Indebtedness or the Issuer.
      Payments on the Senior Subordinated Notes may and shall be resumed:

(1) in the case of payment default, upon the date on which such default is cured or waived or will have ceased to exist; and

(2) in case of a nonpayment default, upon the earlier of (x) the date on which such nonpayment default is cured or waived or will have ceased to exist (so long as no other default with respect to such

Designated Senior Indebtedness exists) and (y) 179 days after the date on which the applicable Payment Blockage Notice is received.

      No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.
      No known default (other than a payment default) that existed upon the commencement of a Payment Blockage Notice (whether or not such default is on the same issue of Designated Senior Indebtedness) shall be made the basis for the commencement of any other Payment Blockage Notice, unless such default has been cured or waived or has ceased to exist and thereafter subsequently reoccurred.
      In the event of (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Issuer or any Note Guarantor or to any of their assets, or (b) any payment or distribution of the assets of the Issuer or any Note Guarantor to creditors upon a total or partial liquidation, dissolution or other winding up of the Issuer or such Note Guarantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Issuer or any Note Guarantor, then and in any such event the holders of Senior Indebtedness shall be entitled to receive payment in full in cash or other payment satisfactory to the holders of Senior Indebtedness (in their sole discretion) of all amounts due or to become due on or in respect of all Senior Indebtedness before the Holders of the Senior Subordinated Notes are entitled to receive any payment on account of principal of or interest on the Senior Subordinated Notes or on account of the purchase, redemption or other retirement of Senior Subordinated Notes (including any payment pursuant to the terms of a Change of Control Offer), and to that end the holders of Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Senior Subordinated Notes or any Note Guarantee in any such case, proceeding, receivership, dissolution, liquidation, reorganization or other winding up or event.
      In the event that, notwithstanding the foregoing provisions of the preceding paragraph, the Holder of any Senior Subordinated Note shall have received any payment or distribution of assets of the Issuer or any Note Guarantor of any kind or character, whether in cash, securities or other property, before all Senior Indebtedness is paid in full, then such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of assets of the Issuer or any such Note Guarantor for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.
      For the purposes of the two preceding paragraphs only, the words “cash, securities or other property” shall not be deemed to include shares of stock of the Issuer or any Note Guarantor as reorganized or readjusted, or securities of the Issuer or any Note Guarantor or any other corporation provided for by a plan of reorganization or readjustment which shares of stock are subordinated in right of payment to all then outstanding Senior Indebtedness at least to the same extent as the Senior Subordinated Notes and Note Guarantees are subordinated as provided in this “Ranking” section. The consolidation of the Issuer with, or the merger of the Issuer into, another person or the liquidation or dissolution of the Issuer following the conveyance or transfer of its properties and assets substantially as an entirety to another person upon the terms and conditions set forth under “Merger and Consolidation” shall not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of the Issuer for the purposes of the two preceding paragraphs if the person formed by such consolidation or into which the Issuer is merged or which acquires by conveyance or transfer such properties and assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions set forth in the first paragraph under “Merger and Consolidation.”
      In the event that any Senior Subordinated Notes are declared due and payable before their Stated Maturity pursuant to the acceleration provisions described under “Defaults,” then and in such event the holders of Senior Indebtedness outstanding at the time such Senior Subordinated Notes so become due and payable shall be entitled to receive payment in full of all amounts due or to become due as a result of such acceleration of the Senior Subordinated Notes on or in respect of all Senior Indebtedness before the Holders of the Senior Subordinated Notes are entitled to receive any payment by the Issuer on account of the principal of or interest on the Senior Subordinated Notes or on account of the purchase, redemption or other retirement of Senior Subordinated Notes (including any payment pursuant to the terms of a Change of Control Offer). The provisions of this paragraph shall not apply to any payment with respect to which the preceding three paragraphs would be applicable. If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Issuer or the Trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration.
      No provision contained in the Indenture or the Senior Subordinated Notes affects the obligations of the Issuer and the Note Guarantors, which are absolute and unconditional, to pay the Senior Subordinated Notes when due. The subordination provisions of the Indenture and the Senior Subordinated Notes do not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any holder to pursue any other rights or remedies with respect to the Senior Subordinated Notes.
      By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Issuer or a Note Guarantor who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Senior Subordinated Notes. See “Risk Factors — Risk Factors Related to the Notes and the Exchange Offer — Senior Subordinated Note holders’ right to receive payments on the Senior Subordinated Notes will be junior to the borrowings under our existing credit facility and all other existing and future senior indebtedness, including the Senior Notes, the 7 1/4% Notes, the Issuer’s 7 1/4% Senior Notes due 2023 and the 16% Notes.”
      The terms of the subordination provisions described above do not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Senior Subordinated Notes pursuant to the provisions described under “Defeasance.”
      The Issuer currently conducts all its operations through its Subsidiaries. To the extent such Subsidiaries are not Note Guarantors, creditors of such Subsidiaries, including trade creditors, and preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including Holders. The Senior Subordinated Notes, therefore, are effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Issuer that are not Note Guarantors. The Senior Subordinated Notes and the Note Guarantees are also effectively subordinated to any Secured Indebtedness of the Issuer and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.
      With respect to the Senior Subordinated Notes and the Note Guarantees after giving effect to the Interest Rate Swaps, as of March 31, 2005 there was outstanding:

•	$1,251 million of Senior Indebtedness of the Issuer (excluding unused commitments under our existing credit facility and including the 16% Notes and the Senior Notes), of which $125 million was Secured Indebtedness;

•	no Senior Indebtedness of the Note Guarantors (excluding the CB Technology Solutions Debt and the guarantees of our existing credit facility, the 7 1/4% Notes, the 16% Notes and the Original Senior Notes);

•	$264 million of indebtedness of non-guarantor subsidiaries (consisting of certain capital lease obligations, the 6.30% Debentures and the Medium Term Notes) effectively ranking senior to the Senior Subordinated Notes and the Note Guarantees to the extent of the value of the assets of such non-guarantor subsidiaries;

•	$690 million of Indebtedness of the Issuer ranking pari passu in right of payment to the Senior Subordinated Notes (consisting of our 2003 Notes and our guarantee of Cincinnati Bell Telephone’s 6.30% Debentures (as described under “Description of Other Indebtedness and Preferred Stock — Cincinnati Bell Telephone — 6.30% Unsecured Senior Debentures due 2028”));

•	no Indebtedness of the Note Guarantors ranking pari passu in right of payment to the Note Guarantees (excluding the guarantees of our 2003 Notes); and

•	$100 million of Indebtedness of the Issuer that is subordinated or junior in right of payment to the Senior Subordinated Notes (consisting of the guarantee by the Issuer of Cincinnati Bell Telephone’s Medium Term Notes (as described under “Description of Other Indebtedness and Preferred Stock — Cincinnati Bell Telephone — Guaranteed Medium Term Notes)) and no Indebtedness of the Note Guarantors that is subordinated in right of payment to the Note Guarantees.
      Although the Indenture limits the Incurrence of Indebtedness by the Issuer and the Restricted Subsidiaries and the issuance of Preferred Stock by the Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. The Issuer and its Subsidiaries may be able to Incur substantial amounts of Indebtedness in certain circumstances. Such Indebtedness may be Senior Indebtedness.
      Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.
Note Guarantees
      The Restricted Subsidiaries of the Issuer that Guarantee borrowings by the Issuer under the Credit Agreement, and certain future subsidiaries of the Issuer (as described below), as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally Guarantee on an unsecured senior subordinated basis as described under “Ranking” above, the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture (including obligations to the Trustee) and the Senior Subordinated Notes, whether for payment of principal of or interest on or additional interest in respect of the Senior Subordinated Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Note Guarantors being herein called the “Guaranteed Obligations”). Such Note Guarantors agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under the Note Guarantees. Each Note Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be Guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Closing Date, the Issuer will cause each Restricted Subsidiary that becomes a Guarantor of borrowings by the Issuer under the Credit Agreement to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will Guarantee payment of the Senior Subordinated Notes. See “Certain Covenants — Future Note Guarantors” below.
      Each Note Guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon each Note Guarantor and its successors and (c) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.
      The Note Guarantee of a Note Guarantor will be released:

(1) in connection with any sale of all of the Capital Stock of such Note Guarantor (including by way of merger or consolidation) to a Person or a group of Persons that is not (either before or after giving effect to such transaction) an Affiliate of the Issuer, if the sale complies with the covenant described under “Certain Covenants — Asset Dispositions” and, to the extent applicable, complies with the provisions described under “Merger and Consolidation”;

(2) if the Issuer designates such Restricted Subsidiary that is a Note Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture; or

(3) if such a Note Guarantor is released from its Guarantee of borrowings by the Issuer under the Credit Agreement.

Change of Control
      Upon the occurrence of any of the following events (each a “Change of Control”), each Holder will have the right to require the Issuer to purchase all or any part of such Holder’s Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest and additional interest, if any, due on the relevant interest payment date):

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole, to any Person unless: (x) pursuant to such transaction such assets are changed into or exchanged for, in addition to any other consideration, securities of such Person that represent immediately after such transaction at least a majority of the aggregate voting power of the Voting Stock of such Person and (y) no “person” (as such term is used in Section 13(d) (3) of the Exchange Act) or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of such Person;

(2) the adoption of a plan relating to the liquidation or dissolution of the Issuer;

(3) any “person” (as such term is used in Sections 13(d) (3) of the Exchange Act) or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Issuer;

(4) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Issuer (together with any new directors whose election by such board of directors of the Issuer or whose nomination for election by the shareholders of the Issuer was approved by a majority vote of the directors of the Issuer then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Issuer then in office;

(5) the merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer and the securities of the Issuer that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Issuer are changed into or exchanged for cash, securities or property, unless (a) pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving Person or transferee and (b) no “person” (as such term is used in Section 13(d) (3) of the Exchange Act) or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of such surviving Person or transferee; or

(6) any “change of control” as defined in any Subordinated Indebtedness of the Issuer or the Note Guarantors to the extent not waived by the holders thereof;
provided, however, that notwithstanding the occurrence of a Change of Control, the Issuer shall not be obligated to purchase the Senior Subordinated Notes pursuant to this section in the event that it has exercised its right to redeem all the Senior Subordinated Notes under the terms of the section titled “Optional Redemption.”
      In the event that at the time of such Change of Control the terms of any Senior Indebtedness restrict or prohibit the repurchase of Senior Subordinated Notes pursuant to this covenant, then prior to the mailing of the notice to Holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1) repay in full all such Senior Indebtedness or, if doing so will allow the purchase of Senior Subordinated Notes, offer to repay in full all such Senior Indebtedness and repay the Senior Indebtedness owing to each holder thereof who has accepted such offer; or

(2) obtain the requisite consent under such Senior Indebtedness to permit the repurchase of the Senior Subordinated Notes as provided for in the immediately following paragraph.
      Within 30 days following any Change of Control, the Issuer shall mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase all or a portion of such Holder’s Senior Subordinated Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest and additional interest, if any, on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 10 Business Days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a Holder must follow in order to have its Senior Subordinated Notes purchased.
      The Issuer is not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Senior Subordinated Notes validly tendered and not withdrawn under such Change of Control Offer.
      The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Senior Subordinated Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.
      The Change of Control purchase feature is a result of negotiations between the Issuer and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer would decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer’s capital structure or credit ratings. Restrictions on the ability of the Issuer to Incur additional Indebtedness are contained in the covenants described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” and “Certain Covenants — Limitation on Liens.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Senior Subordinated Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture does not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

      The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the Credit Agreement and would require the Issuer to offer to purchase the 16% Notes, the 7 1/4% Notes and the Senior Notes offered hereby as set forth in the “Description of Senior Notes” on terms comparable to those described above. Future Indebtedness of the Issuer may contain prohibitions of certain events which would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Issuer to purchase the Senior Subordinated Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the Holders upon a purchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The provisions under the Indenture relative to the Issuer’s obligation to make an offer to purchase the Senior Subordinated Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Senior Subordinated Notes.
Certain Covenants
      The Indenture contains covenants including, among others, the following:

Incurrence of Indebtedness and Issuance of Preferred Stock. (a) The Issuer will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness (including Acquired Indebtedness) and shall not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that the Issuer and its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness), and the Restricted Subsidiaries may issue Preferred Stock, if on the date of such Incurrence and after giving effect thereto the Consolidated Adjusted Debt to EBITDA Ratio is less than 6.00 to 1.00 (this test being referred to herein as the “Leverage Test”). For the purpose of the calculation of the Leverage Test, with respect to any period included in such calculation, Consolidated EBITDA, the components of Consolidated Interest Expense, and Consolidated Adjusted Debt and Capital Expenditures shall be calculated with respect to such period by the Issuer in good faith on a pro forma basis (including and consistent with Permitted Adjustments), giving effect to any Permitted Acquisition, Asset Disposition or Incurrence or redemption or repayment of Indebtedness that has given rise to the need for such calculation, has occurred during such period or has occurred after such period and on or prior to the date of such calculation (each a “Subject Transaction”), including, with regard to Permitted Acquisitions and Asset Dispositions, by using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Issuer and its Restricted Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness Incurred or redeemed or repaid in connection therewith, had been consummated or Incurred or redeemed or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding revolving loans under the Credit Agreement Incurred during such period).
      (b) The foregoing paragraph (a) shall not apply to:

(1) the Incurrence by the Issuer and its Restricted Subsidiaries of the Existing Indebtedness;

(2) the Incurrence by the Issuer and its Restricted Subsidiaries of the Indebtedness represented by the Senior Subordinated Notes and the Note Guarantees (not including any Additional Notes) and the Exchange Notes and the Exchange Note Guarantees issued in exchange therefor;

(3) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness represented by (A) Capitalized Lease Obligations, mortgage financings or purchase money Indebtedness, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction, repair, addition to or improvement of property, plant or equipment used in the business of the Issuer or such Subsidiary, in an aggregate principal amount, not to exceed $180 million at any one time outstanding and (B) other purchase money Indebtedness in an aggregate principal amount not to exceed (without duplication) $10 million at any one time outstanding;

(4) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, Refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be Incurred by the Issuer or such Restricted Subsidiary;

(5) the Incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness (A) between or among the Issuer and any Restricted Subsidiaries of the Issuer and (B) consisting of debits and credits among the Issuer and its Restricted Subsidiaries pursuant to the Centralized Cash Management System; provided, however, that (i) any intercompany Indebtedness which is borrowed by the Issuer or a Note Guarantor from a Restricted Subsidiary that is not a Note Guarantor shall be expressly subordinated to the Senior Subordinated Notes or such Note Guarantor’s Note Guarantee and (ii) (x) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary, or (y) any sale or other transfer of any such Indebtedness to a Person other than the Issuer or a Restricted Subsidiary of the Issuer, or a lender or agent upon exercise of remedies under a pledge of such Indebtedness under the Credit Documents, shall be deemed, in each case of the foregoing clauses (ii) (x) and (y), to constitute an Incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be;

(6) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Interest Swap Obligations that are Incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

(7) the Incurrence by the Issuer and its Restricted Subsidiaries of Indebtedness evidenced by the Credit Documents (and the Guarantees thereof by the Issuer and the Issuer’s Subsidiaries) in a principal amount not exceeding $1,115.6 million less all amounts used to repay Indebtedness under the Credit Agreement pursuant to the covenant described under “Certain Covenants — Asset Dispositions”; provided that, notwithstanding the limitations set forth in this clause (7), in the event of any permanent reduction or repayment of the Credit Agreement’s revolving facility, the Issuer and its Restricted Subsidiaries shall have the right to obtain additional commitments under, and extend the maturity of, such revolving facility (and Incur additional revolving Indebtedness pursuant to such additional commitments) in an amount not exceeding the amount of such permanent reduction; provided, further, that, the aggregate amount of all such additional commitments obtained by the Issuer and its Restricted Subsidiaries since the date of the Indenture does not exceed $100 million;

(8) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness under Currency Agreements;

(9) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness of the Issuer or any of its Restricted Subsidiaries represented by letters of credit for the account of the Issuer or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the Ordinary Course of Business;

(10) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, completion guarantees, letters of credit surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations Incurred in the Ordinary Course of Business;

(11) the Guarantee by the Issuer or any of its Restricted Subsidiaries of Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer that was permitted to be Incurred by another provision of this covenant;

(12) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary of the Issuer providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with an Asset Disposition permitted by the Indenture or other sale or disposition of assets permitted under the Indenture;

(13) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Issuer (other than Indebtedness Incurred in contemplation of, in connection with, as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Subsidiary of or was otherwise acquired by the Issuer); provided, however, that on the date that such Restricted Subsidiary is acquired by the Issuer, the Issuer would have been able to Incur $1.00 of additional Indebtedness under the first paragraph of this covenant pursuant to the Leverage Test after giving effect to the Incurrence of such Indebtedness pursuant to this clause (13);

(14) the Incurrence of Indebtedness not to exceed $35 million at any time outstanding secured by, and only by, the Spectrum Assets; and

(15) the Incurrence of other Indebtedness not to exceed $100 million in the aggregate principal amount at any time outstanding.
      (c) For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (1) through (15) of the immediately preceding paragraph or is entitled to be Incurred pursuant to paragraph (a) of this covenant, the Issuer shall, in its sole discretion, classify (or later reclassify) such Item of Indebtedness in any manner that complies with this covenant and will only be required to include the amount and type of such Indebtedness in one of such clauses of the immediately preceding paragraph or pursuant to paragraph (a) of this covenant; provided that Indebtedness outstanding under the Credit Documents as of the Closing Date shall be deemed to have been Incurred pursuant to clause (7) of paragraph (b) of this covenant. Accrual of interest, accretion of accreted value, amortization of original issue discount, the payment of interest on any Indebtedness in the Form of additional Indebtedness with the same terms as the Indebtedness on which such interest is being paid and any other issuance of securities paid-in-kind shall not be deemed to be Incurrence of Indebtedness for purposes of this covenant, but such amounts shall be included in Consolidated Adjusted Debt to the extent provided for in such definition. In addition, the Issuer may, at any time, change the classification of an Item of Indebtedness (or any portion thereof) to any other clause of the immediately preceding paragraph or to Indebtedness properly Incurred under paragraph (a) of this covenant; provided that the Issuer would be permitted to Incur such Item of Indebtedness (or portion thereof) pursuant to such other clause of the immediately preceding paragraph or paragraph (a) of this covenant, as the case may be, at such time of reclassification.
      Restricted Payments. (a) The Issuer will not, and will not permit any Restricted Subsidiary, directly or indirectly, to:

(1) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of Capital Stock (including any payment in connection with a merger or consolidation involving the Issuer or any of its Restricted Subsidiaries), except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Capital Stock or Capital Stock convertible into or exchangeable for Disqualified Capital Stock) and (y) dividends or distributions payable to the Issuer or to a Restricted Subsidiary (and, if the Restricted Subsidiary making such dividend or distribution has equityholders other than the Issuer or another Restricted Subsidiary, to such equityholders on a pro rata basis);

(2) purchase, redeem or otherwise acquire for value any shares of Capital Stock of the Issuer or any of its Restricted Subsidiaries now or hereafter outstanding held by a Person other than the Issuer or another Restricted Subsidiary;

(3) make any payment or prepayment of principal of, premium, if any, interest, redemption, exchange, purchase, retirement, defeasance, sinking fund or other payment with respect to, any Subordinated Indebtedness of the Issuer prior to scheduled maturity, scheduled payment, scheduled repayment or scheduled sinking fund payment thereof (except redemption, exchange, purchase, retirement, defeasance, sinking fund or other payment within twelve months of the final maturity thereof); or

(4) make any Restricted Investments
(the items described in clauses (1), (2), (3), and (4) are referred to as “Restricted Payments”); except that the Issuer or any Restricted Subsidiary of the Issuer may make a Restricted Payment if at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default will have occurred and be continuing (or would result therefrom);

(B) the Issuer could Incur at least $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(C) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by subsections (b) (1) through (5), inclusive, (8) and (9) of this covenant), would be less than the sum, without duplication, of:

(i) Consolidated EBITDA minus 150% of Consolidated Interest Expense for the period (taken as one accounting period) from July 1, 2003 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements of the Issuer and its Restricted Subsidiaries are available at the time of such Restricted Payment;

(ii) to the extent that any Restricted Investment that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment;

(iii) the amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued as provided in the definition of “Investment”);

(iv) net cash dividends or other net cash distributions paid to the Issuer or any Restricted Subsidiary from Unrestricted Subsidiaries;

(v) the aggregate net cash proceeds and fair market value of property received by the Issuer from the issue or sale of its Capital Stock (other than Disqualified Capital Stock) or other capital contributions subsequent to the Closing Date (other than net cash proceeds or property (x) received from an issuance or sale of such Capital Stock to a Subsidiary of the Issuer or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Issuer or any Restricted Subsidiary or (y) applied for the purposes of clause (1) of paragraph (b) below); and

(vi) aggregate net cash proceeds received by the Issuer from the issue or sale since the Closing Date of debt securities that have been converted into Capital Stock (other than Disqualified Capital Stock) of the Issuer.
      (b) The provisions of the foregoing paragraph (a) will not prohibit any of the following:

(1) the defeasance, redemption or repurchase of (x) Subordinated Indebtedness of the Issuer properly Incurred under the Indenture with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Capital Stock of the Issuer or (y) Convertible Preferred Stock or other Capital Stock of the Issuer with the Net Cash Proceeds from the substantially concurrent sale (other than to a Subsidiary of the Issuer) of Capital Stock of the Issuer (other than Disqualified Capital Stock);

(2) the pro rata redemption or repurchase by any Restricted Subsidiary of the Issuer of its common stock;

(3) the making by the Issuer of regularly scheduled payments in respect of any Subordinated Indebtedness of the Issuer properly Incurred under the Indenture in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, any agreement pursuant to which such Subordinated Indebtedness was issued;

(4) the making by the Issuer and its Restricted Subsidiaries of Permitted Acquisitions;

(5) the making by the Issuer of regularly scheduled dividend payments in respect of 6 3/4% Cumulative Convertible Preferred Stock of the Issuer in accordance with the terms thereof;

(6) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant;

(7) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of the Issuer or any of its Subsidiaries from employees, former employees, directors or former directors of the Issuer or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of the Issuer under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases shall not exceed $5 million in any calendar year;

(8) the issuance of common stock of the Issuer to officers, directors and employees as part of compensation arrangements; and

(9) the making by the Issuer and its Restricted Subsidiaries of other Restricted Payments not to exceed $10 million in the aggregate since the Closing Date.
      Dividend and Other Payment Restrictions Affecting Subsidiaries. The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions to the Issuer with respect to any Capital Stock of such Restricted Subsidiary or any other interest or participation in, or measured by, such Restricted Subsidiary’s profits, or pay any Indebtedness or other obligations owed to the Issuer or the Issuer’s other Restricted Subsidiaries;

(2) make loans or advances to the Issuer or the Issuer’s other Restricted Subsidiaries; or

(3) transfer any of such Restricted Subsidiary’s property or assets to the Issuer or the Issuer’s other Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

(A) existing Indebtedness and agreements as in effect at or entered into on the Closing Date;

(B) the Credit Documents as in effect as of the Closing Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or Refinancings thereof permitted under the Indenture; provided, however, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or Refinancings are not materially more restrictive with respect to such provisions than those contained in the Credit Documents on the date hereof;

(C) the Indenture and the Senior Subordinated Notes;

(D) Applicable Law;

(E) any encumbrance or restriction

(i) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or

(ii) contained in security agreements securing Indebtedness of the Issuer or a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(F) capital leases or purchase money obligations for property acquired in the Ordinary Course of Business that impose restrictions of the nature described in clause (E) above on the property so acquired;

(G) Permitted Refinancing Indebtedness; provided, however, that such restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive than those contained in the agreements governing the Indebtedness being Refinanced;

(H) any instrument governing Indebtedness, Capital Stock or assets of a Person acquired by the Issuer or any of the Issuer’s Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such instrument was created or such Indebtedness was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be Incurred;

(I) secured Indebtedness otherwise permitted to be Incurred pursuant to the Indenture that limits the right of the debtor thereunder to dispose of the assets securing such Indebtedness;

(J) contracts for the sale of assets, including without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into or the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(K) restrictions on deposits or minimum net worth requirements imposed by customers under contracts entered into in the Ordinary Course of Business;

(L) customary provisions in joint venture agreements, licenses and leases and other similar agreements entered into in the Ordinary Course of Business;

(M) any encumbrance or restriction contained in an agreement evidencing Indebtedness of a Restricted Subsidiary permitted to be Incurred subsequent to the Closing Date pursuant to the covenant described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; or

(N) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (M) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
      Asset Dispositions. (a) The Issuer will not, and will not permit any Restricted Subsidiary to, consummate any Asset Disposition (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries as a whole is governed by the provisions described under “Merger and Consolidation” herein and not by the provisions of this covenant) unless:

(1) the consideration received is at least equal to the fair market value of such assets (except as the result of (x) any foreclosure or sale by the lenders under the Credit Documents or (y) Net Proceeds received from an insurer or a Governmental Authority, as the case may be, in the event of loss, damage, destruction or condemnation); and

(2) in the case of Asset Dispositions that are not Permitted Asset Swaps, at least 75% of the consideration thereof received by the Issuer or such Restricted Subsidiary is in the form of cash and Cash Equivalents.
      For the purposes of this covenant, the following are deemed to be cash:

•	any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet) of the Issuer or any Restricted Subsidiary that are assumed by the transferee of any such assets pursuant to any arrangement releasing the Issuer or such Restricted Subsidiary from further liability and

•	any securities, notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents within 90 days after the Asset Disposition (to the extent of the cash received).
      (b) Within 365 days after the receipt of any Net Proceeds from an Asset Disposition, the Issuer or the Restricted Subsidiary making such Asset Disposition, as the case may be, may, at its option, apply such Net Proceeds (i) to permanently reduce Senior Indebtedness or any Indebtedness of the Restricted Subsidiaries of the Issuer which are not Note Guarantors, or to purchase the Senior Subordinated Notes (with the consent of the Holders thereof to the extent required) or indebtedness ranking pari passu with the Senior Subordinated Notes (and to correspondingly reduce commitments with respect thereto, to the extent applicable) or (ii) to the acquisition of a controlling interest in another business, the making of Capital Expenditures or the investment in or acquisition of other long-term assets, in each case, in the same or a similar line of business as the Issuer and its Subsidiaries engaged in at the time such assets were sold or in a business reasonably related, complementing or ancillary thereto or a reasonable expansion thereof. Pending the final application of any such Net Proceeds, the Issuer may temporarily reduce revolving credit Indebtedness under the Credit Agreement or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Dispositions that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $15 million, the Issuer shall make an Asset Sale Offer to purchase the maximum principal amount of Senior Subordinated Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture; provided, however, that if the Issuer elects (or is required by the terms of any other Indebtedness (other than Subordinated Indebtedness or Disqualified Capital Stock) of the Issuer), such Asset Sale Offer may be made ratably to purchase the Senior Subordinated Notes and other Indebtedness (other than Subordinated Indebtedness or Disqualified Capital Stock) of the Issuer. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.
      (c) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Subordinated Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.
      Transactions with Affiliates. (a) The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory, or other services) with any Affiliate of the Issuer (each, an “Affiliate Transaction”) except:

(1) the performance of any agreements as in effect as of the Closing Date or the consummation of any transaction contemplated thereby (including pursuant to any amendment thereto as long as any such amendment is not disadvantageous to the Holders of the Senior Subordinated Notes in any material respect);

(2) transactions (i) the terms which are not materially less favorable to the Issuer or such Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Issuer and (ii) with respect to which the Issuer delivers to the Trustee (A) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10 million, a resolution of the Board of Directors of the Issuer set forth in an Officers’ Certificate certifying that such Affiliate transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Issuer, and (B) with respect to any Affiliate Transaction or series of Affiliate Transactions (other than any Affiliate Transaction with Cincinnati Bell Technology Solutions Inc.) involving in excess of $30 million, an opinion as to the fairness of such Affiliate Transaction to the Issuer from a financial point of view issued by an Independent Qualified Party;

(3) payment of customary compensation to officers, employees, consultants and investment bankers for services actually rendered to the Issuer or such Restricted Subsidiary, including indemnity;

(4) payment of director’s fees plus expenses and customary indemnification of directors;

(5) the payment of the fees, expenses and other amounts payable by the Issuer and its Restricted Subsidiaries in connection with the offering of the Senior Subordinated Notes;

(6) Restricted Payments permitted by the covenant described under “Certain Covenants — Restricted Payments” and Permitted Investments;

(7) transactions (x) between or among the Issuer and its Restricted Subsidiaries, (y) between and among the Restricted Subsidiaries and (z) between or among the Issuer and/or its Subsidiaries pursuant to the Centralized Cash Management System;

(8) any licensing agreement or similar agreement entered into in the Ordinary Course of Business relating to the use of technology or intellectual property between any of the Issuer and its Subsidiaries, on the one hand, and any company or other Person which is an Affiliate of the Issuer or its subsidiaries by virtue of the fact that Person has made an Investment in or owns any Capital Stock of such company or other Person which are fair to the Issuer or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(9) the issuance of payments, awards or grants, in cash or otherwise, pursuant to, or the funding of, employment arrangements approved by the Board of Directors of the Issuer in good faith and customary loans and advances to employees of the Issuer, or any Restricted Subsidiary of the Issuer to the extent otherwise permitted in the Indenture;

(10) sale of services by the BRCOM Group to the Issuer and its Restricted Subsidiaries, so long as the prices for such services are consistent with past practices, are upon terms which are not less favorable to the Issuer or such Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of the Issuer; and

(11) transactions permitted under Sections 5.06(f) and 5.06(k) of the 16% Notes Indenture, as such Sections may be amended from time to time, and transactions described in the offering circular relating to the 2003 Notes under “Relationship Between Cincinnati Bell and BRCOM — Intercompany Arrangements”.

      Transactions permitted by Sections 5.06(f) and 5.06(k) of the 16% Notes Indenture consist primarily of pension plan services, management services, payroll and accounts-payable processing services, managed internet and hardware services, hosting/allocation services, helpdesk services, equipment and office supply services and the leasing of office space.
      Limitation on Issuance and Sales of Capital Stock of Subsidiaries. The Issuer shall not, and shall not permit any Restricted Subsidiary to, transfer, convey, sell, issue, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than to the Issuer or another Restricted Subsidiary of the Issuer), unless such transfer, conveyance, sale, lease or other disposition shall be made in accordance with the covenant described under “Certain Covenants — Asset Dispositions,” including the provision of such covenant governing the application of Net Proceeds from such transfer, conveyance, sale, lease or other disposition; provided, however, that this covenant shall not restrict any pledge of Capital Stock of the Issuer and its Restricted Subsidiaries securing Indebtedness under the Credit Documents or other Indebtedness permitted to be secured under the covenant described under “Certain Covenants — Limitation on Liens.”
      Limitation on Liens. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (other than (a) Liens securing Senior Indebtedness and (b) Permitted Liens) on any asset now owned or hereafter acquired to secure any Indebtedness of the Issuer or such Restricted Subsidiary; provided that the Issuer or any Restricted Subsidiary may create, incur or assume Liens to secure any Indebtedness or a Guarantee thereof, so long as concurrently with the incurrence or assumption of such Lien the Issuer or such Restricted Subsidiary effectively provides that the Senior Subordinated Notes shall be secured equally and ratably with (or prior and senior to, in the case of Liens with respect to Subordinated Indebtedness) such Indebtedness, so long as such Indebtedness shall be so secured.
      Commission Reports. Whether or not required by the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as the Senior Subordinated Notes are outstanding, the Issuer shall file with the Commission and provide the Trustee, Holders and prospective Holders (upon request) within 15 days after it files or is required to file them with the Commission, copies of its annual report and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. In addition, the Issuer shall furnish to the Trustee and the Holders, promptly upon their becoming available, copies of the annual report to shareholders and any other information provided by the Issuer to its public shareholders generally. The Issuer also will comply with the other provisions of Section 314(a) of the TIA.
      Future Note Guarantors. The Issuer shall cause each Restricted Subsidiary that becomes a guarantor of borrowings of the Issuer under the Credit Agreement to become a Note Guarantor, and, if applicable, to execute and deliver to the Trustee a supplemental guarantee pursuant to which such Restricted Subsidiary will guarantee payment of the Senior Subordinated Notes.
      Limitation on Lines of Business. The Issuer shall not, and shall not permit any of its Subsidiaries directly or indirectly to engage in any business other than business of the type engaged in at the date hereof and any business reasonably related, complementing or ancillary thereto or a reasonable expansion thereof.
      Sale of Assets of the BRCOM Group. Notwithstanding any provision contained herein, the execution and delivery of the Agreement for the Purchase and Sale of Assets dated as of February 22, 2003, as amended on June 6, 2003 and June 13, 2003 (the “BCSI Purchase Agreement”) by and between BCSI, BCSIVA Inc. (f/k/a Broadwing Communications Services of Virginia, Inc.), Broadwing Communications Real Estate Services LLC, BRWSVCS LLC (f/k/a Broadwing Services LLC), IXC Business Services LLC, BRWL LLC (f/k/a Broadwing Logistics LLC), BTI Inc. (f/k/a Broadwing Telecommunications Inc.), IXC Internet Services, Inc., and MSM Associates, Limited Partnership, on the one side, and C III Communications, LLC, and C III Communications Operations, LLC, on the other side, and the performance by the Issuer and its Subsidiaries of all transactions contemplated thereby shall be permitted by, and shall not constitute a Default or Event of Default under, the Indenture.
Merger and Consolidation
      The Issuer will not consolidate with or merge with or into (whether or not the Issuer is the surviving corporation), or directly and/or indirectly through its Subsidiaries sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties and assets of the Issuer and the Restricted Subsidiaries taken as a whole in one or more related transactions, to any other Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Issuer”) shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Issuer) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in Form satisfactory to the Trustee, all the obligations of the Issuer under the Senior Subordinated Notes and the Indenture;

(2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(4) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) are permitted by and comply with the Indenture.

      The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Senior Subordinated Notes.
      Notwithstanding the foregoing:

(A) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or any Note Guarantor; and

(B) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another jurisdiction to realize tax or other benefits.
      The restrictions contained in this Section “Merger and Consolidation” shall not apply to any disposition of properties or assets of the BRCOM Group.
Defaults
      Each of the following is an Event of Default:

(1) a default in any payment of interest on any Senior Subordinated Note when due and payable or in any payment of additional interest continued for 30 days;

(2) a default in the payment of principal of any Senior Subordinated Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise;

(3) the failure of the Issuer or any Subsidiary to comply with its obligations under the covenant described under “Merger and Consolidation” above;

(4) the failure by the Issuer or any Subsidiary to comply for 30 days after notice with any of its obligations under the covenants described under “Change of Control” (other than a failure to purchase Senior Subordinated Notes), or “Certain Covenants” above;

(5) the failure by the Issuer or any Subsidiary to comply for 60 days after notice with its other agreements contained in the Senior Subordinated Notes or the Indenture;

(6) the failure by the Issuer or any Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $20 million or its foreign currency equivalent (the “cross acceleration provision”);

(7) the rendering of any judgment or decree for the payment of money in excess of $30 million or its foreign currency equivalent against the Issuer or a Subsidiary if such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed, and is not adequately covered by insurance or indemnities which have been cash collateralized (the “judgment default provision”); and

(8) certain events of bankruptcy, insolvency or reorganization of the Issuer or a Significant Subsidiary (the “bankruptcy provisions”).

      The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
      However, a default under clauses (4) or (5) will not constitute an Event of Default until the Trustee notifies the Issuer or the Holders of at least 25% in principal amount of the outstanding Senior Subordinated Notes notify the Issuer and the Trustee of the default and the Issuer does not cure such default within the time specified in clauses (4) or (5) hereof after receipt of such notice.
      If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Senior Subordinated Notes by notice to the Issuer may declare the principal of and accrued but unpaid interest on all the Senior Subordinated Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of and interest on all the Senior Subordinated Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Senior Subordinated Notes may rescind any such acceleration with respect to the Senior Subordinated Notes and its consequences.
      Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Senior Subordinated Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in principal amount of the outstanding Senior Subordinated Notes have requested the Trustee in writing to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Senior Subordinated Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.
      Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Senior Subordinated Notes will be given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.
      If a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Senior Subordinated Note (including payments pursuant to the redemption provisions of such Senior Subordinated Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Issuer will be required to deliver to the Trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer shall also comply with Section 314(a) (4) of the TIA.
Amendments and Waivers
      Subject to certain exceptions, the Indenture or the Senior Subordinated Notes may be amended with the written consent of the Holders of a majority in principal amount of the Senior Subordinated Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Senior Subordinated Notes then outstanding. However, without the consent of each Holder of an outstanding Senior Subordinated Note affected, no amendment may, among other things:

(1) reduce the amount of Senior Subordinated Notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest or any additional interest on any Senior Subordinated Note;

(3) reduce the principal of or change the Stated Maturity of any Senior Subordinated Note;

(4) reduce the premium payable upon the redemption of any Senior Subordinated Note or change the time at which any Senior Subordinated Note may be redeemed as described under “Optional Redemption” above;

(5) make any Senior Subordinated Note payable in money other than that stated in the Senior Subordinated Note;

(6) impair the right of any Holder to receive payment of principal of, and interest or any additional interest on, such Holder’s Senior Subordinated Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Senior Subordinated Notes;

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8) make any change in the ranking or priority of any Senior Subordinated Note or Note Guarantee that would adversely affect the Holders; or

(9) release, other than in accordance with the Indenture, any Note Guarantee or collateral securing the Senior Subordinated Notes.
      Without the consent of any Holder, the Issuer, the Note Guarantors and the Trustee may amend the Indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of the obligations of the Issuer under the Indenture;

(3) provide for uncertificated Senior Subordinated Notes in addition to or in place of certificated Senior Subordinated Notes (provided, however, that the uncertificated Senior Subordinated Notes are issued in registered Form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Senior Subordinated Notes are described in Section 163(f) (2) (B) of the Code);

(4) add additional Guarantees with respect to the Senior Subordinated Notes;

(5) secure the Senior Subordinated Notes;

(6) add to the covenants of the Issuer for the benefit of the Holders or to surrender any right or power conferred upon the Issuer;

(7) make any change that does not adversely affect the rights of any Holder, subject to the provisions of the indenture;

(8) provide for the issuance of the Exchange Notes or Additional Notes;

(9) comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA; or

(10) change the name or title of the Senior Subordinated Notes, and any conforming changes related thereto.
      However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Issuer or a Note Guarantor then outstanding unless the holders of such Senior Indebtedness (or any group or Representative thereof authorized to give a consent) consent to such change.
      The consent of the Holders will not be necessary to approve the particular Form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.
      After an amendment becomes effective, the Issuer is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.
Transfer and Exchange
      A Holder will be able to transfer or exchange Senior Subordinated Notes. Upon any transfer or exchange, the registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes required by law or permitted by the Indenture. The Issuer will not be required to transfer or exchange any Senior Subordinated Note selected for redemption or to transfer or exchange any Senior Subordinated Note for a period of 15 days prior to a selection of Senior Subordinated Notes to be redeemed. The Senior Subordinated Notes will be issued in registered form and the Holder will be treated as the owner of such Senior Subordinated Note for all purposes.
Defeasance
      The Issuer may at any time terminate all its obligations under the Senior Subordinated Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Senior Subordinated Notes, to replace mutilated, destroyed, lost or stolen Senior Subordinated Notes and to maintain a registrar and paying agent in respect of the Senior Subordinated Notes.
      In addition, the Issuer may at any time terminate:

(1) its obligations under the covenants described under “Change of Control” and “Certain Covenants”;

(2) the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “Defaults” above and the limitations contained in clause (3) under “Merger and Consolidation” above (“covenant defeasance”).
      In the event that the Issuer exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its Note Guarantee.
      The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the Senior Subordinated Notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Senior Subordinated Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) or (8) (with respect only to Significant Subsidiaries) under “Defaults” above or because of the failure of the Issuer to comply with clause (3) under “Merger and Consolidation” above.

      In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money in an amount sufficient or U.S. Government Obligations, the principal of and interest on which will be sufficient, or a combination thereof sufficient, to pay the principal of, premium (if any) and interest on, and additional interest, if any, in respect of the Senior Subordinated Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).
Concerning the Trustee
      The Bank of New York is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the Senior Subordinated Notes.
Governing Law
      The Indenture and the Senior Subordinated Notes are governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.
Certain Definitions
      “Acquired Indebtedness” means, with respect to any specified Person, (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness Incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person at the time such asset is acquired by such specified Person.
      “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that, for purposes of the covenant described under “Certain Covenants — Transactions With Affiliates” only, in the case of the Issuer or any of its Subsidiaries beneficial ownership of 10% or more of the Voting Stock in the Issuer or such Subsidiary, as the case may be, shall be deemed to be control; provided, further, that, for purposes of the covenant described under “Certain Covenants — Transactions With Affiliates”, AT&T Wireless Services shall not be deemed to control CBW or its Subsidiaries solely by virtue of its ownership of more than 10% of the Voting Stock of CBW unless and until such time as AT&T Wireless Services shall own more than 110% of the percentage of Voting Stock of CBW that it owns as of the Closing Date. Notwithstanding the foregoing, in no event will any Holder, any lender under the Credit Agreement, any holder of the Senior Notes or any holder of the 16% Notes or any of their respective Affiliates be deemed to be an Affiliate of the Issuer or any of its Subsidiaries solely by virtue of purchasing or holding any such securities or being such a lender.
      “Applicable Law” means all laws, statutes, rules, regulation and orders of, and legally binding interpretations by, any Governmental Authority any judgments, decrees, injunctions, writs, permits, orders or like governmental action of any Governmental Authority applicable to the Issuer or any of its Subsidiaries or any of their properties, assets or operation, excluding Environmental Laws.

      “Asset Disposition” means the disposition by the Issuer or any Restricted Subsidiary of the Issuer whether by sale, issuance, lease (as lessor (other than under operating leases)), transfer, loss, damage, destruction, condemnation or other transaction (including any merger or consolidation) or series of related transactions of any of the following:

(1) any of the Capital Stock of any of the Issuer’s Restricted Subsidiaries;

(2) all or substantially all of the assets of the Issuer or any of its Restricted Subsidiaries (it being understood and agreed that the disposition of the BRCOM Group or any assets of the BRCOM Group does not constitute a disposition of all or substantially all of the assets of the Issuer or any of its Restricted Subsidiaries); or

(3) any other assets of the Issuer or any of its Restricted Subsidiaries.
      Notwithstanding the foregoing, “Asset Disposition” shall be deemed not to include:

(A) a transfer of assets by the Issuer to a Restricted Subsidiary of the Issuer, or by a Restricted Subsidiary of the Issuer to the Issuer or to another Restricted Subsidiary of the Issuer;

(B) an issuance of Capital Stock by a Subsidiary of the Issuer to the Issuer or to a Restricted Subsidiary of the Issuer;

(C) a Restricted Payment that is permitted by the covenant described under “Certain Covenants — Restricted Payments”;

(D) a Permitted Investment;

(E) any conversion of Cash Equivalents into cash or any other Form of Cash Equivalents;

(F) any foreclosure on assets;

(G) sales or dispositions of past due accounts receivable or notes receivable in the Ordinary Course of Business;

(H) transactions permitted under “Merger and Consolidation”;

(I) grants of credits and allowances in the Ordinary Course of Business;

(J) operating leases or the sublease of real or personal property or licenses of intellectual property, in each case, on commercially reasonable terms entered into in the Ordinary Course of Business;

(K) trade-ins or exchanges of equipment or other fixed assets;

(L) the sale and leaseback of any assets within 180 days of the acquisition thereof;

(M) sales of damaged, worn-out or obsolete equipment or assets that, in the Issuer’s reasonable judgment, are no longer either used or useful in the business of the Issuer or its Subsidiaries;

(N) dispositions of inventory in the Ordinary Course of Business;

(O) the disposition of cash or investment securities in the ordinary course of management of the investment portfolio of the Issuer and its applicable Subsidiaries;

(P) sales of assets with a fair market value of less than $500,000; or

(Q) sales of other assets with a fair market value not to exceed $5 million in the aggregate in any fiscal year.
      “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the implicit rate of interest borne by the Senior Subordinated Notes including any pay-in-kind interest and amortization discount) determined in accordance with GAAP of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

      “BCSI” means BCSI Inc. (f/k/a Broadwing Communications Services Inc.), a Subsidiary of BRCOM.
      “Board” or “Board of Directors” means, as to any Person, the board of directors, the board of advisors or other similar governing body of such Person.
      “BRCOM” means BRCOM Inc. (f/k/a Broadwing Communications Inc.), a Delaware corporation.
      “BRCOM Group” means BRCOM and its Subsidiaries.
      “Business Day” means each day which is not a Legal Holiday.
      “Capital Expenditures” means, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to fixed or capital assets (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.
      “Capitalized Lease Obligations” means, at the time any determination thereof is to be made, an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.
      “Capital Stock” of any Person means any and all shares, interests, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities including those convertible into such equity.
      “Cash Equivalents” means (1) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (2) commercial paper maturing no more than one year from the date of acquisition and issued by a corporation organized under the laws of the United States that has a rating of at least A-1 from S&P or at least P-1 from Moody’s; (3) time deposits maturing no more than thirty (30) days from the date of creation, certificates of deposit, money market deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by, or overnight reverse repurchase agreements from, any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital, surplus and undivided profits of not less than $250,000,000; (4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (3) above; (5) deposits or investments in mutual or similar funds offered or sponsored by brokerage or other companies having membership in the Securities Investor Protection Corporation and having combined capital and surplus of not less than $250,000,000; and (6) other money market accounts or mutual funds which invest primarily in the securities described above.
      “CBW” means Cincinnati Bell Wireless LLC, an Ohio limited liability company.
      “CBW Co.” means Cincinnati Bell Wireless Company, an Ohio corporation.
      “Centralized Cash Management System” means the cash management system referred to in Section 5.02(f) (ix) of the Credit Agreement as in effect on the date hereof and described in Schedule 5.01(r) thereof.
      “Closing Date” means the date of the Indenture.
      “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
      “Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the Closing Date such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

      “Consolidated” or “consolidated” (including the correlative term “consolidating” or on a “consolidated basis”) when used with reference to any financial term in the Indenture, means the consolidation for two or more Persons of the amounts signified by such term for all such Persons, with intercompany items eliminated in accordance with GAAP.
      “Consolidated Adjusted Debt” means the sum of (a) Indebtedness of the Issuer and its Restricted Subsidiaries (exclusive of Indebtedness of the type that could be Incurred under clause (6) or (8) or paragraph (b) under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”) determined on a consolidated basis in accordance with GAAP.
      “Consolidated Adjusted Debt to EBITDA Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted Debt as of such date to (b) Consolidated EBITDA for the applicable four-quarter period ending on the last day of the most recently ended quarter for which consolidated financial statements of the Issuer and its Restricted Subsidiaries are available.
      “Consolidated EBITDA” means for the applicable period of measurement, the Consolidated Net Income of the Issuer and its Restricted Subsidiaries on a consolidated basis, plus, without duplication, the following for the Issuer and its Restricted Subsidiaries to the extent deducted in calculating such Consolidated Net Income: (1) Consolidated Interest Expense for such period, plus (2) provisions for taxes based on income, plus (3) total depreciation expense, plus (4) total amortization expense, plus (5) other non-cash items reducing Consolidated Net Income (excluding any such non-cash Item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item) less other non-cash items increasing Consolidated Net Income (excluding any such non-cash Item to the extent it represents the reversal of an accrual or reserve for potential cash Item in any prior period), plus (6) charges taken in accordance with SFAS 142, plus (7) all net cash extraordinary losses less net cash extraordinary gains.
      “Consolidated Interest Expense” means for the applicable period of measurement of the Issuer and its Restricted Subsidiaries on a consolidated basis, the aggregate interest expense for such period determined in accordance with GAAP (including all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) for the Issuer and its Restricted Subsidiaries on a consolidated basis, but excluding all amortization of financing fees and other charges incurred by the Issuer and its Restricted Subsidiaries in connection with the issuance of Indebtedness.
      “Consolidated Net Income” means for any period the net income (or loss) before provision for dividends on Preferred Stock of the Issuer and its Restricted Subsidiaries on a consolidated basis for such period determined in conformity with GAAP, but excluding, without duplication, the following clauses (1) through (6) to the extent included in the computations thereof:

(1) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Issuer or any of its Restricted Subsidiaries;

(2) the income (or loss) of any Person (other than the Issuer or a Restricted Subsidiary) in which such Person has an interest except to the extent of the amount of dividends or other distributions actually paid to the Issuer or a Restricted Subsidiary (which amount shall be included in Consolidated Net Income);

(3) the income of any Restricted Subsidiary of the Issuer to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary (except to the extent of the amount of dividends or similar distributions actually lawfully paid to the Issuer or a Restricted Subsidiary);

(4) any after tax gains or losses attributable to Asset Dispositions or returned surplus assets of any pension plan;

(5) (to the extent not included in clauses (1) through (4) above) (i) any net extraordinary gains or net extraordinary losses or (ii) any net non-recurring gains or non-recurring losses to the extent attributable to Asset Dispositions, the exercise of options to acquire Capital Stock and the extinguishment of Indebtedness; and

(6) cumulative effect of a change in accounting principles.
      “Consolidated Total Assets” means, as at any date of determination, the aggregate amount of assets reflected on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries (excluding, however, for the avoidance of doubt the assets of the BRCOM Group) prepared in accordance with GAAP most recently delivered to the Holders pursuant to the covenant described under “Certain Covenants — Commission Reports”.
      “Convertible Preferred Stock” means the 6 3/4% Cumulative Convertible Preferred Stock of the Issuer.
      “Credit Agreement” means the Amendment and Restatement of the Credit Agreement, dated as of November 9, 1999, as amended and restated as of January 12, 2000 and as of March 26, 2003, as amended, by and among the Issuer, BCSI, the lenders party thereto from time to time, Bank of America, N.A., as syndication agent, Citicorp USA, Inc., as administrative agent and certain other agents, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreement or agreements may be amended (including any amendment and restatement thereof), restated, supplemented, replaced, restructured, waived, Refinanced or otherwise modified from time to time, including any amendment, supplement, modification or agreement adding Subsidiaries of the Issuer as additional borrowers or guarantors thereunder or extending the maturity of, Refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or any successor or replacement agreement, and whether by the same or any other agent, lender or group of lenders or one or more agreements, contracts, indentures or otherwise.
      “Credit Documents” means the Credit Agreement, any Secured Hedge Agreement that is secured under (and as defined in) the Credit Agreement, and all certificates, instruments, financial and other statements and other documents and agreements made or delivered from time to time in connection therewith and related thereto.
      “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any Subsidiary of the Issuer against fluctuations in currency values.
      “Default” means any event, act or condition that is, or with the giving of notice, lapse of time or both would constitute, an Event of Default.
      “Designated Senior Indebtedness” means:

(1) the Indebtedness under the Credit Documents;

(2) the Indebtedness under the 7 1/4% Notes; and

(3) any other Senior Indebtedness of the Issuer that, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by the Issuer in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of the Indenture; provided that the Company shall so advise the Trustee.
      “Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or Asset Disposition), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or Asset Disposition) on or prior to the Stated Maturity.

      “Environmental Laws” means all applicable foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Emergency Planning and Community Right-to-Know Act.
      “Equity Offering” means a public or private sale for cash of Capital Stock (other than Disqualified Stock or Preferred Stock) of the Issuer.
      “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      “Exchange Guarantee” means each Guarantee of the obligations with respect to the Exchange Notes issued by a Person.
      “Exchange Note” means the senior subordinated debt securities to be issued by the Issuer pursuant to the Registration Rights Agreement. Exchange Note, as used in this section, means the New Senior Subordinated Notes.
      “Existing Indebtedness” means all Indebtedness of the Issuer and its Restricted Subsidiaries existing as of the Closing Date (after giving effect to the redemption, repurchase, repayment or prepayment of Indebtedness out of the proceeds of the Senior Subordinated Notes, but excluding any Indebtedness outstanding under the Credit Documents).
      “fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction between a willing seller and a willing and able buyer. Unless otherwise expressly required elsewhere herein, fair market value will be determined in good faith and, for transactions involving an aggregate consideration greater than $10 million, by resolution of the Board of Directors of the Issuer, and any such determination shall be conclusive absent a manifest error.
      “fiscal year” means a fiscal year of the Issuer and its Restricted Subsidiaries ending on December 31 of any calendar year.
      “GAAP” means United States generally accepted accounting principles as of the Closing Date, set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as have been approved by a significant segment of the accounting profession.
      “Governmental Authority” means (a) the government of the United States of America or any State or other political subdivision thereof, (b) any government or political subdivision of any other jurisdiction in which the Issuer or any of its Subsidiaries conducts all or part of its business, or which properly asserts jurisdiction over any properties of the Issuer or any of its Subsidiaries or (c) any entity properly exercising executive, legislative, judicial, regulatory or administrative function of any such government.
      “Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.
      “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.
      “Hedge Bank” means any lender party under the Credit Agreement or an Affiliate of such a lender party in its capacity as a party to a Secured Hedge Agreement.
      “Holder” means the Person in whose name a Senior Subordinated Note is registered at the Registrar.

      “Incur” means create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise (including by operation of law).
      “Indebtedness” means, with respect to any Person on any date of determination, without duplication:

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations and all Attributable Debt of such Person;

(4) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, in each case to the extent the purchase price is due more than six months from the date the obligation is Incurred (but excluding trade accounts payable and other accrued liabilities arising in the Ordinary Course of Business);

(5) all obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6) Guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

(8) all obligations under Currency Agreements and all Interest Swap Obligations of such Person; and

(9) all obligations represented by Disqualified Capital Stock of such person.
      “Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm, in each case, of national standing; provided, however, that such firm is not an Affiliate of the Issuer; and, provided, further, that for transactions involving consideration of $100,000,000 or more, the term “Independent Qualified Party” shall be limited to an investment banking firm of national standing only, unless, with respect to any such transaction, (x) the Issuer delivers to the Trustee and the Required Holders an Officers’ Certificate to the effect that no investment bank will opine on commercially reasonable terms on such transaction and that it proposes instead to engage an accounting firm of national standing (and stating the identity of such accounting firm) and (y) within fifteen (15) days after the delivery of such Officers’ Certificate the Issuer does not receive a written notice from the Required Holders reasonably objecting to the Issuer’s proposal set forth in the Officers’ Certificate, in which case the term “Independent Qualified Party” for such transaction may also include such accounting firm.
      “Interest Swap Obligations” means the Obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement to which such Person is party or of which it is a beneficiary.
      “Investment” means (a) any direct or indirect purchase or other acquisition by the Issuer or any of its Restricted Subsidiaries of any beneficial interest in, including stock, partnership interest or other Capital Stock of, or ownership interest in, any other Person; and (b) any direct or indirect loan, advance or capital contribution by the Issuer or any of its Restricted Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that did not arise from sales to or services provided to that other Person in the Ordinary Course of Business. For purposes of the covenant described under “Certain Covenants — Restricted Payments”:

(1) “Investment” shall include and be valued at the fair market value of the net assets of any Restricted Subsidiary of the Issuer (to the extent of the Issuer’s percentage ownership therein) at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary of the Issuer and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary of the Issuer (to the extent of the Issuer’s percentage ownership therein) at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Issuer; and

(2) the amount of any Investment shall be the original cost of such Investment plus the costs of all additional Investments by the Issuer or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income (upon the consummation of the 2005 Refinancing, certain covenants and restrictions in the indenture governing the 2003 Notes with respect to the BRCOM Group ceased to apply).
      “Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in New York or Ohio or at a place of payment are authorized by law, regulation or executive order to remain closed. If any payment date in respect of the Senior Subordinated Notes is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.
      “Lien” means any lien, mortgage, pledge, security interest, charge, encumbrance or governmental levy or assessment of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement and any lease in the nature thereof).
      “Net Cash Proceeds”, with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
      “Net Proceeds” means cash proceeds actually received by the Issuer or any of its Restricted Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (1) the costs of such sale, issuance, lease, transfer or other disposition (including all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all taxes required to be paid or accrued as a liability under GAAP as a consequence of such sale, lease or transfer), (2) amounts applied to repayment of Indebtedness (other than revolving credit Indebtedness under the Credit Agreement, without a corresponding reduction in the revolving credit commitment) secured by a Lien on the asset or property disposed of, (3) if such Asset Disposition involves the sale of a discrete business or product line, any accrued liabilities of such business or product line required to be paid or retained by the Issuer or any of its Restricted Subsidiaries as part of such disposition, (4) appropriate amounts to be provided by the Issuer or a Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with an Asset Disposition and retained by the Issuer or such Restricted Subsidiary, as the case may be, after such Asset Disposition, including, without limitation, pension and benefit liabilities, liabilities related to environmental matters or liabilities under any indemnification obligations associated with such Asset Disposition and (5) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, but only to the extent required by constituent documents of such Subsidiary or such joint venture.

      “Note Guarantee” as used in this section means each Guarantee of the obligations with respect to the Senior Subordinated Notes issued by a Person pursuant to the terms of the Indenture.
      “Note Guarantor” means any Person that has issued a Note Guarantee.
      “Obligations” means all obligations for principal, premium (if any), interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
      “Officers’ Certificate” of the Issuer means a certificate signed on behalf of the Issuer by two Persons, one of which shall be any of the following: the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer or the Treasurer (or any such other officer that performs similar duties) of the Issuer, and the other one shall be any of the following: the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, any Vice President, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, the Assistant Treasurer, Controller, the Secretary or an Assistant Secretary (or any such other officer that performs similar duties) of the Issuer. One of the officers signing an Officers’ Certificate described in the penultimate sentence under “Defaults” shall be the principal executive, financial or accounting officer or treasurer of the Issuer.
      “Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.
      “Ordinary Course of Business” means, in respect of any transaction involving the Issuer or any Restricted Subsidiary of the Issuer, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith.
      “Permits” means all licenses, permits, certificates of need, approvals and authorizations from all Governmental Authorities required to lawfully conduct a business.
      “Permitted Acquisition” means the purchase by the Issuer or a Restricted Subsidiary of the Issuer of all or substantially all of the assets of a Person whose primary business is the same, related, ancillary or complementary to the business in which the Issuer and its Restricted Subsidiaries were engaged on the Closing Date, or any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person, if as a result of such Investment (1) such person and each Subsidiary of such Person becomes a Restricted Subsidiary of the Issuer whose primary business is the same, related, ancillary or complementary to the business in which the Issuer and its Restricted Subsidiaries were engaged on the Closing Date or (2) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Restricted Subsidiary of the Issuer and whose primary business is the same, related, ancillary or complementary to the business in which the Issuer and its Subsidiaries were engaged on the Closing Date.
      “Permitted Adjustments” means, for the purpose of calculating the Leverage Test, pro forma adjustments arising out of events (including cost savings resulting from head count reduction, closure of facilities and similar restructuring charges) which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, which would be permitted by Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Commission; provided that such adjustments are set forth in an Officers’ Certificate signed by the Issuer’s chief financial officer and another officer which states (1) the amount of such adjustment or adjustments, (2) that such adjustment or adjustments are based on the reasonable good faith beliefs of the officers executing such Officers’ Certificate at the time of such execution and (3) that any related Incurrence of Indebtedness is permitted pursuant to the Indenture.
      “Permitted Asset Swap” means any transfer of properties or assets by the Issuer or any of its Restricted Subsidiaries in which the consideration received by the transferor consists of like properties or assets to be used in the business of the Issuer or its Restricted Subsidiaries in the same or similar manner as such transferred properties or assets; provided that (1) the fair market value (determined in good faith by the Board of Directors of the Issuer) of properties or assets received by the Issuer or any of its Restricted

Subsidiaries in connection with such Permitted Asset Swap is at least equal to the fair market value (determined in good faith by the Board of Directors of the Issuer) of properties or assets transferred by the Issuer or such Restricted Subsidiary in connection with such Permitted Asset Swap and (2) the aggregate fair market value of assets transferred by the Issuer in connection with all Permitted Asset Swaps after the Closing Date does not exceed 10% of Consolidated Total Assets.
      “Permitted Investments” means:

(1) (A) any Investment in (including, without limitation, loans and advances to) the Issuer or a Restricted Subsidiary of the Issuer whose primary business is the same, related, ancillary or complementary to the business in which the Issuer and its Subsidiaries were engaged in on the date of such Investment and (B) any acquisition by the Issuer or a Restricted Subsidiary of the Issuer of beneficial interest in a Restricted Subsidiary of the Issuer from another Restricted Subsidiary of the Issuer or the Issuer;

(2) any Investment in Cash Equivalents or the Senior Subordinated Notes;

(3) any Investment related to or arising out of a Permitted Acquisition;

(4) any Investment which results from the receipt of non-cash consideration from an asset sale made pursuant to and in compliance with the provisions of the covenant described under “Certain Covenants — Asset Dispositions” or from any sale or other disposition of assets not constituting an Asset Disposition;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the Ordinary Course of Business;

(6) receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the Ordinary Course of Business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

(7) loans and advances to employees made in the Ordinary Course of Business not to exceed $2 million in the aggregate at any time outstanding; provided, however, for purposes of this definition, “advances” will not restrict advances for travel, moving or relocation expense to employees advanced and repaid in the Ordinary Course of Business;

(8) loans and advances not to exceed $2 million at any time outstanding to employees of the Issuer or its Subsidiaries for the purpose of funding the purchase of Capital Stock of the Issuer by such employees;

(9) any Investments received as part of the settlement of litigation or in satisfaction of extensions of credit to any Person otherwise permitted under the Indenture pursuant to the reorganization, bankruptcy or liquidation of such Person or a good faith settlement of debts by said Person;

(10) any Investment existing on the Closing Date, any Investment received as a distribution in respect of such existing investment and any investment received in exchange for such existing Investment; provided that, in the case of an exchange, the fair market value (as determined in good faith by the Board of Directors of the Issuer) of the investment being exchanged is at least equal to the fair market value (as determined in good faith by the Board of Directors of the Issuer) of the Investment for which such Investment is being exchanged;

(11) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Issuer or at the time such Person merges or consolidates with the Issuer or any of its Restricted Subsidiaries, in either case in compliance with the Indenture; provided such Investments were not made by such Person in connection with or in anticipation or contemplation of such Person becoming a Restricted Subsidiary of the Issuer or such merger or consolidation;

(12) Investments in stock, obligations or securities received in settlement of debts created in the Ordinary Course of Business or in satisfaction of judgments;

(13) Investments by the Issuer or any Restricted Subsidiary pursuant to an Interest Rate Swap Obligation or a Currency Agreement permitted by clauses (6) or (8) of the covenant described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(14) Investments consisting of debits and credits between BRFS LLC and the Issuer, its Restricted Subsidiaries and Unrestricted Subsidiaries pursuant to the Centralized Cash Management System (upon the consummation of the 2005 Refinancing, certain covenants and restrictions in the indenture governing the 2003 Notes with respect to the BRCOM Group ceased to apply);

(15) Investments consisting of loans, advances and payables due from suppliers or customers made by the Issuer or its Restricted Subsidiaries in the Ordinary Course of Business;

(16) Investments that may be deemed to arise out from the cashless exercise by employees of the Issuer of rights, options or warrants to purchase Capital Stock of the Issuer;

(17) Investments the consideration paid for which consists solely of Capital Stock (other than Disqualified Capital Stock) of the Issuer;

(18) Investments in an aggregate amount not in excess of 5% of the Consolidated Total Assets for any Investments valued as of the date such Investment is made, including, without limitation, joint ventures; and

(19) Investments the consideration for which was paid by a Person other than the Issuer or any of its Restricted Subsidiaries, without recourse to the Issuer or its Restricted Subsidiaries.
      “Permitted Liens” means:

(1) Liens to secure the performance of statutory obligations, surety or appeal bonds, letters of credit or other obligations of a like nature incurred in the Ordinary Course of Business;

(2) Liens for taxes, assessments and governmental charges, levies or claims that are (x) not yet due and payable or (y) which are due and payable and are being contested in good faith by appropriate proceedings so long as such proceedings stay enforcement of such Liens;

(3) any Lien arising out of a judgment or award not constituting an Event of Default;

(4) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other similar liens imposed by law, which are incurred in the Ordinary Course of Business for sums not more than thirty (30) days delinquent or which are being contested in good faith by appropriate proceedings so long as such contest stays enforcement of such Liens;

(5) survey exceptions, easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material adverse respect with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(6) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or asset which is not leased property subject to such Capitalized Lease Obligation;

(7) Liens securing purchase money Indebtedness permitted pursuant to clause (3) of paragraph (b) of the covenant described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; provided, however, that in the case of purchase money Indebtedness (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Issuer or any Restricted Subsidiary of the Issuer other than the property and assets so acquired, constructed, repaired, added to or improved and (b) the Lien securing such Indebtedness shall be created within 180 days after the date of such acquisition or, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien or, in the case of a Refinancing of any purchase money Indebtedness, within 180 days of such Refinancing;

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(11) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(12) Liens in existence on the Closing Date;

(13) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Subsidiary;

(14) leases, subleases, licenses and sublicenses of the type referred to in clause (J) in the second sentence of the definition of “Asset Disposition” granted to third parties in the Ordinary Course of Business;

(15) banker’s liens and rights of offset of the holders of Indebtedness of the Issuer or any Restricted Subsidiary on monies deposited by the Issuer or any Restricted Subsidiary with such holders of Indebtedness in the Ordinary Course of Business of the Issuer or any such Restricted Subsidiary;

(16) Liens securing obligations under Interest Swap Obligations or Currency Agreements so long as such obligations relate to Indebtedness that is, and is permitted under the Indenture, to be secured by a Lien on the same property securing such obligations;

(17) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (12) and (13); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (ii) the indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness secured by Liens described under clauses (12) and (13) at the time the original Lien became a Permitted Lien under the Indenture and (B) an amount necessary to pay any fees and expenses, including premiums related to such Refinancings;

(18) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations;

(19) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries; and

(20) other Liens that do not, in the aggregate, secure obligations in an aggregate amount in excess of 5% of Consolidated Total Assets valued as of the date of the Incurrence of any such obligation.

      “Permitted Refinancing Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to Refinance, other Indebtedness of any such Person; provided that (1) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount plus accrued interest and premium, if any, of the Indebtedness so exchanged or refinanced (plus fees); (2) such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being exchanged or refinanced; (3) if the Indebtedness being exchanged or refinanced is subordinated in right of payment to the Senior Subordinated Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Senior Subordinated Notes on terms at least as favorable to the holders of the Senior Subordinated Notes as though contained in the documentation governing the Indebtedness being exchanged or refinanced; and (4) such Permitted Refinancing Indebtedness is incurred by the Issuer or the person who is the obligor on the Indebtedness being exchanged or Refinanced. “Permitted Refinancing Indebtedness” shall not include Indebtedness Incurred to Refinance Indebtedness originally Incurred in violation of the Indenture or pursuant to clauses (3), (5), (6), (7), (8), (10) or (11) of paragraph (b) of the covenant described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”.
      “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any entity or substantially all of the assets of any such entity, subdivision or business).
      “Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation, and shall include the 6 3/4% Convertible Preferred Stock of the Issuer.
      “principal” of a Senior Subordinated Note means the principal of the Senior Subordinated Note plus the premium, if any, payable on the Senior Subordinated Note which is due or overdue or is to become due at the relevant time.
      “Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.
      “Registration Rights Agreement” means the Exchange and Registration Rights Agreement to be dated as of issuance of the Senior Subordinated Notes offered hereby among the Issuer, the Note Guarantors and Banc of America Securities LLC as representative of the Initial Purchasers.
      “Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.
      “Required Holders” means Holders holding more than 50% of the then outstanding aggregate principal amount at Maturity of the Senior Subordinated Notes (exclusive of Senior Subordinated Notes then owned directly or indirectly by the Issuer, or any of its Subsidiaries or Affiliates).
      “Responsible Officer” means the chief executive officer, the president, the chief financial officer, the principal accounting officer or the treasurer (or the equivalent of any of the foregoing) of the Issuer or any of its Subsidiaries or any other officer, partner or member (or person performing similar functions) of the Issuer or any of its Subsidiaries responsible for overseeing the administration of, or reviewing compliance with, all or any portion of the Indenture.
      “Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.
      “Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Issuer or a Restricted Subsidiary of any property, whether owned by the Issuer or any Restricted Subsidiary at the Closing Date or later acquired, which has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person or any other Person from whom funds have been or are to be advanced by such Person on the security of such property.
      “Secured Hedge Agreement” means any Hedge Agreement required or permitted under Article V of the Credit Agreement as in effect on the date hereof that is entered into by and between any borrower under the Credit Agreement and any Hedge Bank.
      “Secured Indebtedness” means any Indebtedness secured by a Lien.

      “Senior Indebtedness” means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Issuer or a Note Guarantor, as the case may be, whether outstanding on the Closing Date or thereafter created, Incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Senior Subordinated Notes or the Note Guarantee, as applicable. Without limiting the generality of the foregoing, “Senior Indebtedness” shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on and all other amounts owing in respect of:

(1) all monetary obligations (including Guarantees thereof) of every nature of the Issuer or a Note Guarantor under the Credit Documents, including, without limitation, obligations (including Guarantees) to pay principal, premium (if any), any interest, reimbursement obligations under letters of credit, fees, expenses and indemnities;

(2) all monetary obligations (including Guarantees thereof) of every nature of the Issuer or a Note Guarantor under each of the 7 1/4% Notes and the 16% Notes, including, without limitation, obligations (including Guarantees) to pay principal, premium (if any), any interest, fees, expenses and indemnities;

(3) all obligations under Interest Swap Obligations (including guarantees thereof);

(4) all obligations under Hedge Agreements (including guarantees thereof); and

(5) all obligations under Currency Agreements (including guarantees thereof)
      in each case whether outstanding on the Closing Date or thereafter Incurred. Notwithstanding the foregoing, “Senior Indebtedness” shall not include:

(1) any Indebtedness of the Issuer to a Subsidiary of the Issuer or any Indebtedness of a Note Guarantor to the Issuer or another Subsidiary of the Issuer;

(2) Indebtedness to, or guaranteed on behalf of, any director, officer or employee, in such capacities of the Issuer or any Subsidiary of the Issuer (including, without limitation, amounts owed for compensation);

(3) Indebtedness owing to trade creditors and other amounts Incurred (but not under the Credit Documents) in connection with obtaining goods, materials or services including, without limitation, accounts payable;

(4) obligations in respect of any Capital Stock, including Disqualified Capital Stock;

(5) any liability for federal, state, local or other taxes owed or owing by the Issuer or any Note Guarantor;

(6) that portion of any indebtedness Incurred in violation of the indenture;

(7) Indebtedness that, when Incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the issuer of such Indebtedness; and

(8) any Indebtedness (other than the 16% Notes, but including any Indebtedness that Refinances the 16% Notes) that is, by its express terms, subordinated in right of payment to any other Indebtedness of the Issuer or a Note Guarantor.
      “Senior Notes” means those certain 7 1/4% Senior Notes due 2023 of the Issuer issued pursuant to an indenture dated as of July 1, 1993 in the aggregate principal amount of $50,000,000, and any such notes issued in exchange or replacement therefor.
      “Senior Subordinated Indebtedness” of the Issuer means the Senior Subordinated Notes and any other Indebtedness of the Issuer, other than the 16% Notes, that specifically provides that such Indebtedness is to rank equally with the Senior Subordinated Notes in right of payment. “Senior Subordinated Indebtedness” of a Note Guarantor has a correlative meaning.
      “Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.
      “7 1/4% Notes” means the 7 1/4% a Senior Notes due 2013 of the Issuer.
      “16% Notes” means the 16% Senior Subordinated Discount Notes due 2009 of the Issuer.
      “16% Notes Indenture” means the indenture relating to the 16% Notes dated as of March 26, 2003, among the Issuer, the Guarantors party thereto, and The Bank of New York as Trustee.
      “Spectrum Assets” means the E-Block spectrum licenses granted by the Federal Communications Commission or any spectrum license owned by CBW Co. for which the E-Block may be exchanged.
      “Stated Maturity” when used with respect to any Senior Subordinated Note or any installment of interest thereon, means the date specified in the Indenture or such Senior Subordinated Note as the scheduled fixed date on which the principal of such Senior Subordinated Note or such installment of interest is due and payable and shall not include any contingent obligation to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for payment thereof.
      “Subordinated Indebtedness” of the Issuer means any Indebtedness of the Issuer which is expressly subordinated to and junior to the payment and performance of the Senior Subordinated Notes. “Subordinated Indebtedness” of a Note Guarantor has a correlative meaning.
      “Subsidiary” means with respect to any Person (1) any corporation, association or other business entity of which more that 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (2) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). Any Person becoming a Subsidiary of the Issuer after the Closing Date shall be deemed to have Incurred all of its outstanding Indebtedness on the date it becomes a Subsidiary.
      “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as amended from time to time.
      “Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.
      “Trust Officer” means, when used with respect to the Trustee, the president, any vice president (whether or not designated by a number or a word or words added before or after the title “vice president”), the secretary, any assistant secretary, the treasurer, any assistant treasurer, or any other officer of the Trustee in its Corporate Trust Administration Department customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.
      “Unrestricted Subsidiary” means:

(1) any member of the BRCOM Group; provided that after the consummation of the sale of all or substantially all of the assets of BRCOM’s Subsidiaries or the consummation of a confirmed plan of reorganization under Chapter 11 of the United States Bankruptcy Code with respect to BRCOM, the Issuer may designate BTI Inc. (f/k/a Broadwing Telecommunications Inc.) as a Restricted Subsidiary by written notice to the Trustee and the Holders;

(2) any Subsidiary of the Issuer that at the time of determination shall be or continues to be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(3) any Subsidiary of an Unrestricted Subsidiary.
      Upon the consummation of the 2005 Refinancing, (i) the Company designated the members of the BRCOM Group as Restricted Subsidiaries and (ii) certain covenants and restrictions in the indenture governing the 2003 Notes with respect to the BRCOM Group ceased to apply.
      The Board of Directors may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided:

(A) the Issuer certifies to the Holders that such designation complies with the covenant described under “Certain Covenants — Restricted Payments”; and

(B) each Subsidiary to be designated and each of its Subsidiaries (other than any member of the BRCOM Group, except as provided in clause (1) of this definition) has not at the time of designation, and does not thereafter, Incur any Indebtedness pursuant to which the Lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries (upon the consummation of the 2005 Refinancing, certain covenants and restrictions in the indenture governing the 2003 Notes with respect to the BRCOM Group ceased to apply).
      The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) the Issuer could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(y) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.
      Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Holders a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.
      “U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.
      “Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
      “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY; DELIVERY AND FORM
      The New Senior Notes and the New Senior Subordinated Notes will each be represented by a note in registered, global form without interest coupons (collectively, the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.
      Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.
Certain Book-Entry Procedures for the Global Notes
      The description of the operations and procedures of DTC set forth below is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. Neither the Company nor the initial purchasers takes any responsibility for these operations or procedures, and investors are urged to contact DTC or its participants directly to discuss these matters.
      DTC has advised the Company that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.
      DTC was created to hold securities for its participants (collectively, the “Participants”) and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s Participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.
      The Company expects that pursuant to procedures established by DTC (1) upon deposit of each Global Note, DTC will credit the accounts of the applicable Participants with an interest in the applicable Global Note and (2) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).
      The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a Global Note to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in notes represented by a Global Note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
      So long as DTC or its nominee is the registered owner of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the applicable Global Note for all purposes under the indentures governing the notes. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the indenture governing the notes represented by such Global Note for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of notes under the indenture governing the applicable series of notes or such Global Note. The Company understands that under existing industry practice, in the event that the Company requests any action from holders of notes, or a holder that is an owner of a beneficial interest in a Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such notes.
      Payments with respect to the principal of, and premium, if any, additional interest, if any, and interest on, any notes represented by a Global Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Note representing such notes under the indenture governing the applicable series of notes. Under the terms of the indentures governing the notes, the Company and the Trustee may treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in any of the Global Notes (including principal, premium, if any, additional interest, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in any of the Global Notes will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.
      Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in the applicable Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture governing the applicable series of notes.
      DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the applicable Global Note are credited and only in respect of such portion of the aggregate principal amount of the applicable series of notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under either indenture, DTC will exchange the Global Note representing the series of notes to which such Event of Default relates for certificated notes, which it will distribute to its Participants.
      Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.
Certificated Notes
      If:

•	the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation;

•	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of notes in definitive form under the indentures governing the notes; or

•	upon the occurrence of certain other events as provided in the indentures governing the notes, then, upon surrender by DTC of the Global Notes, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the Global Notes. Upon any such issuance, the Trustee is required to register such certificated notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.
      Neither the Company nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
General
      This section summarizes the material U.S. Federal income tax consequences to holders associated with an exchange of Original Notes for New Notes. However, the discussion is limited in the following ways.

•	This discussion only covers you if you purchased Original Notes in the initial offering and you exchange such Original Notes for New Notes pursuant to the exchange offer.

•	This discussion only covers you if you have always held your Original Notes, and will only hold New Notes received pursuant to the exchange offer, as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of Original Notes or New Notes. We suggest that you consult your tax advisor about the consequences of holding Original Notes or New Notes in your particular situation.

•	The discussion is based on current U.S. Federal tax law. Changes in the law may change the tax treatment of the Original Notes or New Notes.

•	The discussion does not cover state, local or foreign law.

•	The discussion does not apply to you if you are a “Non-U.S. Holder,” as defined below, of notes and you (a) own 10% or more of our voting stock, (b) are a “controlled foreign corporation” with respect to us, or (c) are a bank making a loan in the ordinary course of its business.

•	We have not requested a ruling from the Internal Revenue Service (“IRS”) on the tax consequences of the exchange offer or owning the New Notes. As a result, the IRS could disagree with any portion of this discussion.
      IF YOU ARE CONSIDERING EXCHANGING ORIGINAL NOTES FOR NEW NOTES PURSUANT TO THE EXCHANGE OFFER, WE SUGGEST THAT YOU CONSULT YOUR TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF SUCH AN EXCHANGE AND HOLDING THE NEW NOTES IN YOUR PARTICULAR SITUATION.
      For purposes of this summary, a “U.S. Holder” is:

•	an individual U.S. citizen or resident alien;

•	a corporation or other entity taxable as a corporation for U.S. Federal income tax purposes that was created under U.S. law (Federal or state); or

•	an estate or trust whose worldwide income is subject to U.S. Federal income tax.
      If a partnership holds Original Notes or New Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding Original Notes or New Notes, we suggest that you consult your tax advisor.
      For purposes of this summary, a “Non-U.S. Holder” is:

•	an individual that is a nonresident alien;

•	a corporation or other entity taxable as a corporation for U.S. Federal income tax purposes that was created under non-U.S. law (Federal or state); or

•	an estate or trust that is not taxable in the U.S. on its worldwide income.
Exchange Offer
      The consummation of the exchange offer will not be a taxable event for U.S. Federal income tax purposes. Accordingly, holders will not recognize any income, gain or loss in connection with an exchange of Original Notes for New Notes pursuant to the exchange offer, and any such holder will have the same adjusted tax basis and holding period in the New Notes as it had in the Original Notes, as measured immediately before the exchange.

PLAN OF DISTRIBUTION
      Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and for a period of not less than 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until August 30, 2005 all dealers effecting transactions in the New Notes may be required to deliver a prospectus.
      We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
      For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for holders of the Original Notes) other than commissions or concessions of any brokers or dealers and to indemnify the holders of the Original Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
      Certain legal matters with respect to the New Notes will be passed upon by Cravath, Swaine & Moore LLP, New York, New York, The Law Offices of Thomas W. Bosse, PLLC, Cincinnati, Ohio and The Magee Law Firm, PLLC, McLean, Virginia.
EXPERTS
      The consolidated financial statements and schedule incorporated by reference in this prospectus have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

CINCINNATI BELL INC.
OFFER TO EXCHANGE

7% Senior Notes Due 2015	8 3/8% Senior Subordinated Notes Due 2014
For a Like Principal Amount of New	For a Like Principal Amount of New
7% Senior Notes Due 2015	8 3/8% Senior Subordinated Notes Due 2014

PROSPECTUS

July 22, 2005
Dealer Prospectus Delivery Obligation
      Until August 30, 2005, all broker-dealers that effect transactions in the New Notes, whether or not participating in the Exchange Offer, may be required to deliver a prospectus. This is in addition to the obligation of broker-dealers to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.